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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                           DUNN COMPUTER CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

        COMMONWEALTH OF VIRGINIA                            5060                                   99-9999999
    (State or Other Jurisdiction of             (Primary Standard Industrial        (I.R.S. Employer Identification Number)
             Incorporation                      Classification Code Number)
            or Organization)

                           --------------------------

         1306 SQUIRE COURT, STERLING VIRGINIA 20166 TEL. (703) 450-0400 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                                  Registrant's
                          Principal Executive Offices)
                         ------------------------------

                                JOHN D. VAZZANA
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           DUNN COMPUTER CORPORATION
                               1306 SQUIRE COURT
                            STERLING, VIRGINIA 20166
                                 (703) 450-0400
                (Name, Address Including Zip Code, and Telephone
               Number, Including Area Code, of Agent For Service)
                         ------------------------------

                                   COPIES TO:

               KENNETH J. AYRES                               JOHN L. SULLIVAN, III
            CATHERINE M. STAVRAKIS                             ANNE W. MARCULEWICZ
          JONES, DAY, REAVIS & POGUE                    VENABLE, BAETJER AND HOWARD, LLP
              1450 G STREET, N.W.                        2010 CORPORATE RIDGE, SUITE 400
             WASHINGTON, DC 20005                               MCLEAN, VA 22102
                (202) 879-3939                                   (703) 760-1655

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                   AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED               REGISTERED (1)       PER UNIT (2)         PRICE (2)        REGISTRATION FEE
Common Stock, par value $0.001 per share               2,875,000             $8.625           $24,796,875            $7,316

(1) Includes 375,000 shares subject to an option granted to the Underwriters to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee and based upon the average of the high and low price of Dunn Computer Corporation, a Delaware corporation, as reported on the Nasdaq National Market on March 6, 1998.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 10, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                2,500,000 SHARES

                        DUNN COMPUTER CORPORATION [LOGO]

                                  COMMON STOCK

    All of the 2,500,000 shares of Common Stock, par value $.001 per share ("Common Stock") of Dunn Computer Corporation, a Virginia corporation (the "Company") offered hereby (the "Offering") are being sold by the Company.

    The Company will use a portion of the net proceeds of the Offering to close the acquisition of International Data Products, Corp. and substantially all of the net assets of its affiliate, Puerto Rico Industrial Manufacturing Operations, Corp. (collectively, the "IDP Acquisition"). Concurrently with the close of this Offering and the IDP Acquisition, the Company will become a holding company owning 100% of Dunn Computer Corporation, a Delaware corporation ("Dunn"), through a subsidiary merger in which 5,150,000 shares of Common Stock will be issued under a separate registration statement in a share-for-share exchange for all of the outstanding shares of common stock of Dunn (the "Merger"). The Offering, Merger and IDP Acquisition are each contingent upon consummation of the others. See "The Reorganization and the IDP Acquisition."

    The Common Stock will trade on the Nasdaq National Market under the symbol "DNCC," under which Dunn's common stock is traded prior to the Offering. On March 6, 1998 the last reported bid price of Dunn's common stock was $8 3/4.

    SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                   UNDERWRITING
                                                                                   DISCOUNTS AND           PROCEEDS TO
                                                           PRICE TO PUBLIC        COMMISSIONS (1)          COMPANY (2)
Per Share.............................................        $[      ]              $[      ]              $[      ]
Total (3).............................................      $[         ]           $[         ]           $[         ]

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated
    at $[      ].

(3) The Company and certain stockholders who are members of management of the Company (the "Selling Stockholders") have granted to the Underwriters an option, exercisable within 30 days of the date of this Prospectus (the "Over-Allotment Option"), to purchase, in the aggregate, up to 375,000 additional shares of Common Stock, of which 185,000 shares will be sold by the Selling Stockholders on the same terms set forth above, solely to cover over-allotments, if any. The Company will not receive any of the proceeds from the sale of any of the 185,000 shares of Common Stock sold by the Selling Stockholders. If the Underwriter exercises this option in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds
    to the Company and Proceeds to the Selling Stockholders will be $[      ],
    $[      ], $[      ] and $[      ], respectively. See "Underwriting."

                            ------------------------

    The Shares of Common Stock offered by this Prospectus are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the offices of Ferris, Baker Watts, Incorporated, 1720 Eye Street, N.W., Washington, D.C. or through the facilities of the Depository Trust Company, on or about
[           ], 1998.

                            ------------------------

                              FERRIS, BAKER WATTS
     Incorporated

               The date of this Prospectus is [           ], 1998

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN A COMPLETE STATEMENT OF ALL MATERIAL INFORMATION RELATING TO THIS OFFERING AND IS QUALIFIED BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION INCLUDED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION. ALL OF THIS PROSPECTUS SHOULD BE READ CAREFULLY.

                                  THE COMPANY

    Dunn Computer Corporation, a Delaware corporation ("Dunn"), manufactures build-to-order computer systems and provides related services to departments, agencies and offices of the federal government (the "Government") and selected businesses. Dunn provides its customers with single-source solutions by manufacturing its own brand of desktop and portable computers and high performance network client servers and by offering services, which include network consulting, project implementation and technical support. Dunn currently derives most of its revenue from computer hardware sales to the Government, but also sells computer hardware and services to medium and large businesses.

    In April 1997 Dunn completed an initial public offering of its common stock, which since has traded on the Nasdaq National Market under the symbol "DNCC." Since its initial public offering, Dunn has continued to pursue its growth strategy.

    In September 1997, Dunn acquired STMS, Inc. ("STMS"), a Virginia-based network services company (the "STMS Acquisition"). This acquisition expanded Dunn's capabilities to provide a wide variety of computer services, including network consulting, project implementation and technical support. Additionally, the STMS Acquisition provided Dunn with new opportunities to sell computer hardware into the commercial marketplace as part of a total network solution. Dunn believes that the rapid technological change and increased complexity of the computer industry will result in an increasing number of entities outsourcing total network solutions to third party providers.

    On March 9, 1998, Dunn entered into an agreement to acquire International Data Products, Corp. ("IDP Co.") and its affiliate, Puerto Rico Industrial Manufacturing Operations, Corp. ("PRIMO"; IDP Co. and PRIMO are referred to collectively as "IDP"). IDP, which had total combined revenue of approximately $71.9 million for its fiscal year ended September 30, 1997, is primarily a manufacturer of notebooks, desktops and high performance network servers. IDP manufactures its products in its ISO 9000 certified facility in Gaithersburg, Maryland and in its facility in Guayama, Puerto Rico. IDP is expected to retain its product brand names and continue to service its existing contracts. See "Business."

    Dunn's management believes that the acquisition of IDP (the "IDP Acquisition") will result in several benefits, including: (i) doubling its Government customer base; (ii) expanding Dunn's portable computer product line; and (iii) providing cost savings and economies of scale. See "Business--The IDP Acquisition."

    Dunn has organized a new corporate entity, Dunn Computer Corporation, a Virginia corporation (the "Company"), to be the vehicle for the IDP Acquisition. At the time the IDP Acquisition closes, the Company will become a holding company owning 100% of both Dunn and IDP. After giving effect to the IDP Acquisition and the STMS Acquisition, the Company's pro forma combined revenue for fiscal 1997 was $109.1 million and for the first quarter of fiscal 1998 was $35.6 million.

    With the combination of Dunn and IDP, the Company will sell its products and services to more than 950 customers, including customers from agencies within the Department of Defense, Department of Justice, Administrative Office of the U.S. Courts, Social Security Administration, Lockheed Martin Corporation, Blue Cross and Blue Shield Association and Inova Health Care Systems, Inc. The Company's target markets are large and growing. The Office of Management and Budget ("OMB") proposed in January 1998 a Government information technology ("IT") budget of $29.5 billion, which is expected to grow between 3% and 6% over the next five years. Additionally, industry sources indicate that the total U.S. computer hardware and systems IT market was $66.6 billion in 1996 and estimates growth of approximately 10% over the next three years.

    The Company intends to continue Dunn's strategy of increasing revenues and profits by providing the Government market and selected businesses with single-source computer network solutions. The Company plans to achieve this objective by: (i) leveraging its Government customer base to increase sales of products and network services; (ii) targeting the commercial market to expand the sales of its own brand name computer hardware as part of a total network solution; (iii) focusing on product quality; and (iv) pursuing targeted acquisitions that complement its core skills and increase the overall value of the Company.

                            ------------------------

    The principal executive offices of the Company and Dunn are located at 1306 Squire Court, Sterling, Virginia 20166 and its telephone number is (703) 450-0400.

                   THE REORGANIZATION AND THE IDP ACQUISITION

    At the time the IDP Acquisition closes, a newly-formed subsidiary of the Company will merge into Dunn (the "Merger"). In the Merger, each outstanding share, option and warrant of Dunn will be exchanged on a one-for-one basis for a share, option or warrant, respectively, of the Company, and Dunn will become a wholly-owned subsidiary of the Company.

    On March 9, 1998, the Company and Dunn entered into an agreement (the "Acquisition Agreement") which provides for, among other things, the acquisition of all of the stock of IDP Co. by the Company and the acquisition of substantially all of the net assets of PRIMO by a newly-formed subsidiary of the Company. The shareholders of both IDP Co. and PRIMO (the "IDP Sellers") are parties to the Acquisition Agreement.

    The aggregate purchase price payable by the Company in connection with the IDP Acquisition consists of $14.9 million in cash (the "Cash Portion"), and 750,000 shares of Common Stock, (the "Share Portion") both subject to adjustment under certain conditions. In connection with the IDP Acquisition, two of the IDP Sellers, George D. Fuster and D. Oscar Fuster, who respectively are the President and the Executive Vice President of IDP, will enter into employment agreements with the Company pursuant to which they will each receive options to purchase 300,000 shares of Common Stock, subject to adjustment up to 400,000 shares under certain conditions. See "Management--Employment Agreements." In addition, the principal stockholders of Dunn have agreed to nominate each of the Fusters to serve as directors of the Company. Upon completion of the IDP Acquisition and the Offering, the IDP Sellers, in the aggregate, will own approximately 8.9% (or 8.7% if the Over-Allotment Option is exercised in full) of the outstanding Common Stock.

    The Merger and the IDP Acquisition will close concurrently with the closing of this Offering (collectively, the "Closing"). Each of the Offering, the Merger and the IDP Acquisition is contingent upon the consummation of the others, in addition to the satisfaction or waiver of certain other conditions. See "Business--The IDP Acquisition."

                                  THE OFFERING

Common Stock Offered.....................  2,500,000 shares

Common Stock Outstanding After the
Offering.................................  8,400,000 shares(1)

Use of Proceeds..........................  To fund the cash portion of the consideration for the IDP Acquisition,
                                           and for general corporate purposes, which
                                           may include repayment of IDP's line of
                                           credit. See "Use of Proceeds."

Nasdaq National Market Symbol............  DNCC

------------------------

(1) Does not include (a) an aggregate of 2,200,000 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan of which options for 1,832,000 shares have been granted; (b) 25,000 shares of Common Stock reserved for issuance pursuant to options granted in connection with the STMS Acquisition; (c) an aggregate of up to 800,000 shares of Common Stock reserved for issuance pursuant to options that may be granted pursuant to employment agreements with George D. Fuster and D. Oscar Fuster, the President and the Executive Vice President of IDP, respectively, or (d) 200,000 shares of Common Stock reserved for issuance upon the exercise of certain warrants. See "Risk Factors," "Management--Employment Agreements," and "Management--Stock Option Plan."

                              CERTAIN DEFINITIONS

    REFERENCES HEREIN TO THE "GOVERNMENT" ARE TO THE FEDERAL GOVERNMENT OF THE UNITED STATES AND ITS DEPARTMENTS, AGENCIES AND OFFICES.

    REFERENCES TO THE "COMPANY" ARE TO DUNN COMPUTER CORPORATION, A VIRGINIA CORPORATION INCORPORATED ON FEBRUARY 26, 1998, AS IT EXISTS PRIOR TO THE CLOSING OR, TOGETHER WITH ITS WHOLLY-OWNED SUBSIDIARIES, AS THEY WILL EXIST AFTER THE MERGER AND THE CLOSING, AS THE CONTEXT MAY REQUIRE.

    UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "DUNN" ARE TO DUNN COMPUTER CORPORATION, A DELAWARE CORPORATION INCORPORATED ON JANUARY 3, 1997, AND ITS WHOLLY-OWNED SUBSIDIARIES, AS THEY EXIST AND HAVE EXISTED PRIOR TO THE CLOSING.

    UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "IDP" ARE TO INTERNATIONAL DATA PRODUCTS CORP. AND ITS AFFILIATE, PUERTO RICO INDUSTRIAL MANUFACTURING OPERATIONS CORP., AS THEY EXIST AND HAVE EXISTED PRIOR TO THE CLOSING.

                    DUNN SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The summary of consolidated financial information set forth below is qualified by and should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. See "Summary Unaudited Pro Forma Combined Financial Data."

                                                                                                          THREE MONTHS ENDED
                                                               YEAR ENDED OCTOBER 31,                         JANUARY 31,
                                                   ----------------------------------------------  ---------------------------------
                                                                                       PRO FORMA                          PRO FORMA
                                                    1995 (1)    1996 (1)   1997 (1)   1997 (2)(3)    1997       1998      1998 (2)
                                                   -----------  ---------  ---------  -----------  ---------  ---------  -----------
CONSOLIDATED STATEMENT OF INCOME DATA
Net revenues.....................................   $   7,491   $  18,099  $  21,766   $ 109,106   $   5,505  $  10,429   $  35,630
Gross profit.....................................       1,445       3,996      4,217      19,029       1,306      2,439       6,540
Income from operations...........................         479       2,024      2,019         656         872      1,149       1,303
Net income (loss)................................         243       1,239      1,322        (166)        546        689         571
Earnings per share (4)...........................   $    0.06   $    0.31  $    0.29   $   (0.02)  $    0.14  $    0.13   $    0.07
Earnings per share--assuming dilution (4)........   $    0.06   $    0.31  $    0.28   $   (0.02)  $    0.13  $    0.12   $    0.06
Weighted average shares outstanding (4)..........       4,000       4,000      4,552       7,802       4,000      5,150       8,400
Weighted average shares outstanding-- assuming
  dilution (4)...................................       4,000       4,000      4,679       7,929       4,050      5,715       8,965

                                                                                                           AT JANUARY 31, 1998
                                                                                                         ------------------------
                                                                                                                    PRO FORMA (5)
                                                                                                          ACTUAL     AS ADJUSTED
                                                                                                         ---------  -------------
CONSOLIDATED BALANCE SHEET DATA
Working capital........................................................................................  $   5,116    $
Total assets...........................................................................................     15,519
Long-term debt.........................................................................................         70
Total liabilities......................................................................................      6,592
Stockholders' equity...................................................................................      8,927

------------------------

(1) The consolidated statement of income and balance sheet data is derived from the audited consolidated financial statements of Dunn included elsewhere in this Prospectus.

(2) Pro forma adjustments to give effect to the Merger, the IDP Acquisition and the STMS Acquisition as if they all occurred on November 1, 1996.

(3) Excluding the pro forma adjustments relating to the STMS Acquisition, combined net revenues, income from operations and net income, which includes results of operations for Dunn's fiscal year ended October 31, 1997 and combined results of operations for IDP's fiscal year ended September 30, 1997, would have been $93.7 million, $2.3 million and $1.5 million, respectively.

(4) The earnings per share amounts prior to fiscal 1998 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE. For further discussion of earnings per share and the impact of Statement No. 128, see Note 2 of the notes to Dunn's consolidated financial statements included herein.

(5) Pro forma adjustments give effect to the Merger and the IDP Acquisition as if they both had occurred on January 31, 1998 and reflect the sale of 2,500,000 shares of Common Stock offered by the Company hereby (at an assumed price to the public of $[ ] per share) and the application of the net proceeds therefrom.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained in "Management Discussion and Analysis of Financial Condition and Results of Operations," and "Business" and certain other statements contained herein regarding matters that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors."

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH INVESTMENTS IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

    COMPETITION. The markets for the Company's products and services are highly competitive. Many of the Company's competitors offer broader product lines, have substantially greater financial, technical, marketing and other resources than the Company and may benefit from component volume purchasing and product and process technology license arrangements that are more favorable in terms of pricing and availability than the Company's arrangements. Competitive pressures have intensified as large build-to-order multinational computer manufacturers have entered the Government market. The Company also competes with a large number of computer systems integrators and resellers. The Company believes that it is likely that these competitive conditions will continue in the future. There can be no assurance that the Company will continue to compete successfully against existing or new competitors that may enter markets in which the Company operates. See "Business--Competition."

    RAPID CHANGES IN PRODUCT STANDARDS AND RISK OF INVENTORY OBSOLESCENCE. The computer products market is characterized by rapid technological change and the frequent introduction of new products and product enhancements. As a result, computer components decline in value rapidly. Dunn has sought to minimize its inventory exposure through a variety of inventory control procedures and policies. Historically, Dunn has purchased inventory to fulfill existing orders. With the IDP Acquisition, the Company will be required to carry increased inventory levels in order to satisfy a larger number of customers, to obtain greater purchasing discounts, and to fill commercial orders. The Company attempts to react to new product introductions and to mitigate its exposure to losses from inventory obsolescence. There can be no assurance that such efforts will be successful or that unexpected new product introductions will not have a material adverse effect on the Company.

    NEED FOR TECHNICAL PERSONNEL. The Company believes that its future success will depend in large part upon its continued ability to attract and retain highly qualified management, technical and sales personnel. The computer industry is currently undergoing a shortage of trained and experienced technicians. The Company endeavors to be attractive to current and prospective employees and has an in-house training program to produce its own supply of highly qualified technicians and service providers. However, there can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for its business.

    FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. Both Dunn and IDP's results of operations vary from quarter to quarter as a result of uneven purchasing patterns and budgetary cycles. For example, in its fiscal year ended October 31, 1997 ("fiscal 1997"), Dunn's quarterly revenues were $5.5 million, $4.0 million, $2.5 million and $9.8 million in the first, second, third and fourth quarters, respectively. For IDP, the quarterly revenues for its fiscal year ended September 30, 1997 ("IDP's fiscal 1997") were $36.0 million, $16.5 million, $7.7 million and $11.7 million in the first, second, third and fourth quarters, respectively. In the first quarter of their respective fiscal years 1998, Dunn's and IDP's revenues were $10.4 million and

$25.2 million, respectively. These quarterly variations are likely to continue in the future and may cause the market price of the Common Stock to fluctuate.

    DEPENDENCE ON THE GOVERNMENT MARKET. The Company's business is highly dependent on the Government market. Approximately 68% and 70% of Dunn's revenues in its fiscal year ended October 31, 1996 ("fiscal 1996") and fiscal 1997, respectively, and approximately 97% and 99% of IDP's revenues in its fiscal year ended September 30, 1996 ("IDP's fiscal 1996") and IDP's fiscal 1997, respectively, were derived from contracts or subcontracts with the Government. The Company believes that the success and development of its business will continue to be largely dependent upon its ability to participate in Government contract programs. Accordingly, the Company's financial performance may be directly affected by changes in Government contracting policies. Among the factors that could materially adversely affect the Company's Government contracting business are budgetary constraints and the adoption of new laws or regulations. Most Government contracts are also subject to modification or termination in the event of changes in funding, and the Company's contractual costs and revenues are subject to adjustments as a result of audits by Government auditors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company derives significant revenues from sales made pursuant to certain major procurement programs awarded by the Government in the ordinary course of business. These include its General Services Administration ("GSA") Schedules, contracts with agencies within the Department of Defense, and contracts with the Administrative Office of the U.S. Courts, among others. The GSA Schedules are an indefinite delivery, indefinite quantity ("IDIQ") contracts, which the GSA negotiates with selected vendors and can be used by any Government agency. Both Dunn and IDP currently have GSA Schedules that are three-year contracts which expire in 1999. Both GSA Schedules may be renewed for an additional three years with the mutual consent of Dunn or IDP, as the case may be, and the GSA. The inability of either Dunn or IDP to renew or replace its GSA Schedule or other contracts could have a material adverse effect on the Company.

    GOVERNMENT CONTRACTING RISKS. Government contracts, by their terms, generally can be terminated at any time, without cause, for the convenience of the Government. If a Government contract is so terminated, the contractor generally is entitled to receive compensation for the services provided or certain costs incurred at the time of termination and a reasonable profit on the contract work performed prior to the date of termination. In addition, all Government contracts require compliance with various contract provisions and procurement regulations and in certain cases, accounting requirements. If not cured, certain violations of these regulations could result in the termination of the contract, imposition of fines, and suspension or debarment from competing for or receiving awards of additional Government contracts. Exclusion of the Company from federal procurements, the termination of any of the Company's significant Government contracts or the imposition of such penalties could have a material adverse effect on the Company. See "Business-- Contracts."

    RISKS RELATED TO THE IDP ACQUISITION AND FUTURE ACQUISITIONS. Following the consummation of the IDP Acquisition, the Company plans to integrate certain administrative operations of Dunn and IDP. There can be no assurance that the Company will: (i) achieve its operating and growth strategies with respect to these businesses; (ii) obtain increased revenue opportunities as a result of the anticipated synergies created by expanded product offerings; and (iii) acquire additional distribution channels or reduce the overall selling, general and administrative expenses associated with the acquired operation. Additionally, the integration of any other business the Company may acquire in the future could involve unforeseen difficulties, which could have a material adverse effect on the Company's business, financial condition and results of operations and ultimately the market price of the Common Stock. See "Business--The IDP Acquisition."

    Until December 1997, IDP participated in the "8(a) Program" administered by the Small Business Administration ("SBA"). The 8(a) Program affords eligible firms with advantages in competing for Government contracts based on certain disadvantaged status. Under SBA regulations, all contracts awarded to a firm under the 8(a) Program must be terminated for the convenience of the Government if the program-eligible owner(s) relinquish ownership of the firm, unless the procuring agency requests a waiver from the SBA. IDP has been awarded a "Desktop V" contract with the U.S. Air Force pursuant to the 8(a) Program, which has an estimated delivery quantity valued at $100 million. The Air Force has been advised of the pending change in ownership of IDP, and has requested a waiver from the SBA. The Company expects that the SBA will not oppose the waiver. In the event that the SBA denies the waiver and the Company, after the IDP Acquisition, will not be able to make sales pursuant to the Desktop V contract, there would be a material adverse effect on the Company's anticipated revenue from this contract. In addition to the Desktop V contract, IDP has other contracts under the 8(a) Program for which a waiver from the SBA will be required in connection with the Company's acquisition of IDP. See "Business--Contracts."

    DEPENDENCE ON MANAGEMENT PERSONNEL. The Company's future success will depend to a significant extent on the continued efforts of key management personnel, including Thomas P. Dunne and John D. Vazzana, Chief Executive Officer and Executive Vice President of both Dunn and the Company, respectively. Dunn has entered into employment contracts with Mr. Dunne and Mr. Vazzana. The Company's future success also will depend to a significant extent on the continued efforts of George D. Fuster and D. Oscar Fuster, from whom the Company is purchasing IDP and who have heretofore served as President and Executive Vice President of IDP, respectively. At the Closing, the Company will enter into employment agreements with George D. Fuster and D. Oscar Fuster who will thereafter continue in their present positions. The loss of one or more of these key employees could have a material adverse effect on the Company's business.

    CONTROL BY MANAGEMENT STOCKHOLDERS. Upon the completion of this Offering and the IDP Acquisition, the Company's management will collectively beneficially own 54% (51% if the Over-Allotment Option is exercised in full) of the Company's outstanding Common Stock. Because of their beneficial stock ownership, these stockholders will be in a position to elect the members of the Board of Directors and decide most, if not all, matters requiring stockholder approval. See "Principal Stockholders."

    IDP'S STATUS UNDER THE 8(A) PROGRAM. IDP was approved to participate in the SBA's 8(a) Program on June 3, 1994. IDP voluntarily withdrew from the 8(a) Program on December 4, 1997, by entering into a Voluntary Withdrawal Agreement with SBA that, among other things, requires IDP to complete all previously awarded 8(a) Program contracts and subcontracts, including modifications.

    On January 21, 1998, SBA's Office of Inspector General ("OIG") issued a final audit report closing out an audit concerning IDP's 8(a) Program eligibility, and concluding that one of IDP's owners exceeded SBA's individual net worth thresholds both at the time IDP was admitted to the 8(a) Program and during 1996. The final audit report states, however, that IDP's voluntary withdrawal from the 8(a) Program meets the intent of OIG's recommendation that SBA initiate action to terminate IDP from the 8(a) Program. IDP is not aware of any further SBA action or decision regarding the final audit report or its recommendation.

    While it is possible that the Government could initiate action against IDP beyond the OIG's recommendation, including seeking to suspend or debar IDP from contracting or to void or terminate IDP's 8(a) contracts, IDP believes the following factors would weigh against initiation of such actions: (i) IDP has already withdrawn from the 8(a) Program; (ii) IDP's Voluntary Withdrawal Agreement with the SBA requires IDP to complete all of its 8(a) contracts; and
(iii) the OIG final audit report concludes that IDP's voluntary withdrawal from the 8(a) Program satisfies the report's recommendation. Any action that results in the voiding or termination of IDP's 8(a) contracts or excluding IDP from federal procurements could have a material adverse effect on the Company. The Company would expect to contest any such action vigorously.

    BID PROTESTS AND SETTLEMENTS. From time to time, competitors of the Company may commence protest proceedings with respect to Government contracts awarded to the Company. In the past, certain of Dunn and IDP, depending on the most advantageous course of action, have either defended or settled such protests. Terms of settlement have included cash settlement, payment of percentage of revenues received from the contract, or an agreement to share the contract. In the past, certain of such proceedings or settlement agreements have had a material adverse impact on IDP's results of operation. There can be no assurance that such protests and or settlement agreements will not have a material adverse effect on the Company in the future. See "Business--Contracts."

    SHARES ELIGIBLE FOR FUTURE SALE. At Closing, 8,400,000 shares of Common Stock will be outstanding and the Company will also have outstanding options and warrants to purchase up to a total of 2,657,000 shares of Common Stock. The shares sold in this Offering and the 5,150,000 shares exchanged for Dunn's common stock pursuant to the Merger (other than the approximately 4,000,000 shares issued to affiliates of the Company) will be freely tradable by the public. The remaining 750,000 outstanding shares of Common Stock (collectively, the "Restricted Shares") have not been registered under the Securities Act and may be resold publicly only pursuant to an effective registration under that act or pursuant to an available exemption from the registration requirements of that act (such as Rule 144 thereunder).

    In general under Rule 144, if a minimum of one year has elapsed since the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer, a person (or persons whose shares of Common Stock are aggregated), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of: (i) 1% of the then outstanding shares of Common Stock (i.e., 84,000 shares as of the Closing); and
(ii) the average weekly trading volume during a preceding period of four calendar weeks. Sales under Rule 144 are also subject to certain provisions as to the manner of sale, notice requirements and the availability of current public information about the Company. In addition, under Rule 144(k), if a period of at least two years has elapsed since the later of the date restricted securities were acquired from the Company or the date they were acquired from an affiliate of the Company, a stockholder who is not an affiliate of the Company at the time of sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell shares of Common Stock in the public market immediately without compliance with the foregoing requirements under Rule
144. In certain circumstances, Rule 144 permits a holder of restricted shares to "tack" his holding period with that of his predecessor(s) who were not affiliates at the time of transfer in order to meet Rule 144's holding period requirements. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

    The Company and its directors and executive officers, persons who acquire shares of Common Stock in the IDP Acquisition and all warrant holders have agreed not to offer or sell any shares for a period of 180 days following the date of this Prospectus.

    The effect, if any, of the availability for sale, or sale, of the shares of Common Stock eligible for future sale will have on the market price of the Common Stock prevailing from time to time is unpredictable, and no assurance can be given that the effect will not be adverse. See "Shares Eligible For Future Sale."

    VOLATILITY OF STOCK PRICE. The market prices of the stock of companies providing IT products and services, including Dunn, have been highly volatile. The market price of the Company's Common Stock is likely to be highly volatile and may increase or may decrease significantly as a result of factors such as actual or anticipated fluctuations in the Company's operating results, general conditions in the computer hardware and software industries, announcements of new products, technological innovations or new contracts by the Company or by its competitors, general market conditions and other factors. In addition, shortfalls in sales or earnings as compared with securities analysts' expectations, changes in such analysts' recommendations or projections and general economic conditions, may materially and adversely affect the market price of the Common Stock. Because it is anticipated that there will be a limited public float in the Common Stock and it will be thinly traded, sales of significant amounts of Common Stock in the public market could have a material adverse effect on the market price for the Common Stock. Although the Offering will result in there being a greater number of shares of the Company's Common Stock publicly traded than the number of Dunn shares publicly traded prior to the Offering, there can be no assurance that there will be a more active trading market in the Company's Common Stock than there has been in Dunn's shares.

    REQUIREMENT TO MAINTAIN A SECURITY CLEARANCE. One of the Company's Government contracts requires the Company to maintain a Government security clearance. If the Company were to lose this clearance, the Company would not be able to retain its current contract, and would not be able to obtain new contracts requiring security clearances.

    PROPRIETARY INFORMATION AND TECHNOLOGICAL CHANGE. The Company believes that its business is dependent on its technical and organizational knowledge, practices and procedures, and that the future success of the Company is based, in part, on its ability to keep up to date with new technological breakthroughs and incorporate such changes in its products, services and processes. Although Dunn and IDP each seeks to protect its proprietary information by confidentiality agreements with many of its employees, there can be no assurance that these measures will prevent the unauthorized disclosure of such information.

    PREFERRED STOCK. The Company's Articles of Incorporation authorize the issuance of 2,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be fixed from time to time by amendment of the Articles of Incorporation adopted by the Company's Board of Directors. Accordingly, the Company's Board of Directors is empowered, without further stockholder approval, to cause the issuance of preferred stock with dividend, liquidation, conversion, voting or other rights that could materially and adversely affect the voting power or other rights of the holders of the Common Stock. The Company has no current plans to issue any shares of preferred stock; however, in the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. See "Description of Securities."

    NO DIVIDENDS. To date, no dividends have been declared or paid by Dunn, or by the Company on the Common Stock, and the Company does not anticipate declaring or paying any dividends in the foreseeable future, but rather intends to reinvest profits, if any, in its business. Investors should, therefore, be aware that it is unlikely that any dividends will be paid on the Common Stock in the foreseeable future. See "Dividend Policy."

    YEAR 2000 UNCERTAINTIES. Recently, national attention has focused on the potential problems and costs resulting from computer programs being written using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. While the Company believes that its internal software applications and the software in the systems it sells are year 2000 compliant, there can be no assurance until the year 2000 that all systems will function adequately then. If they do not, the result could be a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Further, if the software applications of others on whose services the Company depends (such as suppliers and subcontractors) are not year 2000 compliant, such noncompliance could have a material adverse effect on the Company.

    The year 2000 problem can be corrected either through software programming, or the application can be ported to a client/server network. The Company believes with its technical services and its client/server hardware product line, it will provide year 2000 solutions.

                   THE REORGANIZATION AND THE IDP ACQUISITION

    At Closing, (i) a subsidiary of the Company will merge into Dunn which will be the surviving corporation and will thereby become a wholly-owned subsidiary of the Company, and (ii) the Company will acquire all the issued and outstanding capital stock of IDP Co. and a newly-formed subsidiary of the Company will acquire substantially all of the net assets of PRIMO. The Company has agreed to pay $14.9 million in cash (the "Cash Portion"), and 750,000 shares of Common Stock, (the "Share Portion") both subject to adjustment under certain conditions, as consideration for the IDP Acquisition. In connection with the Share Portion, the Company will grant George D. Fuster and D. Oscar Fuster piggy-back registration rights and under certain conditions demand registration rights. The Company intends to finance the Cash Portion with part of the proceeds from this Offering. Upon Closing, George D. Fuster and D. Oscar Fuster will own, in the aggregate, approximately 8.9% of the Common Stock outstanding (or 8.7% if the Over-Allotment Option is exercised in full). In addition to certain standard closing conditions, the IDP Acquisition is contingent upon, among other things: (i) the execution of employment agreements with George and Oscar Fuster pursuant to which they will receive stock options to purchase an aggregate of up to 600,000 shares of Common Stock subject to adjustment up to 800,000 under certain conditions; (ii) the appointment of George and Oscar Fuster to the Company's Board of Directors; (iii) payment by the Company (as part of the Cash Portion) on behalf of IDP Co. of an inter-company indebtedness running from IDP Co. to PRIMO; (iv) this Offering; and (v) the prior transfer of certain assets and liabilities of IDP's F Squared Engineering division to a separate subsidiary of the Company, and the transfer of such subsidiary to certain IDP Sellers. See "Management--Employment Agreements," "Principal Stockholders," "Management" and "Certain Transactions."

    The IDP Sellers have agreed to indemnify the Company and the Company has agreed to indemnify the IDP Sellers until the second anniversary of the Closing for losses resulting from breaches of certain representations and warranties. Neither the Company nor the IDP Sellers are required to indemnify the other unless and until the aggregate amount of such losses exceeds $500,000, whereupon the Company or the IDP Sellers, as the case may be, are entitled to receive indemnity payments to the full extent of the aggregate amount of losses not to exceed $10.0 million.

    The Acquisition Agreement may be terminated prior to the consummation of this Offering, under certain circumstances. Specifically, the Acquisition Agreement may be terminated (i) by the mutual consent of Dunn and the IDP Sellers; (ii) if this Offering and the IDP Acquisition are not consummated by June 30, 1998; or (iii) there shall have been entered a final non-appealable order or injunction of any court or governmental authority restraining or prohibiting the consummation of the transactions contemplated by the Acquisition Agreement. There can be no assurance that the conditions to the closing of the IDP Acquisition will be satisfied or waived or that the Acquisition Agreement will not be terminated prior to Closing.

    At the Closing, the Company will become a holding company owning 100% of Dunn, through a subsidiary merger in which 5,150,000 shares of Common Stock will be issued under a separate registration statement in a share-for-share exchange for all of the outstanding shares of common stock of Dunn. Also in connection with the Merger, the Company will issue options and warrants, on a one-for-one basis, in exchange for all of the outstanding options and warrants of Dunn. At the same time, the Company will use a portion of the net proceeds of the Offering to close the IDP Acquisition. The Offering, Merger and IDP Acquisition are each contingent upon consummation of the others.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby (at the assumed public offering price of $
per share) are estimated to be approximately $[      ] ($[      ] if the
Over-Allotment Option is exercised in full), after deduction of discounts and commissions and Offering expenses payable by the Company.

    Of such net proceeds, $14.9 million will be used to finance the Cash Portion of the consideration for the IDP Acquisition. The remainder of the net proceeds will be used for general corporate purposes, which may include the repayment of IDP's line of credit that is used for accounts receivable and inventory financing. At March 6, 1998, such indebtedness amounted to $7,779,292, had an annual interest rate of 8.5% and is payable on demand. See "Management's Discussion and Analysis and Results of Operations-- Liquidity and Capital Resources."

    Pending application of the net proceeds described above, the Company may invest the funds in U.S. government securities, short-term certificates of deposit, money market funds or other investment grade short-term interest-bearing investments.

                       PRICE RANGE OF DUNN'S COMMON STOCK

    Since April 1997, Dunn's common stock has been traded in the over-the-counter market and prices are quoted on the Nasdaq National Market under the symbol DNCC. The following table sets forth the high and low selling prices for Dunn's common stock as reported by the Nasdaq National Market. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                   PRICE RANGE OF
                                    COMMON STOCK
                                 -------------------
                                  HIGH        LOW
                                 -------    --------
FISCAL 1997
  First Quarter...............       not public
  Second Quarter..............   $ 7 1/8    $ 5
  Third Quarter...............   $ 7 1/4    $ 5 5/8
  Fourth Quarter..............   $ 7 5/16   $ 5 1/2

FISCAL 1998
  First Quarter...............   $10 5/16   $ 6 21/32
  Second Quarter (through
    March 5, 1998)............   $ 9 1/2    $ 8 1/4

    On March 6, 1998, the closing price of Dunn's common stock as reported by the Nasdaq National Market was $8 3/4 per share. There were approximately 1,000 beneficial holders of Dunn's common stock as of such date.

    The Company's Common Stock has no trading history.

                                DIVIDEND POLICY

    Neither Dunn nor the Company has ever paid or declared a dividend. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition and other relevant factors. The Company intends, for the foreseeable future, to retain future earnings for use in the Company's business. See "Risk Factors--No Dividends."

                                 CAPITALIZATION

    The following table sets forth the capitalization as of January 31, 1998 (i) of Dunn on an actual basis; (ii) of the Company on a pro forma as adjusted basis, to give effect to the IDP Acquisition and the Merger as if both had occurred on January 31, 1998 and to give effect to the issuance of 2,500,000
shares of Common Stock at an assumed public offering price of $[      ] per
share in this Offering and the application of the net proceeds therefrom.

                                                                                        AS OF JANUARY 31, 1998
                                                                                     ----------------------------
                                                                                                      PRO FORMA
                                                                                                         AS
                                                                                        ACTUAL       ADJUSTED(2)
                                                                                     -------------  -------------
Long-term debt.....................................................................  $      69,558  $
Stockholders' equity:
  Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued
    and outstanding on an actual, and pro forma as adjusted basis..................             --
  Common Stock, $.001 par value; 20,000,000 shares authorized, 5,150,000(1) shares issued and outstanding on an actual basis, and 8,400,000 shares issued and
    outstanding on a pro forma as adjusted basis...................................          5,150
  Additional paid-in capital.......................................................      5,087,371
  Retained earnings................................................................      3,834,340
                                                                                     -------------  -------------
  Total stockholders' equity.......................................................      8,926,861
                                                                                     -------------  -------------
  Total capitalization.............................................................  $   8,996,419  $
                                                                                     -------------  -------------
                                                                                     -------------  -------------

------------------------

(1) Does not include: (a) an aggregate of 2,200,000 shares of common stock reserved for issuance pursuant to Dunn's 1997 Stock Option Plan of which options to 1,832,000 shares have been granted; (b) 25,000 shares of common stock reserved for issuance pursuant to options granted in connection with the STMS Acquisition; (c) an aggregate of up to 800,000 shares of common stock reserved for issuance pursuant to options to be granted under employment agreements with George D. Fuster and D. Oscar Fuster, the President and the Executive Vice President respectively, of IDP; or (d) 200,000 shares of Dunn's common stock reserved for issuance upon the exercise of certain warrants. See "Risk Factors," "Management--Stock Option Plan," and "Management--Employment Agreements."

(2) Pro forma adjustments give effect to the Merger and the IDP Acquisition as if they both had occurred on January 31, 1998 and the sale of 2,500,000 shares of Common Stock offered by the Company hereby (at an assumed price to
    the public of $[      ] per share) and the application of the net proceeds
    therefrom.

                                    DILUTION

    On a pro forma basis giving effect to the Merger, the Company's net tangible book value at January 31, 1998 was approximately $6,006,347 or $1.17 per share of Common Stock based on 5,150,000 shares of Common Stock outstanding. The net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the IDP Acquisition, the Merger
and the receipt of the net proceeds (estimated to be approximately $          )
from the sale of the shares of Common Stock offered hereby at an assumed
offering price of $    per share, the pro forma net tangible book value of the
Company at January 31, 1998 would have been $          or $    per share of
Common Stock. This would result in dilution to the public investors (i.e. the difference between the estimated offering price per share of Common Stock and the net tangible book value thereof after giving effect to this Offering) of
approximately $    per share and dilution to former owners of IDP of $    as a
result of the IDP Acquisition. The following table illustrates the per share dilution:

                                                                                                      PER SHARE OF
                                                                                                         COMMON
                                                                                                         STOCK
                                                                                                ------------------------
Assumed offering price........................................................................                $
  Pro forma net tangible book value at January 31, 1998.......................................   $    1.17
  Increase in pro forma net tangible book value attributable to the IDP Acquisition and this
    Offering..................................................................................
                                                                                                     -----
Pro forma net tangible book value after the IDP Acquisition and this Offering.................
                                                                                                                  -----

Pro forma dilution of net tangible book value to the new investors in this Offering...........                $
                                                                                                                  -----
                                                                                                                  -----

    The following table sets forth as of January 31, 1998, on a pro forma basis, giving effect to the Merger, with respect to the Company's existing stockholders, the IDP Co. stockholders and the IDP Acquisition and investors in this Offering, the number of shares of Common Stock acquired from the Company, the percentage of ownership of such shares of Common Stock, the total consideration paid, the percentage of total consideration paid, and the average price per share paid by the existing stockholders and by the investors in this
Offering:

                                                      SHARES PURCHASED        TOTAL CONSIDERATION
                                                    ---------------------  -------------------------   AVERAGE PRICE
                                                      NUMBER     PERCENT      NUMBER       PERCENT       PER SHARE
                                                    ----------  ---------  ------------  -----------  ---------------
Existing stockholders.............................   5,150,000      61.3%  $  5,008,521                  $    0.97
IDP Co. stockholders..............................     750,000       8.9%     7,035,000                       9.38
New investors.....................................   2,500,000      29.8%
                                                    ----------  ---------  ------------       -----          -----
      Total.......................................   8,400,000       100%
                                                    ----------  ---------  ------------       -----          -----
                                                    ----------  ---------  ------------       -----          -----

                   DUNN SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected consolidated financial data of Dunn should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The consolidated statement of income data set forth below with respect to the fiscal years ended October 31, 1995, 1996 and 1997 and the consolidated balance sheet data as of October 31, 1996 and 1997 is derived from and is referenced to the audited consolidated financial statements of Dunn (a predecessor to the Company) included elsewhere in this Prospectus. The consolidated statement of income data set forth below with respect to the fiscal years ended October 31, 1993 and 1994 and the consolidated balance sheet data as of October 31, 1993, 1994 and 1995 is derived from audited consolidated financial statements of Dunn not included in this Prospectus.

    In the opinion of Dunn's management, the interim financial data reflect all adjustments necessary to present fairly the results of operations for the three months ended January 31, 1997 and 1998 and Dunn's financial position at January 31, 1998. These adjustments are of a normal, recurring nature. The results of operations of the interim periods are not necessarily indicative of results that may be expected for a year.

                                                                                                           THREE MONTHS
                                                               YEAR ENDED OCTOBER 31,                   ENDED JANUARY 31,
                                                -----------------------------------------------------  --------------------
                                                  1993       1994       1995       1996       1997       1997       1998
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF INCOME DATA:
Net revenues..................................  $   5,812  $   4,429  $   7,491  $  18,099  $  21,766  $   5,505  $  10,429
Costs of revenues.............................      4,858      3,444      6,046     14,103     17,549      4,199      7,990
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit..................................        954        985      1,445      3,996      4,217      1,306      2,439
Selling, general and administrative...........        761      1,005        966      1,972      2,198        434      1,290
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income from operations........................        193        (20)       479      2,024      2,019        872      1,149
Other income (expense)........................         (1)       (32)         8         (9)        98          8        (43)
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) before income taxes.........        192        (52)       487      2,015      2,117        880      1,106
Provision for (benefit from) income taxes.....         65        (11)       244        776        795        334        417
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).............................  $     127  $     (41) $     243  $   1,239  $   1,322  $     546  $     689
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) per share (1).................  $    0.05  $   (0.01) $    0.06  $    0.31  $    0.29  $    0.14  $    0.13
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earning (loss) per share(1)--assuming
  dilution....................................  $    0.05  $   (0.01) $    0.06  $    0.31  $    0.28  $    0.13  $    0.12
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average shares outstanding(1)........      2,800      3,158      4,000      4,000      4,552      4,000      5,150
Weighted average shares outstanding(1)
  assuming dilution(1)........................      2,800      3,158      4,000      4,000      4,679      4,050      5,715

                                                                                                            AT JANUARY
                                                                       AT OCTOBER 31,                           31,
                                                    -----------------------------------------------------  -------------
                                                      1993       1994       1995       1996       1997         1998
                                                    ---------  ---------  ---------  ---------  ---------  -------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital...................................  $     351  $     340  $     512  $   1,722  $   4,339    $   5,116
Total assets......................................      1,149      2,503      3,647      5,275     18,703       15,519
Long-term debt....................................         75         23         --         --         75           70
Total liabilities.................................        804      2,046      3,047      3,335     10,465        6,592
Stockholders' equity..............................        345        457        600      1,939      8,238        8,927

------------------------
(1) The earnings per share amounts prior to fiscal 1998 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE. For further discussion of earnings per share and the impact of Statement No. 128, see Note 2 of the notes to Dunn's consolidated financial statements included herein.

                      IDP SELECTED COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected combined financial data of IDP should be read in conjunction with the combined financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The combined statement of income data set forth below with respect to the fiscal years ended September 30, 1995, 1996 and 1997 and the combined balance sheet data as of September 30, 1996 and 1997 are derived from and are referenced to the audited combined financial statements of IDP included elsewhere in this Prospectus.

    The combined income statement data set forth below with respect to the fiscal year ended February 28, 1993, the seven month period ended September 30, 1993 and the fiscal year ended September 30, 1994 and the combined balance sheet data set forth below as of February 28, 1993, and September 30, 1993, 1994 and 1995 are derived from unaudited combined financial statements of IDP not included in this Prospectus. In the opinion of IDP's management, the unaudited interim combined financial data reflects all adjustments necessary to present fairly the combined results of operations for the three months ended December 31, 1996 and 1997 and IDP's combined financial position as of December 31, 1997. These adjustments are of a normal, recurring nature. The results of operations of the interim periods are not necessarily indicative of results that may be expected for a year.

                                                 SEVEN MONTHS                                                 THREE MONTHS
                                   YEAR ENDED        ENDED                                                        ENDED
                                  FEBRUARY 28,   SEPTEMBER 30,            YEAR ENDED SEPTEMBER 30,            DECEMBER 31,
                                  -------------  -------------  --------------------------------------------  -------------
                                      1993           1993          1994        1995       1996       1997         1996
                                  -------------  -------------  -----------  ---------  ---------  ---------  -------------
COMBINED STATEMENT OF INCOME
  DATA:
Sales...........................    $   7,860      $   6,216     $  33,354   $  80,432  $  84,292  $  71,921    $  35,999
Cost of sales...................        6,056          4,746        28,841      69,025     71,890     58,996       30,838
                                  -------------  -------------  -----------  ---------  ---------  ---------  -------------
Gross profit....................        1,805          1,470         4,513      11,407     12,402     12,925        5,161
Selling, general and
  administrative................        1,827          1,156         3,865       8,709     11,233     11,599        3,651
                                  -------------  -------------  -----------  ---------  ---------  ---------  -------------
Income (loss) from operations...          (22)           314           648       2,698      1,169      1,326        1,510
Other income (expense)..........          (83)           (87)           92        (483)        (9)      (563)        (184)
                                  -------------  -------------  -----------  ---------  ---------  ---------  -------------
Income (loss) before income
  taxes.........................         (105)           227           740       2,215      1,160        763        1,326
Income tax expense (benefit)....          (25)           106           306         278        (18)      (418)         290
                                  -------------  -------------  -----------  ---------  ---------  ---------  -------------
Net income (loss)...............    $     (80)     $     121     $     434   $   1,937  $   1,178  $   1,181    $   1,036
                                  -------------  -------------  -----------  ---------  ---------  ---------  -------------
                                  -------------  -------------  -----------  ---------  ---------  ---------  -------------


                                      1997
                                  -------------
COMBINED STATEMENT OF INCOME
  DATA:
Sales...........................    $  25,201
Cost of sales...................       21,100
                                  -------------
Gross profit....................        4,100
Selling, general and
  administrative................        3,694
                                  -------------
Income (loss) from operations...          406
Other income (expense)..........         (218)
                                  -------------
Income (loss) before income
  taxes.........................          188
Income tax expense (benefit)....           54
                                  -------------
Net income (loss)...............    $     134
                                  -------------
                                  -------------

                                  AT FEBRUARY 28,                       AT SEPTEMBER 30,                        AT DECEMBER 31,
                                  ---------------  -----------------------------------------------------------  ---------------
                                       1993           1993         1994         1995        1996       1997          1997
                                  ---------------  -----------  -----------  -----------  ---------  ---------  ---------------
COMBINED BALANCE SHEET DATA:
Working capital.................     $       7      $      24    $     136    $   1,773   $   2,640  $   2,935     $   2,980
Total assets....................         2,366          2,684        9,444       22,154      25,738     27,312        39,405
Long-term debt..................           451            575        1,039        6,015       2,255      2,031         2,161
Total liabilities...............         2,241          2,327        8,632       19,405      21,810     22,203        34,163
Stockholders' equity............           125            247          812        2,749       3,928      5,109         5,242

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The unaudited pro forma combined balance sheet gives effect to the Merger, the IDP Acquisition and the sale of 2,500,000 shares of Common Stock offered by
the Company (at an assumed price to the public of $    per share) and the
application of net proceeds therefrom, as if each had occurred on January 31, 1998.

    The unaudited pro forma combined statement of operations for the Company's fiscal year ended October 31, 1997 gives effect to the Merger and the IDP Acquisition as if each had occurred on November 1, 1996. The unaudited pro forma combined statement of operations for the Company's three month period ended January 31, 1998 gives effect to the Merger and the IDP Acquisition as if each had occurred on November 1, 1996.

    The unaudited pro forma combined balance sheet and statements of operations are based on available information and on certain assumptions and adjustments described in the accompanying notes, which the Company believes are reasonable. The unaudited pro forma combined statements of operations are provided for informational purposes only and do not purport to present the results of operations of the Company had the transactions assumed therein occurred on or as of the dates indicated, nor are they necessarily indicative of the results of operations which may be achieved in the future. The unaudited pro forma combined statements of operations should be read in conjunction with the consolidated financial statements of Dunn, including the notes thereto, the combined financial statements of IDP, including the notes thereto, and the financial statements of STMS, including the notes thereto, included elsewhere in this Prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                      HISTORICAL     HISTORICAL      ACQUISITION       OFFERING       PRO FORMA
                                       DUNN (A)        IDP (B)     ADJUSTMENTS (C)  ADJUSTMENTS (G)   COMBINED
                                    --------------  -------------  ---------------  ---------------  -----------
Assets
  Current assets:
    Cash and cash equivalents.....  $      162,359  $     891,493   $ (14,900,000)(c)            --  $(13,846,148)
    Accounts receivable, net......       8,373,278     14,595,651              --              --     22,968,929
    Employee and stockholder
      advances....................              --        118,587              --              --        118,587
    Prepaid expenses and other
      assets......................         120,052      1,735,269              --              --      1,855,321
    Inventory, net................       2,882,118     18,652,198              --              --     21,534,316
    Income taxes receivable.......              --        401,775              --              --        401,775
    Deferred income taxes.........              --        443,415              --              --        443,415
                                    --------------  -------------  ---------------  ---------------  -----------
  Total current assets............      11,537,807     36,838,388     (14,900,000)             --     33,476,195
    Property and equipment, net...         598,257      2,325,143              --              --      2,923,400
    Deferred income taxes.........              --         17,631              --              --         17,631
    Investments...................         275,000         31,200              --              --        306,200
    Goodwill and other intangible
      assets, net.................       2,920,514             --      17,492,366(d)            --    20,412,880
    Other assets..................         186,958        193,027              --              --        379,985
                                    --------------  -------------  ---------------  ---------------  -----------
  Total assets....................  $   15,518,536  $  39,405,389   $   2,592,366              --    $57,516,291
                                    --------------  -------------  ---------------  ---------------  -----------
                                    --------------  -------------  ---------------  ---------------  -----------
Liabilities and stockholders'
  equity Current liabilities
    Accounts payable..............  $    2,153,011  $  17,495,811   $     800,000(e)            --   $20,448,822
    Accrued expenses..............         483,151      2,839,493              --              --      3,322,644
    Income taxes payable..........         417,662        112,174              --              --        529,836
    Notes payable--current
      portion.....................          12,840        420,467              --              --        433,307
    Obligations under capital
      leases-- current portion....          54,319             --              --              --         54,319
    Notes payable--related
      parties.....................              --      1,579,973              --              --      1,579,973
    Line of credit................       2,826,789     11,340,942              --              --     14,167,731
    Unearned revenue..............         474,345             --              --              --        474,345
    Other liabilities.............              --         69,429              --              --         69,429
                                    --------------  -------------  ---------------  ---------------  -----------
  Total current liabilities.......       6,422,117     33,858,289         800,000                     41,080,406
  Notes payable--long term
    portion.......................          47,105        160,860              --              --        207,965
  Obligation under capital leases-
    long-term portion.............          22,453             --              --              --         22,453
  Deferred rent...................              --        143,606              --              --        143,606
  Deferred tax credit.............         100,000             --                              --        100,000
                                    --------------  -------------  ---------------  ---------------  -----------
  Total liabilities...............       6,591,675     34,162,755         800,000              --     41,554,430
  Commitments
  Stockholders' equity:
    Preferred Stock, $.001 par
      value; 2,000,000 shares
      authorized, no shares issued
      and outstanding.............              --             --              --              --             --
    Common Stock, $.001 par value;
      20,000,000 shares
      authorized, 5,150,000 shares
      issued and outstanding,
      historical Dunn and
      8,400,000 shares issued and
      outstanding, pro forma
      combined basis..............           5,150             --             750(f)                       5,900
    IDP common stock, no par
      value; 5,000 shares
      authorized, 100 shares
      issued and outstanding......              --         40,000         (40,000) (f)            --          --
    PRIMO common stock, no par
      value; 10,000 shares
      authorized, 7,000 shares
      issued and outstanding......              --        132,000        (132,000) (f)            --          --
    Additional paid-in capital....       5,087,371             --       7,034,250(f)            --    12,121,621
    Retained earnings.............       3,834,340      5,070,634      (5,070,634)(f)            --    3,834,340
                                    --------------  -------------  ---------------  ---------------  -----------
Total stockholders' equity........       8,926,861      5,242,634       1,792,366              --     15,961,861
                                    --------------  -------------  ---------------  ---------------  -----------
Total liabilities and
stockholders' equity..............  $   15,518,536  $  39,405,389   $   2,592,366              --    $57,516,291
                                    --------------  -------------  ---------------  ---------------  -----------
                                    --------------  -------------  ---------------  ---------------  -----------

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                        YEAR ENDED
                                 ----------------------------------------------------------------------------------------
                                                                    IDP                                        STMS
                                   HISTORICAL     HISTORICAL    ACQUISITION                 HISTORICAL     ACQUISITION
                                    DUNN (H)        IDP (I)     ADJUSTMENTS   SUBTOTAL (J)   STMS (K)    ADJUSTMENTS (K)
                                 --------------  -------------  ------------  ------------  -----------  ----------------

Net revenues...................  $   21,766,465  $  71,920,739   $       --    $93,687,204  $15,419,104     $       --

Costs of revenues..............      17,549,655     58,995,644           --    76,545,299    13,532,509             --
                                 --------------  -------------  ------------  ------------  -----------  ----------------

Gross profit...................       4,216,810     12,925,095           --    17,141,905     1,886,595             --

Selling, general and
  administrative expenses......       2,197,704     11,598,705           --    13,796,409     3,329,452             --

Amortization of intangible
  assets.......................              --             --  1,006,761(l)    1,006,761            --      240,000(l)
                                 --------------  -------------  ------------  ------------  -----------  ----------------

Income (loss) from operations..       2,019,106      1,326,390   (1,006,761)    2,338,735    (1,442,857)      (240,000)

Other income (expense):

  Interest income..............         109,877         31,359           --       141,236        88,687             --

  Interest expense.............         (11,813)      (593,012)          --      (604,825)     (215,053)            --

  Miscellaneous, net...........              --         (1,109)          --        (1,109)      (31,150)            --

  Loss on property and
    equipment..................              --             --           --            --      (182,338)            --
                                 --------------  -------------  ------------  ------------  -----------  ----------------

Net income (loss) before income
  taxes........................       2,117,170        763,628   (1,006,761)    1,874,037    (1,782,711)      (240,000)

Provision for (benefit from)
  income taxes.................         794,870       (417,447)          --       377,423            --             --
                                 --------------  -------------  ------------  ------------  -----------  ----------------

Income (loss) before
  extraordinary item...........       1,322,300      1,181,075   (1,006,761)    1,496,614    (1,782,711)      (240,000)

Extraordinary gain on debt
  settlement...................              --             --           --            --       359,716             --
                                 --------------  -------------  ------------  ------------  -----------  ----------------

Net income (loss)..............  $    1,322,300  $   1,181,075   $(1,006,761)  $1,496,614   $(1,422,995)    $ (240,000)
                                 --------------  -------------  ------------  ------------  -----------  ----------------
                                 --------------  -------------  ------------  ------------  -----------  ----------------

EARNINGS PER COMMON SHARE:(P)

Income (loss) before
  extraordinary item...........  $         0.29

Extraordinary gain on debt
  settlement...................              --
                                 --------------

Net income per common share....  $         0.29
                                 --------------
                                 --------------

EARNINGS PER COMMON SHARE--
  ASSUMING DILUTION(P):

Income (loss) before
  extraordinary item...........  $         0.28

Extraordinary gain on debt
  settlement...................              --
                                 --------------

Net income per common
  share--assuming dilution.....  $         0.28
                                 --------------
                                 --------------


                                   PRO FORMA
                                   COMBINED
                                 -------------
Net revenues...................  $ 109,106,308
Costs of revenues..............     90,077,808
                                 -------------
Gross profit...................     19,028,500
Selling, general and
  administrative expenses......     17,125,861
Amortization of intangible
  assets.......................      1,246,761
                                 -------------
Income (loss) from operations..        655,878
Other income (expense):
  Interest income..............        229,923
  Interest expense.............       (819,878)
  Miscellaneous, net...........        (32,259)
  Loss on property and
    equipment..................       (182,338)
                                 -------------
Net income (loss) before income
  taxes........................       (148,674)
Provision for (benefit from)
  income taxes.................       (377,423)
                                 -------------
Income (loss) before
  extraordinary item...........       (526,097)
Extraordinary gain on debt
  settlement...................        359,716
                                 -------------
Net income (loss)..............  $    (166,381)
                                 -------------
                                 -------------
EARNINGS PER COMMON SHARE:(P)
Income (loss) before
  extraordinary item...........  $       (0.07)
Extraordinary gain on debt
  settlement...................           0.05
                                 -------------
Net income per common share....  $       (0.02)
                                 -------------
                                 -------------
EARNINGS PER COMMON SHARE--
  ASSUMING DILUTION(P):
Income (loss) before
  extraordinary item...........          (0.07)
Extraordinary gain on debt
  settlement...................           0.05
                                 -------------
Net income per common
  share--assuming dilution.....  $        0.02
                                 -------------
                                 -------------

                                                                                         THREE MONTHS ENDED
                                                                     ----------------------------------------------------------
                                                                                                        IDP
                                                                       HISTORICAL     HISTORICAL    ACQUISITION     PRO FORMA
                                                                         DUNN(M)        IDP(N)      ADJUSTMENTS      COMBINED
                                                                     ---------------  -----------  --------------  ------------

Net revenues.......................................................  $    10,429,168  $25,200,523  $           --  $ 35,629,691

Costs of revenues..................................................        7,989,879   21,100,060              --    29,089,939
                                                                     ---------------  -----------  --------------  ------------

Gross profit.......................................................        2,439,289    4,100,463              --     6,539,752

Selling, general and administrative expenses.......................        1,235,845    3,694,449              --     4,930,294

Amortization of intangible assets..................................           54,326           --         251,690(o)      306,016
                                                                     ---------------  -----------  --------------  ------------

Income from operations.............................................        1,149,118      406,014        (251,690)    1,303,442

Other income (expense):

  Interest income..................................................               --        1,504              --         1,504

  Interest expense.................................................          (37,618)    (224,536)             --      (262,154)

  Miscellaneous, net...............................................           (5,132)       4,544              --          (588)
                                                                     ---------------  -----------  --------------  ------------

Net income (loss) before income taxes..............................        1,106,368      187,526        (251,690)    1,042,204

Provision for (benefit from) income taxes..........................          417,662       53,718              --       471,380
                                                                     ---------------  -----------  --------------  ------------

Net income (loss)..................................................  $       688,706  $   133,808  $     (251,690) $    570,824
                                                                     ---------------  -----------  --------------  ------------
                                                                     ---------------  -----------  --------------  ------------

Earnings per share.................................................  $          0.13                               $       0.07
                                                                     ---------------                               ------------
                                                                     ---------------                               ------------

Earnings per share--assuming dilution..............................  $          0.12                               $       0.06
                                                                     ---------------                               ------------
                                                                     ---------------                               ------------

            NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

------------------------

(a) Consolidated Balance Sheet of Dunn as of January 31, 1998.

(b) Combined Balance Sheet of IDP as of December 31, 1997.

(c) Represents adjustments for the IDP Acquisition based on a purchase price of approximately $14.9 million in cash and an aggregate of 750,000 shares of Common Stock. The 750,000 shares of the Company's Common Stock were valued at a price per share of $9.38, which represents the closing market price of Dunn's Common Stock on January 31, 1998, the assumed date of acquisition for pro forma presentation. The purchase price has been allocated on a preliminary basis to the assets and liabilities acquired based on fair values of such assets and liabilities which are estimated to approximate their book value.

(d) Represents certain intangible assets identified by the Company. The amounts allocated to intangible assets were as follows: $1,000,000 to work force and $16,492,366 to goodwill and trademarks. All of the intangible assets will be amortized on a straight-line basis over lives ranging from five to twenty years.

(e) Represents $800,000 in estimated investment banking, legal, accounting and printing expenses related to the IDP Acquisition.

(f) Represents elimination of IDP's stockholders' equity accounts, and issuance of 750,000 shares of the Company's Common Stock valued at a price of $9.38 per share.

(g) Gives effect to the sale of 2,500,000 shares of Common Stock offered by the
    Company hereby (at an assumed price to the public of $[   ] per share) and
    the application of the net proceeds therefrom (amounts to be completed upon determination of pricing upon the effective date).

(h) Consolidated Statement of Operations for Dunn for the fiscal year ended October 31, 1997.

(i) Combined Statement of Operations for IDP for the fiscal year ended September 30, 1997.

(j) The Company has presented the combined statement of operations for Dunn and IDP as the Company believes that this presentation is necessary for a reader's understanding of the pro forma results of the combined entity. The Company believes that STMS' statement of operations for the period from November 1, 1996 to August 31, 1997 (effective date of the STMS Acquisition) includes certain non-recurring charges that distort the overall pro forma presentation. Futhermore, the Company believes that STMS will not operate in the future at similar net loss levels.

(k) Statement of Operations for STMS from November 1, 1996 to August 31, 1997 (effective date of STMS Acquisition).

(l) Represents amortization expense of $1,006,761 and $240,000 related to the intangible assets acquired in the IDP and STMS Acquisitions, respectively.

(m) Consolidated Statement of Operations for Dunn for the three months ended January 31, 1998.

(n) Combined Statement of Operations for IDP for the three months ended December 31, 1997.

(o) Represents amortization expense of $251,690 related to the intangible assets acquired in the IDP Acquisition.

(p) In 1997, the Financial Accounting Standards Board issued Statement No 128, EARNINGS PER SHARE. Statement 128 restated the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options and warrants. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, replaced to conform to the Statement 128 requirement.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Company manufactures build-to-order computer systems and provides related services to the Government and selected businesses. The Company provides its customers with single-source solutions by manufacturing its own brand of desktop and portable computers and high performance network client servers and by offering services, which include network consulting, project implementation, and technical support. The Company currently derives most of its revenue from hardware sales to the Government, but also provides hardware and services to medium and large businesses. The Company sells its products and services to more than 950 customers.

    Dunn was founded in 1987 and initially resold third party computers to the Government. In 1991, Dunn began to manufacture and market its own line of computers to better serve the rapidly changing Government market. Dunn completed its initial public offering in April 1997. In September 1997, Dunn completed the STMS Acquisition. The STMS Acquisition expanded Dunn's capabilities to provide a wide variety of services including network consulting, project implementation and technical support and provided new opportunities to sell computer hardware into the commercial marketplace as part of a total network solution. By manufacturing its own computer systems, the cost of which represents a significant portion of the cost of a total solution, the Company believes it has a sustainable competitive advantage over other network service providers and computer resellers.

    On February 27, 1998, Dunn entered into an agreement to acquire IDP, the second largest supplier of portable computers and the ninth largest supplier of desktop computers to the federal Government in 1996, according to industry sources. IDP has two state-of-the-art manufacturing facilities located in Gaithersburg, Maryland, and Guayama, Puerto Rico. The Gaithersburg facility is ISO 9000 certified and the Guayama facility is currently in the process of being ISO 9000 certified. Additionally, IDP has spent the last four years developing a proprietary management information system that enables it to provide build-to-order systems and world-wide customer support to the federal Government. With the IDP Acquisition, the Company believes it has enhanced its market position as a major supplier of computer systems and services to the federal Government and to selected businesses.

    Over 90% of the Company's revenues, on a pro forma basis, are generated from the sale of hardware. Sales to customers within the U.S. Government accounted for 70% of Dunn's revenues and 99% of IDP's revenues in their respective 1997 fiscal years. The Company's operating results are characterized by a number of factors resulting from its emphasis on the Government market. For example, both Dunn and IDP have historically experienced fluctuating quarterly results due to uneven purchasing patterns of Government customers relating to the Government's budgetary cycle. Consequently, sales for the first and fourth quarters typically account for the greatest proportions of revenues each year. In addition, the Company's Government contracts, which frequently provide for fixed prices, often have initially low gross margins which will increase over the term of a contract due to cost savings from technological improvements and shorter component life cycles. Since most Government contracts have 30-day delivery terms, the Company is able to limit its inventory risks by purchasing components to fill firm fixed-price contracts. Further, the Government is a reliable payor, enabling the Company to predict cash flows and avoid losses from the bad debt.

    The Company's most significant costs are components used in the manufacture of desktop, portable and server systems. By manufacturing its own computer systems instead of reselling third party products, the Company believes it can increase its gross margin by at least 15% which gives the Company a significant advantage over computer resellers. The Company believes the combination of Dunn and IDP will result in lower component costs because of increased volume discounts.

    The historical results of operation of IDP reflect a number of benefits resulting from PRIMO being incorporated and located in Puerto Rico. For example, under an agreement with the Puerto Rican government, PRIMO is exempt for 20 years from property taxes and 90% of Puerto Rican income taxes. In addition, the Puerto Rican government subsidizes the employment and training of certain employees. The government leases space to PRIMO for $2.70 per square foot. The Company plans to apply to the government to receive similar benefits after the IDP Acquisition and has already received positive indications that they will be granted, but there can be no assurance in this regard.

RESULTS OF OPERATIONS OF DUNN

    The following table sets forth below for the fiscal years ended October 31, 1995, 1996 and 1997, and the three months ended January 31, 1997 and 1998, certain income and expense items of Dunn as a percentage of net revenues.

                                                                            THREE MONTHS ENDED
                                              YEAR ENDED OCTOBER 31,           JANUARY 31,
                                          -------------------------------  --------------------
                                            1995       1996       1997       1997       1998
                                          ---------  ---------  ---------  ---------  ---------
Net revenues............................     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues........................      80.7%      77.9%      80.6%      76.3%      76.6%
                                          ---------  ---------  ---------  ---------  ---------
Gross profit............................      19.3%      22.1%      19.4%      23.7%      23.4%
Selling and marketing...................       2.1%       2.6%       3.9%       3.3%       5.3%
General and administrative..............      10.8%       8.3%       6.2%       4.6%       7.1%
                                          ---------  ---------  ---------  ---------  ---------
Income from operations..................       6.4%      11.2%       9.3%      15.8%      11.0%
Other income (expense)..................       0.1%      (0.1%)      0.4%       0.2%      (0.4%)
                                          ---------  ---------  ---------  ---------  ---------
Net income before income taxes..........       6.5%      11.1%       9.7%      16.0%      10.6%
Provision for income taxes..............       3.3%       4.3%       3.6%       6.1%       4.0%
                                          ---------  ---------  ---------  ---------  ---------
Net income..............................       3.2%       6.8%       6.1%       9.9%       6.6%
                                          ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED JANUARY 31, 1998 COMPARED TO THREE MONTHS ENDED JANUARY 31,
  1997

    Net revenues of Dunn for the first quarter ended January 31, 1998 ("first quarter 1998") increased 89.4% to $10.4 million from $5.5 million for the first quarter ended January 31, 1997 ("first quarter 1997"). This increase was primarily due to additional revenue from STMS, which was acquired in the fourth quarter of 1997, and increased revenues from certain Government contracts.

    Gross profit of Dunn for the first quarter 1998 increased 86.8% to $2.4 million from $1.3 million for the first quarter 1997. However, the gross profit as a percentage of net revenues during the same periods decreased to 23.4% from 23.7%. The decrease in gross profit margin is a result of an increase in the percentage of lower margin third party hardware sales associated with the network services business.

    Selling and marketing expense of Dunn increased for the first quarter 1998 by 204.1% to $552,000 from $182,000 for the first quarter 1997. During the same periods, as a percentage of net revenues, selling and marketing expenses increased to 5.3% from 3.3%. The increase was primarily attributable to increased sales and marketing expenses related to its network service products.

    General and administrative expenses of Dunn for the first quarter 1998 increased 192.8% to $738,000 from $252,000 for the first quarter 1997. As a percentage of net revenues, general and administrative expense increased to 7.1% for the first quarter 1998 from 4.6% for the first quarter 1997. This increase was primarily the result of additional administrative costs associated with personnel retained from the STMS Acquisition.

    Other income (expense) for the first quarter 1998 decreased to an expense of $43,000 from income of $8,000 for the first quarter 1997. The increase in cost is attributable to increased interest expense. The effective tax rate decreased to 37.8% for the first quarter 1998 from 38.0% for the first quarter 1997. The Company's net income increased by 26.2% for the first quarter 1998 to $689,000 from $546,000 for the first quarter 1997. Net income as a percentage of revenue during the same periods declined to 6.6% from 9.9%.

FISCAL YEAR ENDED OCTOBER 31, 1997 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
  1996

    Net revenues of Dunn for the fiscal year ended October 31, 1997 ("fiscal 1997") increased 20.3% to $21.8 million from $18.1 million for fiscal year ended October 31, 1996 ("fiscal 1996"). This increase was primarily due to additional revenue resulting from the fourth quarter acquisition of STMS and increased revenues from Government contracts.

    Gross profit of Dunn for fiscal 1997 increased 5.5% to $4.2 million from $4.0 million for fiscal 1996. However, the gross profit as a percentage of net revenues during the same periods decreased to 19.4% from 22.1%. The decrease in gross profit margin is a result of an increase in the percentage of lower margin third party hardware sales, initial lower margins realized on two new contracts and increased production costs.

    Selling and marketing expense of Dunn increased for fiscal 1997 by 77.2% to $842,000 from $475,000 for fiscal 1996. During the same periods, as a percentage of net revenue, selling and marketing expenses increased to 3.9% from 2.6%. The increase was primarily attributable to increased advertising in selected publications, increased attendance at trade shows and the development of a marketing campaign aimed at selected businesses.

    General and administrative expense of Dunn for fiscal 1997 declined 9.5% to $1.4 million from $1.5 million for fiscal 1996. As a percentage of net revenue, general and administrative expense declined to 6.2% for fiscal 1997 from 8.3% for fiscal 1996. Although Dunn increased its costs in almost all aspects of general and administrative expenses, the increased costs were offset by a decline in executive officers' incentive compensation.

    Other income (expense) for fiscal 1997 increased to income of $98,000 from an expense of $9,000 for fiscal 1996. The increase is a result of use of proceeds from Dunn's initial public offering in April 1997 to reduce debt obligations and to invest in tax-exempt securities. Dunn's effective tax rate declined to 37.5% for fiscal 1997 from 38.5% for fiscal 1996 as a result of the non-taxable interest income. Dunn's net income grew by 6.7% for fiscal 1997 to $1.3 million from $1.2 million for fiscal 1996. Net income as a percentage of revenue during the same periods declined to 6.1% from 6.8%.

FISCAL YEAR ENDED OCTOBER 31, 1996 COMPARED TO FISCAL YEAR ENDED OCTOBER 31,
  1995

    Net revenues of Dunn for fiscal 1996 increased 141.6% to $18.1 million from $7.5 million for fiscal year ended October 31, 1995 ("fiscal 1995"). The increase was due to four new contracts. Three of which were with commercial customers that sell to the federal Government. Revenues in fiscal 1996 from each of these contracts were $1.6 million, $2.9 million, $3.1 million, and $2.4 million.

    Gross profit of Dunn for fiscal 1996 increased 176.6% to $4.0 million from $1.4 million for fiscal 1995. The increase was a result of increased sales and an increase in gross profit as a percentage of sales. The gross profit as a percentage of net revenues during the same periods increased to 22.1% from 19.3%. The increase in gross profit margins resulted from an increase in volume discounts for computer components and a reduction in warranty expense.

    Selling and marketing expense of Dunn for fiscal 1996 increased by 208.5% to $475,000 from $154,000 for fiscal 1995. During the same periods, as a percentage of net revenue, selling and marketing expenses increased to 2.6% from 2.1%. The increase was primarily attributable to increased sales personnel and advertising.

    General and administrative expense of Dunn for fiscal 1996 increased 84.3% to $1.5 million from $812,000 for fiscal 1995. As a percentage of net revenue, general and administrative expense declined to 8.3% for fiscal 1996 from 10.8% for fiscal 1995. The increase in expense was attributable to increased incentive compensation for executive officers.

    Other income (expense) for fiscal 1996 declined to an expense of $9,000 from an income of $8,000 for fiscal 1995 as a result of increased interest expense. Dunn's effective tax rate declined to 38.5% for fiscal 1996 from 50.1% for fiscal 1995. Dunn's net income grew by 409.8% for fiscal 1996 to $1.2 million from

$243,000 for fiscal 1995. Net income as a percentage of revenue during the same periods increased to 6.8% from 3.2%.

RESULTS OF OPERATIONS OF IDP

    The following table sets forth for the fiscal years ended September 30, 1995, 1996 and 1997 and the three months ended December 31, 1996 and 1997, certain income and expense items of IDP as a percentage of net revenues.

                                                                          THREE MONTHS ENDED
                                           YEAR ENDED SEPTEMBER 30,          DECEMBER 31,
                                        -------------------------------  --------------------
                                          1995       1996       1997       1996       1997
                                        ---------  ---------  ---------  ---------  ---------
Net revenues..........................     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues......................      85.8%      85.3%      82.0%      85.7%      83.7%
                                        ---------  ---------  ---------  ---------  ---------
Gross profit..........................      14.2%      14.7%      18.0%      14.3%      16.3%
Operating expense.....................      10.8%      13.3%      16.1%      10.1%      14.7%
                                        ---------  ---------  ---------  ---------  ---------
Income from operations................       3.4%       1.4%       1.9%       4.2%       1.6%
Other income (expense)................      (0.6%)    --          (0.8%)     (0.5%)     (0.9%)
                                        ---------  ---------  ---------  ---------  ---------
Income before income taxes............       2.8%       1.4%       1.1%       3.7%       0.7%
Income tax expense (benefit)..........       0.4%     --          (0.5%)      0.8%       0.2%
                                        ---------  ---------  ---------  ---------  ---------
Net income............................       2.4%       1.4%       1.6%       2.9%       0.5%
                                        ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THREE MONTHS ENDED DECEMBER 31,
  1996

    Net revenues of IDP for the three months ended December 31, 1997 decreased 30.0% to $25.2 million from $36.0 million for the three months ended December 31, 1996. The decrease was primarily attributable to the expiration of a large agency-specific IDIQ contract in January 1997. This contract accounted for $9.3 million of revenues for the three month period ended December 31, 1996.

    Gross profit for IDP's three months ended December 31, 1997 decreased 20.6% to $4.1 million from $5.2 million for the three months ended December 31, 1996. Gross profit as a percentage of revenues during the same periods increased to 16.3% from 14.3%. The decrease in gross profit dollars is a result of lower revenues. The increase in gross profit as a percentage of revenues is a result of lower component costs due to better negotiated supply contracts.

    Operating expense for IDP's three months ended December 31, 1997 and December 31, 1996 held flat as a gross dollar amount at $3.7 million. As a percentage of revenues for the same periods, the operating expenses increased to 14.7% from 10.1%. This increase is a result of lower revenues and having kept the infrastructure intact in order to perform on the Desktop V contract.

    An income tax expense of $54,000 was recorded for the three month period ending December 31, 1997, as compared to $290,000 for the three months ended December 31, 1996. This decrease was a result of IDP (excluding PRIMO) having a loss before income taxes of $1.2 million for the three months ended December 31, 1997 compared to income before income taxes of $618,000 for the three months ended December 31, 1996. An income tax benefit was not recorded for the IDP loss. PRIMO has a 90% exemption from Puerto Rico income taxes under the Puerto Rico Tax Incentives Act of 1987, as amended.

FISCAL YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30,
  1996

    Net revenues of IDP for the fiscal year ended September 30, 1997 ("IDP's fiscal 1997") decreased 14.7% to $71.9 million from $84.3 million for fiscal year ended September 30, 1996 ("IDP's fiscal 1996"). The decrease was attributable to the expiration of two large agency-specific IDIQ contracts, a decline in revenue from its GSA Schedule and an extraordinary delay in sales caused by the Desktop V contract protest.

    Gross profit for IDP's fiscal 1997 increased 4.2% to $12.9 million from $12.4 million for IDP's fiscal 1996. Gross profit as a percentage of net revenues during the same periods increased to 18.0% from 14.7%. The increase was primarily attributable to higher margins achieved in connection with certain service and warranty revenue.

    Operating expense for IDP's fiscal 1997 increased by 3.3% to $11.6 million from $11.2 million for IDP's fiscal 1996. During the same periods, as a percentage of net revenues, operating expenses increased to 16.1% from 13.3%. This increase was primarily related to an increase in the number of technical personnel in the customer service and sales departments.

    Other income for IDP's fiscal 1997 decreased by 96.4% to $31,000 from $870,000 for IDP's fiscal 1996. This decrease was a result of a one time bid protest settlement payment of $750,000 that was received in IDP's fiscal 1996. Other expenses for IDP's fiscal 1997 decreased by 32.4% to $594,000 from $879,000 for IDP's fiscal 1996. The decrease was largely attributable to reduced interest expense resulting from improved inventory management and an increased cash position.

    Income tax benefit for IDP's fiscal 1997 increased to $417,000 from $18,000 for IDP's fiscal 1996 as a result of IDP (excluding PRIMO) having a loss before income taxes of $1.8 million in 1997 compared to a loss before income taxes of $222,000 in 1996. Income from PRIMO is not subject to federal income taxes and PRIMO has been granted a 90% exemption from Puerto Rico income taxes under the Puerto Rico Tax Incentives Act of 1987, as amended. As a result of the IDP Acquisition, a significant portion of the federal tax benefits that have accrued to PRIMO will not accrue to the Company.

    On January 9, 1998, IDP sold its partnership interest in the Maryland general partnership known as the Justice Technology Partners ("Partnership"), for the amount of approximately $758,000. The original investment of $31,200 made in IDP's Fiscal 1994, equated to a 24.0% ownership. This amount has been distributed to the IDP Sellers as performance bonus.

FISCAL YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30,
  1995

    Net revenue for IDP's fiscal 1996 increased by 4.8% to $84.3 million from $80.4 million for the fiscal year ended September 30, 1995 ("IDP's fiscal 1995"). This growth was primarily attributable to increased sales from agency-specific contracts and its GSA Schedule.

    Gross profit for IDP's fiscal 1996 increased by 8.7% to $12.4 million from $11.4 million for IDP's fiscal 1995. Gross margin as a percentage of net revenue increased to 14.7% from 14.2% during the same period, as a result of lower component prices due to increased volume and industry-wide price reductions.

    Operating expense for IDP's fiscal 1996 increased by 29.0% to $11.2 million from $8.7 million for IDP's fiscal 1995. Operating expense as percentage of net revenue increased to 13.3% from 10.8% during the same period primarily as a result of increased staffing and larger facilities in anticipation of securing the U.S. Air Force Desktop V contract, increased professional fees, a write-off on repair service parts and increased depreciation.

    Other income for IDP's fiscal 1996 increased to $870,000 from $37,000 for IDP's fiscal 1995. The increase was substantially related to a bid protest settlement of $750,000 received in IDP's fiscal 1996. Other expenses for IDP's fiscal 1996 increased by 69.1% to $879,000 from $520,000 for IDP's fiscal 1995. This increase was largely attributable to an increase in interest expense. Income tax benefit was $17,000 for IDP's fiscal 1996 versus an income tax expense of $278,000 from IDP's fiscal 1995 as a result of IDP (excluding PRIMO) having a loss before income taxes in 1996 of $222,000 compared to income before taxes of $355,000 in 1995.

LIQUIDITY AND CAPITAL RESOURCES

    In the first quarter 1998, Dunn used net cash of $3.0 million for its operating activities. Although Dunn generated net income of $689,000 Dunn used $7.1 million in cash to reduce its accounts payable balance, which was primarily funded by increases in its line of credit facilities. For IDP, for the quarter ended December 31, 1997, net cash used in operating activities was approximately $5.7 million, which was attributable mainly to period end sales resulting in increased accounts receivable of $8.9 million, partially offset by increases in accounts payable of $4.7 million. The net cash used in operating activities was primarily financed through net drawdowns on the IDP line of credit of $5.7 million.

    In fiscal 1997 Dunn used $3.5 million in its operations. Although Dunn generated cash from its net income of $1.3 million, the increase in accounts receivable and inventories of $8.2 million was the principal use of funds. The increase in revenue for fiscal 1997 from fiscal 1996 resulted in the increase in accounts receivable in the fourth quarter. The $2.9 million increase in inventory reflects the increased requirement for components to fill orders in the first quarter of the fiscal year ended October 31, 1998 ("fiscal 1998"). The use of funds was partially offset by the increase in accounts payable of $3.9 million. The Company used $1.0 million in its investing activities, of which $900,000 was used in the STMS Acquisition and the balance used for property and equipment.

    IDP has historically met its cash flow needs through cash generated by operations and its bank credit arrangements. In IDP's fiscal 1997, IDP generated positive cash flow from operations of $3.1 million. The principal source of cash was from a decrease in accounts receivable of $912,000 and an increase in accounts payable of $1.2 million. In IDP's fiscal 1996, IDP generated positive cash flow from operations of $440,000. The principal source of cash was a decrease in accounts receivable of $9.2 million, an increase in inventory of $6.4 million and a decrease in accounts payable of $3.2 million.

    Dunn received $3.9 million in net proceeds from its initial public offering in April 1997. Other significant financing activities were provided by Dunn's bank line of credit with First Union Bank (formerly Signet Bank). In December 1997, the bank agreed to increase the line from $2.0 to $4.0 million. The line of credit expires on May 31, 1998 and currently bears interest at prime. As of January 31, 1998, Dunn had $2.8 million drawn on the line of credit.

    IDP has borrowing agreements with Deutsche Financial Services for an aggregate of $25.0 million, of which $15.0 million is secured by IDP's inventory and $10.0 million is secured by IDP's accounts receivable. Each of these facilities bears an annual interest rate of prime. Under the inventory financing facility, IDP normally receives 30 days free of interest when purchases are made from distributors, and 45 days free of interest when purchases are made from manufacturers. Under the accounts receivable financing facility, IDP can borrow against up to 85% of eligible receivables and is subject to various financial covenants. There is no formal expiration date on these facilities, although it is subject to annual re-evaluation.

    IDP also maintains a banking relationship with Damascus Community Bank where it holds a checking account, and has received demand loans, secured by the checking account. As of December 31, 1997, IDP had notes payable to related parties of $1.6 million bearing annual interest at rates ranging from 8.0% to 11.0% and are payable upon demand. The Company will assume $1.4 million of these notes at Closing bearing annual interest rates from 8.0% to 11.0%, and maturities from one to three years.

    On October 31, 1997, Dunn had working capital of $4.3 million. The Company believes the net proceeds from this Offering, the existing IDP and Dunn bank facilities, together with cash on hand and the cash generated from operations, will provide sufficient financial resources to finance the current operations of the Company through fiscal 1998.

    Dunn is the guarantor on $1.0 million of mortgage debt for a partnership owned and controlled by the President and Vice President of the Company. The mortgage debt is for the facilities currently occupied by Dunn in Sterling, Virginia. See "Business--Facilities." In addition, Dunn has obligations under its operating lease commitments of approximately $500,000 and obligations under its existing employment contracts of approximately $1.0 million for fiscal 1998. IDP has lease commitments of approximately $634,000 through December 31, 1998. With the IDP Acquisition, the Company will assume annual obligations pursuant to employment agreements of approximately $420,000.

    From time to time, the Company may pursue strategic acquisitions or mergers which may require significant additional capital and, in such event, the Company may seek additional financing of debt and/or equity.

    Recently, national attention has focused on the potential problems and costs resulting from computer programs being written using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. While the Company believes that its internal software applications and the software in the systems it sells are Year 2000 compliant, there can be no assurance until the year 2000 that all systems will function adequately. Further, if the software applications of others on whose services the Company depends are not Year 2000 compliant, such noncompliance could have a material adverse effect on the Company. The Year 2000 problem can be corrected either through software programming or the application can be ported to a client/server network. The Company believes with its technical services and its client/server hardware product line, it provides Year 2000 solutions. See "Risk Factors--Year 2000 Uncertainties."

    The Desktop V contract was awarded to IDP in 1996 pursuant to the 8(a) Program and therefore contains a "termination for convenience" clause if the program-eligible owner(s) relinquish ownership of the firm, unless the procuring agency requests a waiver from the SBA. The Air Force has been advised of the pending change in ownership of IDP, and has requested a waiver. The Company expects that the SBA will not oppose the waiver. In addition to the Desktop V contract, IDP has other contracts under the 8(a) Program for which a waiver from the SBA will be required in connection with the Company's acquisition of IDP. See "Business--Contracts."

RECENT PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "COMPREHENSIVE INCOME," which is required to be adopted in the year ended October 31, 1998 consolidated financial statements. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statement of Stockholders' Equity. The Company does not expect the adoption of SFAS 130 to be material to its financial statements.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION," which is required to be adopted in the year ended October 31, 1998 consolidated financial statements. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The disclosures for segment information in the consolidated financial statements is not expected to be material to the current financial statement presentation.

    In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting No. 132 ("SFAS 132"), "EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS," which is required to be adopted in the October 31, 1999 consolidated financial statements. SFAS 132 eliminates certain existing disclosure requirements, but at the same time adds new disclosures. The Company does not expect any significant impact on its financial condition and results of its operations as a result of adoption of SFAS 132.

                                    BUSINESS

GENERAL

    The Company manufactures build-to-order computer systems and provides related services to the Government and selected businesses. The Company provides its customers with single-source solutions by manufacturing its own brand of desktop and portable computers and high performance network client servers and by offering services, which include network consulting, project implementation, and technical support. The Company currently derives most of its revenue from hardware sales to the Government, but also provides hardware and services to medium and large businesses. The Company sells its products and services to more than 950 customers, including customers from agencies within the Department of Defense, Department of Justice, U.S. Courts, Social Security Administration, Lockheed Martin Corporation ("Lockheed"), Blue Cross and Blue Shield Association and Inova Health Care Systems, Inc.

    The Company believes that the rapid technological change and increased complexity of the computer industry will result in an increasing number of entities outsourcing total network solutions to third party providers. To position the Company as a total network solution provider, Dunn completed the STMS Acquisition in September 1997. This acquisition expanded Dunn's capabilities to provide a wide variety of services including network consulting, project implementation and technical support and provided Dunn with new opportunities to sell computer hardware into the commercial marketplace as part of a total network solution. By manufacturing its own computer systems, the cost of which represents a significant portion of the cost of a total solution, the Company believes it has a sustainable competitive advantage over other network service providers and computer resellers.

    The Company seeks to establish itself as a leading provider of network solutions to the Government and to increase sales of its hardware and services to the commercial market. One of the key elements of this strategy is integrating the Company's hardware and network services into a total solution for its Government customers, which management believes will increase revenues and improve margins. In the commercial market, management plans to leverage the Company's customer relationships developed through sales of its network services to expand sales of its hardware products. The Company will continue to focus on quality to attract and retain customers, increase efficiency and reduce costs. Consistent with its overall strategy, the Company intends to pursue strategic acquisitions that will complement its product or service capabilities and increase its overall value.

THE IDP ACQUISITION

    The Company has agreed to pay the IDP Sellers $14.9 million in cash and 750,000 shares, each subject to adjustment under certain conditions, to acquire the stock of IDP Co. and through a newly-formed subsidiary to acquire substantially all of the net assets of PRIMO. See "The Reorganization and the IDP Acquisition." The Company intends to finance the Cash Portion of the consideration for the IDP Acquisition with part of the net proceeds from this Offering. In the Government market, IDP is a leading manufacturer of portable and desktop computer systems and network servers and a provider of repair and warranty services. IDP manufactures its products in its ISO 9000 certified facility in Gaithersburg, Maryland and in its facility in Guayama, Puerto Rico. Additonally, IDP has spent the last four years developing a proprietary management information system that enables it to provide build-to-order systems and world-wide customer support to the federal Government.

    According to an IT industry research group, International Data Corporation ("IDC"), IDP was the second leading supplier of notebook computers ahead of International Business Machine Corporation ("IBM"), Compaq Computer Corporation ("Compaq") and Dell Computer Corporation ("Dell") and the ninth largest supplier of desktop systems to the federal Government in 1996. IDP's customers include the agencies within the Department of Defense, Department of Justice and Social Security Administration. IDP had total revenue of approximately $71.9 million for fiscal 1997 and after giving effect to the IDP

Acquisition and the STMS Acquisition, the Company's pro forma combined revenues for fiscal 1997 was $109.1 million.

    The Company's management considers the IDP Acquisition to be consistent with its growth strategy and believes that the IDP Acquisition will result in the benefits set forth below, among others.

    DOUBLE EXISTING GOVERNMENT CUSTOMER BASE. The Company believes the increase in the Company's Government customer base is the most important element of the IDP Acquisition. Dunn's customer base as of January 31, 1998 was over 450. As of the Closing, the Company's Government customer base will be more than 950. IDP has sold more than 60,000 portable computers and 40,000 desktop computers to the federal Government and actively maintains over 35,000 systems. The changes in the procurement regulations of the Government have enabled Government purchasers to buy from an expanding array of vendors. The Company believes that the vast majority of these customers will continue to purchase their computer hardware and technical services needs from those vendors with whom they have a satisfactory working relationship. By doubling its customer base early in the new procurement landscape, management believes it will obtain a competitive advantage by developing a large network of loyal and satisfied customers.

    EXPAND THE COMPANY'S PORTABLE COMPUTER PRODUCT LINE. IDP offers a full line of portable notebook computers and provides the customer support organization required to further penetrate both the Government and commercial markets. Portable computers, which represent the fastest growing segment of the computer hardware market, accounted for approximately 40% of revenues in IDP's fiscal 1997. Prior to the IDP Acquisition, Dunn has not had a full line of portables, and has not had the required support organization. With the IDP Acquisition, the Company is positioned to meet the portable computer needs of its Government and commercial customers.

    PROVIDE COST SAVINGS AND ECONOMIES OF SCALE. The Company expects significant consolidated cost savings to result from the IDP Acquisition. For example, the Company expects the IDP Acquisition to: (i) result in greater volume discounts on purchased part inventory; (ii) reduce overhead expense through the elimination of duplicative operations and centralization of certain general and administrative functions; (iii) create economies of scale from combined utilization of facilities and production lines; (iv) reduce outside professional fees; and (v) reduce costs from the integration of benefit plans.

MARKET

    According to the research firm Workgroup Strategic Services, Inc. ("WGSS"), sales in the worldwide market for computer hardware totalled approximately $117 billion in 1996 and is projected to grow to approximately $150 billion by 1999. Sales in the U.S. computer hardware market totaled $49 billion in 1996 and is projected to grow to approximately $63 billion by 1999.

    Worldwide computer hardware shipments are projected to grow at an annual compounded growth rate of 14.4%, with portable computer shipments among the fastest growing segments. According to WGSS, shipments of portable computers are estimated to grow at an annual compound rate of 20.4%, from approximately 11.7 million units in 1996 to approximately 20.4 million units in 1999. Desktop shipments are estimated to grow at an annual compound rate of 12.9%, from approximately 54.6 million units in 1996 to 78.5 million units in 1999. Shipments in the client server network market is estimated to grow at an annual compound growth rate of 20.0%, from 1.1 million units in 1996 to 1.9 million units in 1999.

    According to IDC, sales in the worldwide systems integration market increased 9.4% in 1996 to $35.3 billion and is estimated to grow at a compound annual growth rate of 11.3% over the next five years. Aggregate sales in the U.S. systems integration market, which accounts for 49.7% of the worldwide market, increased 13.0% in 1996 to $17.6 billion and is estimated to grow at a compound annual growth rate of 12.2% over the next five years.

    GOVERNMENT MARKET

    The Office of Management and Budget ("OMB") submitted to Congress in January 1998 a Government IT budget, which includes funding for hardware and services, of $29.5 billion. According to market researcher, Input, Inc., the IT budget is expected to grow from 3% in 1999 to 6% in 2002, to approximately $35.0 billion. In addition, the Electronic Industries Association, a major industry trade association, estimated that an additional $20.0 billion would be spent in 1997 by the intelligence community, which is not required to disclose such expenditures. The Company believes that while Government down-sizing has decreased the number of federal employees, there has been a corresponding increase in the demand for productivity tools such as computers. Moreover, the Company believes the current trend toward outsourcing both products and services is expected to continue to escalate in coming years. Accordingly, the Company believes that demand for IT products and services in the Government market will continue to increase.

    The Information Technology Management Reform Act (the "ITMRA"), which took effect on August 8, 1996, has had a profound effect on the way Government procures computers and related products and services. The changes were made in an effort to reduce costs and expedite the IT procurement process. The most sweeping changes were the repeal of the Brooks Act that had granted sole authority for IT purchases to the GSA and the change in the GSA Schedule from a single year small purchase contracting program to a multi-year IDIQ contract with no limit on the value of purchases. Because all federal Government agencies may purchase IT products from vendors on the GSA Schedule, the transformation of the GSA Schedule to an IDIQ contract will permit the Company to sell an unlimited amount of products and services through the GSA Schedule to Government entities.

    Recently national attention has been focused upon the Year 2000 issue. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. OMB has notified all Government agencies that the funds required to correct the Year 2000 programming problem must come from existing funding. In addition, the Director of OMB recently stated that no additional IT funding would be authorized until each agency adequately addressed any potential Year 2000 problem. Progress includes establishing good management plans and establishing management structures to address and solve the Year 2000 issues. The Year 2000 problem can be solved either by software programming corrections or replacement of main frame computers with client server networks. The Company believes it will be able to increase its sales of client server equipment and network services to help solve this problem in the Government.

    COMMERCIAL MARKET

    Heightened competition, deregulation, globalization and rapid technological advances are forcing organizations to make fundamental changes in their business processes. These pressures have compelled organizations to improve the quality of products and services, shorten time to market, reduce costs and strengthen client relationships. Organizations are addressing these issues by utilizing IT solutions that facilitate the rapid and flexible collection, analysis and dissemination of information. Accordingly, an organization's ability to integrate and deploy new information technologies in a cost-effective manner has become critical to competing successfully in today's rapidly changing business environment.

    At the same time, rapid technological change is challenging the capabilities of management information system departments within these organizations. The pace of this change quickly renders existing IT infrastructure obsolete and makes it more difficult for organizations to maintain the requisite internal expertise needed to evaluate, develop and integrate new technologies. The use of complex networks involving a variety of manufacturers' equipment, operating systems and applications software has made it increasingly difficult to diagnose problems and maintain the technical knowledge and repair parts necessary to provide support services. As a result, organizations are increasingly turning to third-party IT service providers to help them develop and support complex systems.

    Organizations seeking computer products increasingly require prospective vendors not only to offer products from many manufacturers and suppliers, but to have available proficient service expertise to assist them in product selection, system design, installation and post-installation support and service. The Company believes that the ability to offer customers a single-source solution to their IT needs, including the ability to work within customers' corporate environments as integral members of their management information system staff, are increasingly important in the commercial marketplace. Because the Company offers total network solutions which includes experienced technical expertise together with its own computer hardware, management believes it is well positioned to meet the growing demand for business solutions and, simultaneously, to expand its sales of desktops, portables and servers.

STRATEGY

    The Company seeks to increase revenues and profits by further penetrating the Government market and selected businesses with build-to-order computer systems and network services. The key elements of the strategy include:

    LEVERAGE GOVERNMENT CUSTOMER BASE. The Company believes that the Government market is both quality and cost sensitive and that the ability to manufacture its own brand products provides significant cost advantages over equipment resellers. Through targeted marketing programs, the Company intends to leverage its existing relationships with Government entities to increase sales of its hardware and network services.

    TARGET THE COMMERCIAL MARKET. Management believes that opportunities for computer hardware sales in the commercial market are directly linked to the Company's ability to consult, implement and support the customer's IT needs. It is the Company's experience that computer hardware represents approximately 80% of the cost of a customer's total solution. The Company intends to leverage its service capabilities to expand the sales of its own brand-name computer systems as part of a total network solution. By manufacturing its own computer systems, the Company believes it has a sustainable competitive advantage over other network service providers and computer resellers.

    FOCUS ON QUALITY. The Company believes that continued commitment to quality will attract and retain customers, increase efficiency and reduce costs. This commitment is evidenced by the fact that the Company's Gaithersburg facility is ISO 9000 certified, and its Sterling and Guayama facilities are in the process of becoming ISO 9000 certified and are expected to receive certification within the next 12 months. The Company also intends to obtain ISO 9000 certification for all of its technical service operations.

    PURSUE STRATEGIC ACQUISITIONS. The Company seeks acquisitions that complement its core skills and that have the potential to increase the overall value of the Company. Examples of such companies would include those that broaden the Company's product line, service capabilities or customer base.

PRODUCTS

    The Company manufactures, markets, sells and supports a wide range of high performance desktop and notebook computer systems and network servers under Dunn and IDP's respective brand names. These systems primarily use Pentium, Pentium Pro and Pentium II microprocessors manufactured by Intel Corporation ("Intel") and are assembled according to customer specifications using various memory, storage, operating system, and application software configurations. The Company also offers a variety of other system components with their computer systems and network servers, including monitors, modems, graphics cards, disk arrays, network cards and CD-ROM drives. All computer systems are assembled and configured in the U.S. or Puerto Rico. In addition, the Company provides services, including network consulting, project implementation, and technical support. The Company's product line includes the following:

    DESKTOPS. The Company produces a complete line of state-of-the-art desktop computer systems which combine single or dual microprocessors with clock speeds of up to 300MHz. Typical features include a 17 inch monitor, a 32 MB RAM, a 24x CD-ROM, a 3.2 GB hard drive and a 3 1/2 inch floppy drive with Microsoft Windows '95. The systems can be expanded to 21-inch high resolution monitors, 128 MB of memory and up to 9 GB hard drives. The standard warranty for a desktop is at least one year but can be increased to up to five years for an additional fee. The desktops are priced between $1,200 and $6,500.

    SERVERS. The Company manufactures a complete line of powerful network servers. The servers can be configured with up to four microprocessors, two GB of memory, redundant disk subsystems, redundant hot swappable power supplies and Microsoft Windows NT software. The Company believes that their servers offer the latest or "best of breed" component technology with a price-performance advantage over major competition such as Hewlett Packard Company ("HP") and Compaq. Due to a higher level of required support, the Company believes that the server market provides opportunities for higher profit margins compared to other segments in the computer hardware industry. The typical system retails for approximately $20,000 and includes a three-year on-site manufacturer's warranty.

    PORTABLES. With the IDP Acquisition, the Company will offer its customers a complete line of portable computer systems and services. The notebooks typically utilize a modular design that allows the user to carry only those devices required for the specific task and generally include an Intel Pentium processor, a removable 20x CD-ROM, a removable 2.1 GB hard drive, a removable floppy drive, a 56 KB modem and Microsoft Windows '95 software. All units carry a warranty of at least two years and are priced between $1,500 and $4,500.

    NETWORK CONSULTING. The Company provides network consulting services including requirements analysis, network audits, security audits, security policy planning, network capacity planning, server capacity planning, and technology and feasibility studies. These services are generally provided on a fixed hourly fee basis.

    PROJECT IMPLEMENTATION. The Company works closely with its clients to design, install, implement, test and monitor systems that meet their specific needs. As part of its strategy, the systems will incorporate the Company's own hardware in many cases, as well as a variety of third-party network products, including those manufactured by 3COM Corporation ("3COM"), Banyan Systems Incorporated, Cisco Systems, Inc. ("Cisco") and Novell Inc., among others.

    SUPPORT SERVICES. The Company provides a wide range of support options that can be customized to each client's specific needs. Clients may purchase blocks of the Company's technical personnel hours over a period of up to three years from the purchase date, allowing clients to plan ahead and take advantage of prepaid discounts. The Company also provides full service, term maintenance contracts on third-party server and networking equipment which are based on a fixed price and include all parts and labor. Alternatively, clients may opt for a labor-only program providing standard technical resources on a one-time or recurring regular basis.

CONTRACTS

    In fiscal 1997, Dunn and IDP derived approximately 70% and 99%, respectively, of their revenues from sales of hardware and services to the federal Government pursuant to contracts with the GSA or other agencies. Most of these contracts are IDIQ contracts with a specified estimated value. The "Estimated Value" of a specified contract is derived from the Company's prices set forth on its bid submission and the Government agency's own estimate of the quantities that are likely to be purchased pursuant to the contract over the term of the contract. Generally, the Government has no significant obligation to purchase any particular amount of any contract and sometimes awards contracts to several vendors who compete to supply all of the needs of the Government agencies purchasing pursuant to each contract. Furthermore, each Government purchaser is constrained by the amount of its funded budget allotted for IT products each year. Thus, actual amounts sold under the contract may be significantly more or less than the Estimated Value. There can be no assurance that the Company will actually realize revenues in the amount set forth as the Estimated Value of such contract. Furthermore, such Government contracts are subject to termination by the Government at its convenience and may or may not be renewed to the full extent contemplated by the Government. See "Risk Factors-- Government Contracting Risks."

    Since the repeal of the Brooks Act in August of 1996, the GSA Schedule became an important vehicle for Dunn and IDP to increase their sales of products and services to the federal Government. The GSA Schedule enables all Government IT purchasers to fulfill their requirements from any vendor holding a GSA Schedule. Dunn's and IDP's contracts were awarded in April of 1996 and both are valid through March 1999. On a pro forma combined basis, for the two fiscal years ended October 31, 1997, the Company generated GSA Schedule revenues of approximately $21.3 million, as compared to less than $5.0 million for the two years ended October 31, 1995. The Company believes that the GSA Schedule will be the most important contract vehicle for selling products and services to the federal Government and expects to generate significant revenue from its GSA Schedules in the future.

    In fiscal 1997, Dunn generated revenues of $2.4 million under its contract with Lockheed to provide computer network servers for the Department of Defense's Worldwide Defense Messaging System ("DMS"). Lockheed is the prime contractor on the DMS contract, which is expected to be the largest private messaging network in the world, supporting approximately 2 million users. The contract is a year-to-year contract which has been renewed twice and can be renewed for up to three additional years. Over the expected life of the contract Dunn estimates the total value to be approximately $33 million based upon initial requirements and terms described in the contract. As of October 31, 1997, Dunn had received an aggregate of $5.5 million from the Lockheed contract.

    In fiscal 1997, Dunn generated revenues of $4.6 million under its contract with the U.S. Courts. Pursuant to this contract, Dunn provides desktop computer systems and components, operating system software and peripheral devices and interfaces. The U.S. Courts contract has a term of three years, and expires in September 1998. The initial Estimated Value on the contract was in excess of $15.0 million and as of October 31, 1997, Dunn had earned an aggregate revenue of $10.9 million from the U.S. Courts contract.

    In fiscal 1997, Dunn generated revenues of $1.0 million under its contract with an agency of the Government responsible for certain intelligence activities. Pursuant to this contract, Dunn provides a wide array of computer equipment. This contract, which has a term of two years and expires in May 1999, has an initial Estimated Value of $24.0 million.

    In connection with this contract, Dunn's Sterling facility and certain employees obtained the necessary security clearances to perform the contract.

    During IDP's fiscal 1997, IDP derived $20.6 million, $19.4 million and $15.4 million from the Department of Justice, the Department of the Army and the Federal Bureau of Investigation contracts, respectively, which have since expired. Since expiration, IDP has continued to receive orders from the Department of Justice and the Department of the Army pursuant to its other contract vehicles such as the GSA Schedule and expects such orders to continue.

    In May 1997, IDP was awarded a contract by the U.S. Air Force to provide high performance desktop computers, portable computers and network servers (the "Desktop V contract"). The contract has a term of five years and expires in May 2002; however, the period for ordering computer systems is the first three years. The Desktop V contract is a government-wide acquisition contract that is open to all departments and agencies of the federal Government except for the Department of the Army and the Department of the Navy. As of January 31, 1998, IDP has received orders totalling approximately $8.7 million, of which $7.6 million has been recognized as revenues. In connection with the Desktop V contract, a protestor has asserted that IDP is bound by a settlement agreement that calls for payments of 1.8% of its revenues derived from such contract. The Company contests the assertion. The Desktop V contract was awarded pursuant to the 8(a) program and therefore contains a "termination for convenience" clause in the event the program-eligible owners relinquish ownership of the firm, unless the procuring agency requests a waiver from the SBA. The Air Force has been advised of the pending change in ownership of IDP and has requested a waiver. The Company expects that the SBA will not oppose the waiver. Over the life of the Desktop V contract, IDP estimates the total value to be approximately $100.0 million. See "Risk Factors-- Risks Related to the IDP Acquisition and Future Acquisitions" and "Risk Factors--Bid Protests and Settlements."

    In January 1998, IDP was awarded a desktop management contract by the Department of the Navy. This contract provides the Department of the Navy with desktop, notebook and networking systems to modernize ship and shore-based IT systems. The contract, which has a term of five years and expires in January 2003, has an Estimated Value of $21.0 million. The contract provides that the Department of the Navy will acquire all IDP equipment under a leasing program that includes technology upgrades and complete technical support. The initial order under this contract provides for approximately $12.9 million in lease payments to be received monthly over a five-year period.

SALES AND MARKETING

    The Company sells its products and services primarily through an in-house sales force, program managers and independent representatives. Historically, sales efforts have been concentrated in the Washington D.C. metropolitan area (D.C., Northern Virginia and Maryland), which accounts for approximately 68% of all Government computers procured. Currently, however, IDP receives significant revenue from its sales efforts outside the Washington, D.C. metropolitan area. The Company's government sales are the result of prime contracts, sub-contracts or agency-specific contracts and direct selling of products from the Company's GSA Schedules or other Government-wide acquisition contracts. The Company also utilizes its direct sales force to sell its products and services to selected businesses.

    The Company receives qualified network services leads through its marketing efforts and referrals from suppliers such as Microsoft Corporation ("Microsoft"), Cisco and 3COM. These leads are referred to Dunn's dedicated sales group, whose background includes both technical and sales experience. This sales group is responsible for identifying clients' needs and promoting Dunn's services to potential clients. Once potential clients are further qualified by the sales group, Dunn assembles a team consisting of sales group members, the appropriate business unit manager and a project delivery manager. This team makes the client sales call and is ultimately responsible for closing the sale.

    The Company runs major brand recognition marketing campaigns using direct mail, public relations, radio, seminars, the Internet and selective print advertising and trade shows. The campaigns promote "best value," single-source solutions, commitment to customers and "best of breed" component technology. The Company maintains several web sites wherein its GSA and other contract catalogs and products can be referenced. The Company also has an interactive web site which permits its customers to purchase goods and services electronically.

CUSTOMER SERVICE

    The Company has dedicated substantial resources to building a customer service and sales support group that currently employs 43 technical support staff in three shifts to provide timely response to customers' requests 24-hours a day, 7 days a week. The Company strives to minimize callers' waiting time and to make extensive use of the Company's web site to provide on-line technical support. IDP has recently installed, and the Company intends to utilize, a knowledge-based problem solving system that builds on the customer support group's cumulative experience and allows an engineer to duplicate the customer's specific setup and provide guidance over the telephone. If the customer's issue cannot be resolved either on-line or over the telephone, the Company guarantees a 24-hour turnaround for most services performed in-house and a 48-hour turnaround on all field repairs.

COMPETITION

    The computer industry is highly competitive and has been characterized by intense pricing pressure, declining gross margins, rapid technological advances in hardware and software, frequent introduction of new products, and rapidly declining component costs. Competition in the computer industry is based primarily upon performance, price, reliability, service and support. As a result of industry standardization, the Company uses many of the same components as its competitors, typically from the same set of suppliers, which limits its ability to technologically and functionally differentiate its products. The Company uses its quality focus and customer services to differentiate itself from its competitors.

    GOVERNMENT MARKET

    Since the passage of the ITMRA, the Government has increased the amount of IT products acquired through the GSA Schedule. Although the Company believes it has benefited from this reform, the emergence of the GSA Schedule as a significant procurement vehicle has encouraged traditional mass market commercial computer companies such as Dell, Gateway 2000, Inc. ("Gateway") and Micron Electronics, Inc. to pursue the Government market.

    However, the Government continues to rely on agency-specific contracts for its more complex computer requirements. The Company believes that national brand companies often are dissuaded from bidding for these agency-specific contracts due to their complex terms and conditions and technical specifications. The Company principally competes against large regional manufacturers and system integrators such as Government Technology Solutions, Inc., Win Laboratories, Inc. and Vanstar (formerly Sysorex Information Systems, Inc.) for these agency-specific contracts. The Company believes that the Government's criteria for vendor selection include price, quality, past performance, size and financial responsibility.

    COMMERCIAL MARKET

    The Company competes in the Mid-Atlantic region with hundreds of IT service companies. These companies typically service a small geographic area and resell national brand computer hardware. By contrast, the Company manufactures its own brand name computer systems, which it intends to install as part of a total network solution.

    The Company competes with a number of computer hardware manufacturers, including Dell, Gateway, Compaq, HP, IBM and Toshiba Corporation, among others, that traditionally have sold their products through distributors, dealers and value-added resellers, retail stores and direct sales forces.

    Many of the Company's competitors offer broader product lines, have substantially greater financial, technical, marketing and other resources than the Company and may benefit from component volume purchasing and product and process technology license arrangements that are more favorable in terms of pricing and availability than the Company's arrangements. There can be no assurance that the Company will be able to compete effectively against existing competitors in the future, especially companies that have historically focused their energies on the commercial market or have greater financial resources. See "Risk Factors--Competition."

SUPPLIERS

    The Company devotes significant resources to establishing and maintaining relationships with its suppliers. The Company, where possible, purchases directly from component manufacturers such as Intel, Microsoft, Hitachi-Nissei Sanyo America, Ltd., Sony Electronics Corporation and Clevo Corporation ("Clevo"). The Company also purchases multiple products directly from large national and regional distributors such as TechData Corporation, Ingram Micro Incorporated and Decision Support Systems, Incorporated ("DSS").

    Suppliers provide the Company with incentives in the form of discounts, rebates, credits, cooperative advertising and market development funds. In accordance with the terms of certain of the Company's Government contracts, the Company provides periodic reporting of pertinent supplier contract terms and conditions to contracting officials.

    As a product reseller, the Company must continue to obtain products at competitive prices from leading suppliers in order to provide competitively priced products for its customers. During fiscal 1997, Dunn purchased approximately 13% of its components from DSS and PRIMO purchased approximately 50% of its components from Clevo. In the event that the Company is unable to continue to purchase components from these suppliers, the Company believes that alternative suppliers are readily available. The Company believes its relationships with its key suppliers to be good and believes that generally there are multiple sources of supply available should the need arise.

EMPLOYEES

    As of October 31, 1997, Dunn employed 85 persons on a full-time basis. Of such persons, three were employed in executive capacities, 20 in sales and marketing, 13 in administrative capacities, 23 in technical services and 26 in operations. As of January 31, 1998, IDP employed 228 persons on a full-time basis, including 58 in Puerto Rico. Of such persons, 47 are engaged in sales and marketing, 44 in administrative capacities, 37 in technical services and 98 in operations. Neither Dunn's nor IDP's employees are covered by a collective bargaining agreement. Dunn and IDP consider their relationships with their employees to be good.

FACILITIES

    The Company leases approximately 19,000 square feet of office space in Reston, Virginia which it uses primarily for sales, marketing and technical services, and approximately 20,000 square foot facility in Sterling, Virginia used primarily for manufacturing and administrative services. The Reston facility's lease expires in 2003 and the Sterling facility lease expires in 1999. The Company has an option to renew the Sterling lease for a period of five years. In addition, the Company is presently seeking ISO 9000 certification for its Sterling facility. The Sterling facility has obtained a top secret security clearance in connection with its performance of one of its government contracts.

    The Company also leases an approximately 55,000 square-foot facility in Gaithersburg, Maryland, which it uses for sales, marketing, customer service, manufacturing, and administrative functions, and an approximately 34,000 square-foot facility in Guayama, Puerto Rico, which is used for manufacturing, technical support, and personal computer board level repair. The Gaithersburg facility lease expires in 2000 and the Guayama facility lease expires in 1999. Concurrently with the Closing of this transaction, the Company intends to enter into a new lease with the Puerto Rican government under substantially the same terms as PRIMO's current lease. The Gaithersburg facility is ISO 9000 certified, and the Company is in the process of obtaining ISO 9000 certification for its Guayama facility.

PATENTS, TRADEMARKS AND LICENSES

    The Company does not maintain a traditional research and development group, but works closely with computer product suppliers and other technology developers to stay abreast of the latest developments in computer technology. While the Company does not believe that its continued success will depend upon the rights to a patent portfolio, there can be no assurance that the Company will continue to have access to existing or new technology for use in its products.

    The Company will conduct its business under the trademarks and service marks of "Dunn", "Dunn Computer Corporation", "International Data Products," "IDP" and "Vaquero." The Company believes its trademarks and service marks have significant value and are an important factor in the marketing of its products.

    Because most software used on the Company's computers is not owned by the Company, the Company has entered into software licensing arrangements with several software manufacturers, including Microsoft.

LEGAL PROCEEDINGS

    The Company is not a party to any pending legal proceeding other than routine litigation that is incidental to its business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the executive officers, directors and director nominees of the Company:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Thomas P. Dunne......................................          55   Chairman, Chief Executive Officer, and President
John D. Vazzana......................................          54   Executive Vice President, Chief Financial Officer,
                                                                    Director
Claudia N. Dunne.....................................          38   Vice President, Director
George D. Fuster.....................................          38   President of IDP, Director Nominee *
D. Oscar Fuster......................................          40   Executive Vice President of IDP, Director Nominee*
VADM E. A. Burkhalter, Jr., USN (Ret.)...............          69   Director
Daniel Sinnott.......................................          63   Director

------------------------

*   Appointment will become effective as of the Closing.

    The directors are divided into three classes with staggered terms. The current term of John D. Vazzana and Claudia N. Dunne is until the first annual meeting of shareholders after the Closing, the current term of VADM E. A. Burkhalter, Jr., USN (Ret.) and Daniel Sinnott is until the second annual meeting after the Closing, and the current term of Thomas P. Dunne is, and the term of George D. Fuster and D. Oscar Fuster will be, until the third annual meeting after the Closing. Directors elected after the Closing will be elected to three-year terms. Each director holds office until the annual meeting at which his term expires or until a successor is elected and qualified unless the director dies, resigns, or is removed from office. Executive officers hold office until their successors are chosen and qualify, subject to earlier removal by the Board of Directors. There are currently five directors on the Company's Board of Directors which will be raised to seven at the Closing. After the Closing, it is expected that all of the officers and directors of Dunn will remain in such capacities with Dunn in addition to assuming the positions with the Company indicated in the table above. Set forth below is a biographical description of each executive officer and director of the Company.

    THOMAS P. DUNNE has been Chairman, Chief Executive Officer and President of Dunn since he founded the company in 1987. From 1982 to 1987, Mr. Dunne was the Director of Sales of Syntrex Inc., a corporation that supplies computer hardware and software to the legal profession. Prior thereto, Mr. Dunne spent 12 years with the computer division of Perkin Elmer Corporation, where he held several positions, including Director of North American Sales. Mr. Dunne also served in the United States Army for two years where he was a Senior Instructor with the Army Electronics Command. Mr. Dunne is married to Ms. Claudia N. Dunne, the Vice President of the Company.

    JOHN D. VAZZANA has been the Executive Vice President, Chief Financial Officer and a director of Dunn since 1994. From 1992 to 1994, Mr. Vazzana was the Chief Executive Officer of Hitchler Industry, a manufacturer of plastic lumber made from recycled plastic. From 1986 to 1992, Mr. Vazzana was founder and Chief Executive Officer of NRM Steelastic, a company engaged in the manufacture of capital equipment for the tire industry. Prior thereto, Mr. Vazzana was Executive Vice President for C3, Inc., a federal computer systems integrating company, which he joined in 1974.

    CLAUDIA N. DUNNE, a co-founder of Dunn, has been Vice President and a director of Dunn since its inception. From 1985 to 1987, Ms. Dunne was Federal Proposal Manager for Syntrex, Inc. From 1983 to 1985, Ms. Dunne was Proposal Manager for Harris & Paulson, which also sold minicomputers and proprietary time and accounting software for law firms. Ms. Dunne is married to Mr. Thomas P. Dunne, the President of the Company.

    GEORGE D. FUSTER has been President of IDP since he founded IDP in 1984. From 1983 to 1984, he was Eastern Regional Manager for Sales Support Engineering at Fujitsu Microelectronics Corporation, where his responsibilities included coordinating third party hardware and software relationships between the regional offices and the corporate office. Prior thereto, George D. Fuster served as a Systems Engineer for Advanced Technology Corporation, where he helped develop financial models for the U.S. Navy Marine Gas Turbines Program. The principal shareholders of Dunn have agreed to elect George D. Fuster as a director of the Company immediately preceding the Offering. George D. Fuster is a brother of D. Oscar Fuster, the Executive Vice President of IDP.

    D. OSCAR FUSTER has been Executive Vice President of IDP since 1986, where his primary responsibility is for the overall operations of the company. Prior to joining IDP, he was Vice President of Marketing for SMS Data Products, Financial Analyst for Electronic Data Systems, Incorporated and Accounting Manager for Genasys Corporation. The principal shareholders of Dunn have agreed to elect D. Oscar Fuster as a director of the Company immediately preceding the Offering. D. Oscar Fuster is a brother of George D. Fuster, the President and founder of IDP.

    VICE ADMIRAL E. A. BURKHALTER, JR., USN (RET.) has been a director of Dunn since January 1997. Mr. Burkhalter is currently the President of Burkhalter Associates, Inc., a consulting firm providing services in the areas of international and domestic strategy, management policy and technology applications, for both government and industry. Mr. Burkhalter spent 40 years as a member of the United States Navy, during which time he held several positions, including Director of Strategic Operations for the Chairman of the Joint Chiefs of Staff. He is currently the Chairman of the Attorney General's Policy Advisory Panel for Law Enforcement Technology, a member of the Director of Central Intelligence (DCI) Military Advisory Panel and an advisor to the Defense Intelligence Agency. He is also an officer and director of the Navy Submarine League.

    DANIEL SINNOTT has been a director of Dunn since January 1997. Mr. Sinnott is currently President and Chief Executive Officer of Worldwide Internet Solutions Network, Inc. ("WIZnet"). WIZnet provides electronic catalogs and adaptive recognition search technology and facilitates electronic commerce linking buyers and sellers via secure mail. Mr. Sinnott has been serving as CEO of WIZnet since 1995. In 1992 Mr. Sinnott was a founder of Sinnott Bruno & Company ("SB&C"). SB&C is a management consulting firm providing advisory services to executive and management organizations that are in the emerging transition stages of development. Mr. Sinnott worked full time with SB&C from 1992 until joining WIZnet. In 1995, the Company purchased shares of Common Stock of WIZnet for an aggregate of $150,000. See "Certain Transactions."

    In connection with Dunn's initial public offering in April 1997, Dunn granted the underwriter, Network 1 Financial, for a three year period from the effective date of the initial public offering, the right to designate one director to serve as a member of Dunn's Board of Directors. As of the date of this Prospectus, Network 1 Financial has not named a nominee for election to board membership.

COMMITTEES OF THE BOARD

    The Company's Board of Directors has an Audit Committee, comprised of the two outside directors, and a Compensation Committee, comprised of two outside directors and Thomas P. Dunne.

COMPENSATION OF DIRECTORS

    Dunn has not paid, and the Company does not presently propose to pay, compensation to any director for acting in such capacity, except for nominal sums for attending Board of Directors meetings and reimbursement for reasonable expenses in attending those meetings. In January 1997, Dunn granted each of its two outside directors a stock option to purchase 20,000 shares of Common Stock at an exercise price of $4.15 per share. The Company believes the exercise price of $4.15 per share was the fair market value at the time of the grants.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid by Dunn during each of the last three fiscal years to the Chief Executive Officer and the executive officers of Dunn who earned in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                                                                  COMPENSATION
                                                                                           --------------------------
                                                                                              ANNUAL COMPENSATION
                                                                                           --------------------------
NAME AND PRINCIPAL POSITION*                                                      YEAR        SALARY        BONUS
------------------------------------------------------------------------------  ---------  ------------  ------------
Thomas P. Dunne...............................................................       1997  $    240,000       0
  Chairman, Chief Executive Officer                                                  1996  $    240,000  $    275,000
  and President                                                                      1995  $    240,000       0

John D. Vazzana...............................................................       1997  $    240,000       0
  Executive Vice President, Chief                                                    1996  $    240,000  $    275,000
  Financial Officer, Director                                                        1995  $    240,000       0

------------------------

* George D. Fuster and D. Oscar Fuster have served, respectively, as President of IDP and Executive Vice President of IDP during each of the last three fiscal years. Each of them received compensation from IDP in excess of $100,000 during each of these three years.

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with Thomas P. Dunne and John D. Vazzana, and will have employment agreements with George D. Fuster and D. Oscar Fuster (each an "Employee" and collectively the "Employees"). The agreements for Mr. Vazzana and Mr. Dunne run for a term of three years effective April 1997 and automatically renew for additional one year terms unless terminated by either Dunn or the Employee. Both agreements provide for a $240,000 annual salary and a bonus at the discretion of Dunn's Board of Directors. The bonus may not exceed 5% of the Company's pre-tax income for the preceding fiscal year or $250,000.

    The employment agreements with George D. Fuster and D. Oscar Fuster, which will be effective at Closing, have a term of three years, unless renewed, provide for a $200,000 annual salary, an annual bonus, and a stock option (the "Option") to purchase up to 300,000 shares, subject to adjustment up to 400,000 shares under certain conditions, of the Common Stock, at a price per share equal to the Nasdaq closing bid as of the Closing, to be exercisable as to 50% of the shares subject to the Option six months from the effective date of the employment contract, and as to the remaining 50% of the shares within one year of such date.

    All employment contracts contain confidentiality provisions and covenants not to compete with the Company for a period of one year following the termination of the agreements.

STOCK OPTION PLAN

    Under Dunn's 1997 Stock Option Plan, options to purchase a maximum of 2,200,000 shares of common stock of Dunn (subject to adjustments in the event of stock splits, stock dividends, recapitalizations and other capital adjustments) may be granted to employees, officers and directors of Dunn and other persons who provide services to Dunn. As of the date of this Prospectus, options relating to 1,832,000 shares were previously granted under Dunn's Stock Option Plan at a weighted average exercise price of $6.18 per share. As of the date of this Prospectus, options relating to 86,250 shares are exercisable, and none of the options have been exercised. In the Merger, each outstanding option under Dunn's 1997 Stock Option Plan will be converted into an option to purchase, at the same exercise price, the same number of shares of common stock of the Company under a Stock Option Plan of the Company under which options to purchase a total of 2,200,000 shares of common stock will be authorized (subject to adjustments in the event of stock splits, stock dividends, recapitalizations and other capital adjustments). The options to be granted under the Company's Stock Option Plan may be designated as incentive stock options or non-incentive stock options by the Board of Directors, which also has discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. Only employees, including officers and part time employees of the Company, may be granted incentive stock options. Officers and directors who currently own more than 5% of the outstanding stock are not eligible to participate in the Plan.

RETIREMENT PLANS

    Dunn established a discretionary contribution plan effective March 1, 1995 (the "401(k) Plan") for its employees who have completed three months of service with Dunn. The 401(k) Plan is administered by Dunn and permits pre-tax contributions by participants pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), up to the maximum allowable contributions as determined by the Code. Dunn may match participants' contributions on a discretionary basis. In fiscal 1995 and 1996 Dunn contributed $.25 for each $1.00 contributed by the employees.

    IDP established a discretionary contribution plan in 1993 (the "IDP 401(k) Plan") for its employees who have completed one half year of service with IDP. The IDP 401(k) Plan is administered by IDP and permits pre-tax contributions by participants pursuant to Section 401(k) of the Code up to the maximum allowable contributions as determined by the Code. The Company may match a participant's contributions, on a discretionary basis, up to eight percent of a participant's annual earnings. In fiscal 1997 and 1996, IDP contributed an aggregate of $261,000 and $210,000, respectively, matching $1.00 for each $1.00 contributed by its employees.

    During the fiscal year ended October 31, 1995, Dunn established a defined benefit plan covering substantially all salaried employees (the "Pension Plan"). The Pension Plan benefits are based on the years of service and the employee's compensation. Dunn contributes, on an annual basis, amounts sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The assets of the Pension Plan are invested in money markets and investment-grade corporate debt and equity instruments. Dunn contributed an aggregate of approximately $135,000 for the Pension Plan years ending October 31, 1995 and 1996, which amount met the minimum funding requirements under ERISA. Dunn has accrued, but not yet paid, $51,450, which amount represents its minimum funding requirements under ERISA for fiscal 1997.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information, with respect to the common stock of Dunn as of February 27, 1998, and with respect to the Common Stock of the Company, as adjusted to give effect to the Offering, the Merger and the IDP Acquisition, with respect to the beneficial ownership of each beneficial owner of more than 5% of the outstanding shares thereof, by each director, each nominee to become a director and each executive officer named in the Summary Compensation Table and by all executive officers, directors and nominees to become directors of the Company as a group both before and after giving effect to the Offering.

                                                                                        SHARES               SHARES
                                                                                  BENEFICIALLY OWNED      BENEFICIALLY
                                                                                       PRIOR TO           OWNED AFTER
                                                                                     OFFERING(4)          OFFERING(7)
                                                                                  ------------------   ------------------
NAME AND ADDRESS OF                                                               NUMBER OF            NUMBER OF
BENEFICIAL OWNER(1)                                                                SHARES    PERCENT    SHARES    PERCENT
--------------------------------------------------------------------------------  ---------  -------   ---------  -------
Thomas P. Dunne (2).............................................................  2,645,000(5)  51.4%  2,645,000   31.5%(8)
John D. Vazzana (2).............................................................  1,145,000   22.2%    1,145,000   13.6%(8)
Claudia N. Dunne (2)............................................................  2,645,000(6)  51.4%  2,645,000   31.5%
VADM E. A. Burkhalter USN (Ret.) (2)............................................     10,000(1)   *        10,000    *
Daniel Sinnott (2)..............................................................     10,000(1)   *        10,000    *
George D. Fuster (3)............................................................     -0-      -0-        375,000    4.5%(9)
D. Oscar Fuster (3).............................................................     -0-      -0-        375,000    4.5%(9)
All Executive Officers and Directors
  as a Group before Closing (5 persons).........................................  3,790,000(1)  73.6%
  as a Group after Closing (7 persons)..........................................     --       --       4,540,000(1)  54.0%

------------------------

*   Beneficial ownership is less than 1%

(1) Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock beneficially owned. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Accordingly, the beneficial ownership amounts include shares of stock that may be acquired pursuant to stock options exercisable within 60 days from February 27, 1998 by VADM E. A. Burkhalter USN (Ret.) (10,000 shares) and by Daniel Sinnott (10,000 shares) and all directors and executive officers as a group (20,000 shares).

(2) The address of each such individual is: c/o Dunn Computer Corporation, 1306 Squire Court, Sterling, Virginia 21066.

(3) The address of each such individual is: c/o International Data Products, Corp., 20 Firstfield Road, Gaithersburg, Maryland 20878.

(4) Calculated based upon 5,150,000 shares outstanding prior to the Closing and does not give effect to: (a) an aggregate of 2,200,000 shares of Dunn common stock reserved for issuance pursuant to Dunn's 1997 Stock Option Plan of which 1,832,000 have been granted; (b) 25,000 shares reserved for issuance pursuant to an agreement with certain selling shareholders in the STMS Acquisition; (c) an aggregate of up to 800,000 shares of Common Stock reserved for issuance pursuant to employment agreements with George D. Fuster and D. Oscar Fuster; or (d) 200,000 shares of common stock issuable upon the exercise of certain warrants.

(5) Includes 560,000 shares of stock held by Claudia N. Dunne, the Company's Vice President, and Mr. Dunne's wife, of which Mr. Dunne disclaims beneficial ownership.

(6) Includes 2,085,000 shares of stock held by Thomas P. Dunne, the Company's Chairman, Chief Executive Officer and President, and Ms. Dunne's husband, of which Ms. Dunne disclaims beneficial ownership.

(7) Assumes 8,400,000 shares outstanding after the Closing giving effect to the issuance of 750,000 shares of Common Stock in the IDP Acquisition and 2,500,000 shares of Common Stock offered hereby and not giving effect to:
    (a) the exercise of the Over-Allotment Option (b) an aggregate of 2,200,000 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan of which options to acquire 1,832,000 have been granted; (c) 25,000 shares reserved for issuance pursuant to an agreement with certain selling shareholders in the STMS Acquisition; (d) an aggregate of up to 800,000 shares of Common Stock reserved for issuance pursuant to employment agreements with George D. Fuster and D. Oscar Fuster or (e) 200,000 shares of Common Stock issuable upon the exercise of certain warrants.

(8) If the Over-Allotment Option is exercised in full, Thomas P. Dunne will sell 125,000 shares and will beneficially own 2,520,000 shares representing 30.0% of the Common Stock outstanding after the Closing, and John D. Vazzana will sell 60,000 shares and will beneficially own 1,085,000 shares representing 12.9% of the Common Stock outstanding after the Closing.

(9) Represents 375,000 shares of Common Stock to be issued pursuant to the IDP Acquisition.

                              CERTAIN TRANSACTIONS

    At Closing, (i) a subsidiary of the Company will merge into Dunn which will be the surviving corporation and will thereby become a wholly-owned subsidiary of the Company, and (ii) the Company will acquire all the issued and outstanding capital stock of IDP Co. and a newly-formed subsidiary of the Company will acquire substantially all of the net assets of PRIMO. The aggregate consideration that will be paid for IDP and PRIMO consists of $14.9 million in cash and 750,000 shares of Common Stock of the Company, each of which is subject to adjustment which will be paid to George D. Fuster, President of IDP and director nominee of the Company, D. Oscar Fuster, Executive Vice President of IDP and director nominee of the Company and to PRIMO, which is owned by the wives of George D. Fuster and D. Oscar Fuster.

    Prior to the IDP Acquisition and this Offering, substantially all of the net assets of F Squared Engineering Corp. which, as of January 31, 1998, had an aggregate value of approximately $198,000, will be transferred from IDP to F Squared Engineering, Corp. and will be distributed to the individual IDP Sellers in partial redemption of their IDP shares.

    At Closing, certain IDP notes in the aggregate amount of $1.4 million payable to the IDP Sellers and certain related parties will be assumed by the Company. The notes will have terms of one to three years and bear interest at the annual rate of 8.0% to 11.0%.

    In connection with the IDP Acquisition, George D. Fuster and D. Oscar Fuster have entered employment agreements, pursuant to which each has been granted options to acquire 300,000 shares, subject to adjustment to 400,000 shares under certain conditions, of the Company's Common Stock at a price per share equal to the Nasdaq closing bid as of the Closing. See "Management--Employment Agreements."

    On January 6, 1997, Dunn entered into a share exchange agreement (the "Share Exchange Agreement") with Dunn Computer Corporation, a Virginia corporation incorporated in 1987, whereby such Virginia corporation became a wholly-owned subsidiary of Dunn. Pursuant to the Share Exchange Agreement, Dunn exchanged its stock on a 2,799.160251 for 1 basis with the holders of stock of the Virginia corporation.

    In April 1996, Dunn entered into a line of credit agreement with a bank that was personally guaranteed by the principal stockholders of Dunn. In May 1997, the loan agreement was modified to cancel the personal guarantees of the principal stockholders of Dunn.

    Dunn leases its facility from C&T Partnerships, an entity owned and controlled by Thomas and Claudia Dunne, both affiliates of the Company. The lease agreement terminates in October 1999, but provides for a five year renewal at Dunn's option. Rent expense under this lease was $154,000 for each of the years ended October 31, 1996 and 1997, respectively. In addition, the mortgage on the facility of approximately $1,000,000, which has a 25 year term and bears interest at 2% over prime, is guaranteed by the Company. The Company has been advised that all payments with respect to the mortgage are current. For additional terms of the lease and a description of the facility, see "Business--Facilities."

    In 1995, Dunn made a stock investment of $150,000 in WIZnet, an Internet-related company. Daniel Sinnott, a director of the Company, is the President and Chief Executive Officer of WIZnet. Mr. Sinnott was not a director of Dunn at the time of the investment. The Company believes that the transaction was fair and reasonable.

                           DESCRIPTION OF SECURITIES

    The following is a description of all material terms and features of the securities of the Company, but does not purport to be complete and is subject in all respects to applicable Virginia law and to the provisions of the Company's articles of incorporation ("Articles of Incorporation") and bylaws ("Bylaws"), copies of which will be filed with the Commission as Exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

    The Company is authorized by its Articles of Incorporation to issue an aggregate of 20,000,000 shares of Common Stock, $.001 par value per share, and 2,000,000 shares, $.001 par value per share, of preferred stock (the "Preferred Stock"). At the Closing, 5,150,000 shares of Common Stock will be issued in exchange for the common stock of Dunn in the Merger. See "The Reorganization and the IDP Acquisition." No shares of the authorized Preferred Stock are issued and outstanding. All shares of Common Stock are of the same class and have equal rights and attributes.

PREFERRED STOCK

    The Company is authorized by its Articles of Incorporation to issue a maximum of 2,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, dividend rates, conversion privileges, redemption rights and terms, redemption prices and liquidation preferences, as the Board of Directors of the Company may, from time to time, fix by amendment of the Articles of Incorporation. No shares of the Preferred Stock have been issued, and the Company has no present plans to issue any Preferred Stock.

    The issuance of shares of Preferred Stock pursuant to the Board's authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and, coupled with special voting rights could otherwise materially and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of authorized but unissued Preferred Stock.

COMMON STOCK

    The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any shares of Preferred Stock that may be outstanding from time to time. In the event of the dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company, subject to the prior distribution rights of the holders of any Preferred Stock that may be outstanding at that time. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby when issued will be, fully paid and nonassessable.

    The holders of Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if the Company were to issue additional shares of Common Stock following this Offering, persons acquiring Common Stock in this Offering would have no right to purchase additional shares and, as a result, their percentage equity interest in the Company would be reduced.

    The holders of Common Stock do not have cumulative voting rights. Accordingly, all directors will be elected by the affirmative vote of the holders of a majority of the Company's outstanding Common Stock.

The Board is empowered to fill any vacancies on the Board created by the resignation, death or removal of directors.

    Upon completion of this Offering (but without giving effect to the exercise of the Over-Allotment Option, or any outstanding stock options or warrants), the Company's executive officers and directors will beneficially own approximately 54% of the outstanding shares of Common Stock, and will be in a position to control the voting results of certain actions required or permitted to be taken by stockholders of the Company, including the election of directors. However, as no voting agreement exists among these executive officers and directors, each is able to vote as he or she may desire on any issue affecting the Company.

VIRGINIA ANTI-TAKEOVER LAW

    Under the Virginia Control Share Acquisition statute (Section 13.1-728 et seq. of the Virginia Stock Corporation Act ("VSCA")), a person ( the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a Virginia corporation that when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33 1/3%, or a majority of the voting stock of the corporation, must obtain the approval of a majority in interest of the shares held by all shareholders (except the acquiror and officers and inside directors of the corporation) in order to vote the shares acquired. The statute does not apply to mergers pursuant to a merger or plan of share exchange effected in compliance with the relevant provision of the VSCA. The Control Share Acquisition statute permits a Virginia corporation to elect not to be governed by these provisions by including such an election in its articles of incorporation or bylaws, and does not apply to companies with less than 300 shareholders. The Company has elected not to be governed by the Control Share Acquisition statute in its Articles of Incorporation.

    Virginia's Affiliated Transactions statute (Section 13.1-725 et seq. of the VSCA) provides that if a person acquires 10% or more of the stock of a Virginia corporation without the approval of its board of directors (an "interested shareholder"), such person may not engage in certain transactions with the corporation (including a merger and purchase or sale of greater than 5% of the corporation's assets or voting stock) for a period of three years, and then only with the specified supermajority shareholder vote, disinterested director approval or fair price and procedural protections. Virginia's statute includes certain exceptions to this prohibition; for example, if a majority of disinterested directors approves the acquisition of stock or the transaction prior to the time that the person became an interested shareholder, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested shareholder, the prohibition does not apply.

    The VSCA contains provisions which permit a corporation to take the steps necessary to implement a shareholder rights plan, sometimes referred to as a "poison pill", whereby all shareholders, except for the acquiror, have certain economically powerful rights that are activated upon an acquiror obtaining a 20% (or other percentage) stock ownership position. The Company has not implemented a "poison pill." The Company's Articles of Incorporation do provide for preferred stock as to which the board of directors has authority to determine the terms of such stock, which is generally a prerequisite to implementing a "poison pill."

PERSONAL LIABILITY OF DIRECTORS

    Under the VSCA, the liability of an officer or director for a single transaction in a proceeding brought by or in the right of a corporation or on behalf of shareholders is limited to damages not exceeding the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws, as a limitation on or elimination of the liability of the officer or director; or
(ii) the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director may not be so limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

    The Company's Articles of Incorporation include a provision eliminating, to the fullest extent permitted by law, the personal liability of directors.

    The Articles of Incorporation provide for the indemnification of, and advancement of litigation expenses to, the directors and officers of the Company to the fullest extent permitted by Virginia law. Furthermore, the Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such person to the fullest extent permitted by law.

    Dunn has directors' and officers' liability insurance in the amount of $1.0 million.

TRANSFER AGENT

    The Transfer Agent for the Common Stock of the Company is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    At Closing, 8,400,000 shares of Common Stock will be outstanding and the Company will also have outstanding options and warrants to purchase up to a total of 2,657,000 shares of Common Stock. The shares sold in this Offering and the 5,150,000 shares exchanged for Dunn's Common Stock pursuant to the Merger (other than the approximately 4,000,000 shares issued to affiliates of the Company) will be freely tradeable by the public. The remaining 750,000 shares of Common Stock to be outstanding after the Closing will be "restricted securities" as that term is defined under Rule 144, and may not be sold unless registered under the Act or exempted therefrom. The persons who will be holders of the 750,000 shares of restricted securities will have piggy-back registration rights with respect to such shares as well as two demand registration rights exercised only after such persons cease to be affiliates of the Company. If such stock is not resold pursuant to such registration rights, they will be eligible for resale pursuant to Rule 144 one year from the date of the Closing, subject to all of Rule 144's restrictions discussed below.

    In general, under the Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an "affiliate" of the Company, as that term is defined in Rule 144, (or persons whose shares are aggregated), who for at least one year has beneficially owned restricted securities acquired directly or indirectly from the Company or an affiliate of the Company in a private transaction is entitled to sell in brokerage transactions within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the total number of outstanding shares of the same class, or (ii) if the stock is quoted on the Nasdaq National Market, the average weekly trading volume in the stock during the four calendar weeks preceding the day notice is given to the Securities and Exchange Commission with respect to such sale. A person (or persons whose shares are aggregated) who is not an affiliate and has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned restricted securities for at least two years is entitled to sell such shares pursuant to subparagraph (k) of Rule 144 without regard to any of the limitations described above.

    Approximately 3,790,000 shares of non-restricted Common Stock and 750,000 shares of restricted Common Stock will be held by affiliates as of the Closing. Without regard to the contractual restrictions discussed below, so long as such stock remains in the hands of affiliates, unless sold pursuant to a registration statement, it will be subject to all of the conditions of Rule 144, except for the holding period. If the holders of such stock cease to be affiliates (and, in the case of restricted stock, the two-year holding period of Rule 144(k) has been met), such shares may become freely tradable, without regard to most of Rule 144 restrictions, including the volume limitation.

    All of the Company's directors, executive officers, and certain existing stockholders, who will hold securities relating to an aggregate $4,675,000 shares of Common Stock, including the 750,000 shares of restricted Common Stock), have agreed not to sell, offer to sell or otherwise dispose of any shares of the Company's Common Stock until 180 days from the date of this Prospectus, except pursuant to gifts or pledges in which the donee or pledgee agrees to be bound by such restrictions, without the prior written consent of the Representative. These agreements are enforceable only by the parties thereto, and are subject to rescission or amendment at any time without approval of other stockholders.

    Sales of significant amounts of the Company's Common Stock by stockholders in the future, under Rule 144 or otherwise, may have a depressive effect on the price of the Company's Common Stock. See "Risk Factors--Shares Eligible for Future Sale."

                                  UNDERWRITING

    The Company has agreed to sell, and the Underwriters have severally agreed, subject to the terms and conditions of the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the "Underwriting Agreement"), to purchase from the Company on a firm commitment basis, the number of shares of Common Stock set forth opposite its name below:

UNDERWRITERS                                                                         SHARES
---------------------------------------------------------------------------------  ----------
Ferris, Baker Watts, Incorporated................................................   2,500,000
                                                                                   ----------
Total............................................................................   2,500,000

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock listed above are subject to the approval of certain legal matters by counsel and various other conditions. The Underwriting Agreement also provides that the Underwriters are committed to purchase all of the shares of Common Stock offered hereby, if any are purchased (without consideration of any shares that may be purchased through the Over-Allotment Option).

    The Underwriters have advised the Company that they propose to offer the 2,500,000 shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to selected dealers who are members of the National Association of Securities Dealers, Inc., at such price
less a concession not in excess of [$.      ] per share of Common Stock of which
not more than [$.      ] per share of Common Stock may be re-allowed to certain
other dealers. After the Offering, the public offering price, concessions and reallowances may be changed by Ferris, Baker Watts, Incorporated ("FBW"), the lead managing underwriter.

    The Company and certain stockholders ("Selling Stockholders") have granted to the Underwriters an option exercisable for a period of 30 calendar days after the closing of the Offering, to purchase up to 375,000 additional shares of Common Stock at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any, incurred in connection with the sale of shares of common stock offered hereby. The Company has retained FBW as exclusive advisor in connection with the IDP Acquisition, for which it will receive an advisory fee equal to $300,000 upon closing of the Offering.

    The Underwriting Agreement provides for reciprocal indemnification between the Company, the Selling Stockholders and the Underwriters against certain liabilities in connection with the Offering, including liabilities under the Act.

    The Company has agreed, for a period of 180 days after the date of this Prospectus, not to issue any shares of Common Stock or Preferred Stock or any warrants, options or other rights to purchase Common Stock or Preferred Stock without the prior written consent of FBW. Notwithstanding the foregoing, the Company may issue shares upon exercise of any warrants or options outstanding on the date hereof or to be outstanding upon completion of the Offering pursuant to the terms thereof, and may issue options or shares reserved for issuance under the Company's Stock Option Plan. The executive officers, directors and certain stockholders of the Company have agreed not to sell any of their shares of Common Stock, options to acquire Common Stock or securities exercisable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of FBW on behalf of the Underwriters.

    The Underwriters intend to make a market in the Common Stock, as permitted by applicable laws and regulations. The Underwriters, however, are not obligated to make a market in the Common Stock and any such market making may be discontinued at any time at the sole discretion of the Underwriter.

    The Underwriters have informed the Company that it does not intend to confirm any sales to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

    The legality of the Common Stock offered by this Prospectus will be passed upon for the Company by Jones, Day, Reavis and Pogue, Washington, D.C. Certain legal matters will be passed upon by Venable, Baetjer and Howard, LLP, counsel for the Underwriters in connection with the Offering.

                                    EXPERTS

    The consolidated financial statements of Dunn Computer Corporation, a Delaware corporation, at October 31, 1996 and 1997, and for each of the three years in the period ended October 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of STMS at December 31, 1995 and 1996 and for each of the two years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Davis, Sita & Company, P.A., independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of International Data Products, Corp. and Combined Company, at September 30, 1996 and 1997, and for each of the three years in the period ended September 30, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

    The balance sheet of Dunn Computer Corporation, a Virginia corporation, at February 26, 1998, appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedule thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and the Midwest Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. In addition, the Registration Statement may be accessed electronically at the Commission's site on the World Wide Web located at http://www.sec.gov.

    The Company currently is not a reporting company. The Company intends to furnish to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for each of the first three quarters of each fiscal year of the Company.

    Until the Closing, Dunn is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed may be inspected without charge and copies may be had at the prescribed fees at the Commission's addresses set forth above and at the Commission's website. Dunn common stock is listed on the Nasdaq National Market under the symbol "DNCC", and material filed by Dunn can be inspected at the offices of the Nasdaq National Market, 1735 K Street, Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

DUNN COMPUTER CORPORATION (A DELAWARE CORPORATION)
Report of Ernst & Young LLP, Independent Auditors....................................        F-2
Consolidated Balance Sheets as of October 31, 1996 and 1997 and as of January 31,
  1998 (unaudited)...................................................................        F-3
Consolidated Statements of Income for the three years in the period ended October 31,
  1997 and for the three months ended January 31, 1997 and 1998 (unaudited)..........        F-4
Consolidated Statements of Stockholders' Equity for the three years in the period ended October 31, 1997 and for the three months ended January 31, 1998
  (unaudited)........................................................................        F-5
Consolidated Statements of Cash Flows for the three years in the period ended
  October 31, 1997 and for the three months ended January 31, 1997 and 1998
  (unaudited)........................................................................        F-6
Notes to Consolidated Financial Statements...........................................        F-7

STMS, INC.
Report of Davis, Sita & Company, P.A., Independent Auditors .........................       F-17
Balance Sheets as of December 31, 1995 and 1996......................................       F-18
Statements of Operations for the years ended December 31, 1995 and 1996..............       F-19
Statements of Stockholders' Deficit for the years ended December 31, 1995 and 1996...       F-20
Statements of Cash Flows for the years ended December 31, 1995 and 1996..............       F-21
Notes to Financial Statements........................................................       F-22
Balance Sheet as of June 30, 1997 (unaudited)........................................       F-28
Statements of Operations for the six months ended June 30, 1996 and 1997
  (unaudited)........................................................................       F-29
Statements of Cash Flows for the six months ended June 30, 1996 and 1997
  (unaudited)........................................................................       F-30
Notes to Financial Statements (unaudited)............................................       F-31

DUNN COMPUTER CORPORATION (A VIRGINIA CORPORATION)
Report of Ernst & Young LLP, Independent Auditors....................................       F-32
Balance Sheet as of February 26, 1998................................................       F-33
Note to Balance Sheet................................................................       F-34

INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY..............................
Report of KPMG Peat Marwick LLP, Independent Auditors................................       F-36
Combined Balance Sheets as of September 30, 1996 and 1997 and as of December 31, 1997
  (unaudited)........................................................................       F-37
Combined Statements of Income and Retained Earnings for the three years in the period ended
  September 30, 1997 and for the three months ended December 31, 1996 and 1997
  (unaudited)........................................................................       F-38
Combined Statements of Cash Flows for the three years in the period ended September
  30, 1997 and for the three months ended December 31, 1996 and 1997 (unaudited).....       F-39
Notes to Combined Financial Statements...............................................       F-40

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors

    We have audited the accompanying consolidated balance sheets of Dunn Computer Corporation (a Delaware corporation) as of October 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the three years in the period ended October 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dunn Computer Corporation as of October 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for the three years in the period ended October 31, 1997 in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Vienna, Virginia
January 7, 1998, except for Notes
2 and 11, with respect to the
earnings per share calculations, as
to which the date is March 5, 1998

                           DUNN COMPUTER CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                              OCTOBER 31,            JANUARY 31,
                                                                      ----------------------------  -------------
                                                                          1996           1997           1998
                                                                      -------------  -------------  -------------

                                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................................  $     897,664  $     341,966  $     162,359
  Accounts receivable, net..........................................      3,174,060      9,712,010      8,373,278
  Inventory, net....................................................        985,603      4,487,301      2,882,118
  Prepaid expenses and other assets.................................       --               87,457        120,052
                                                                      -------------  -------------  -------------
Total current assets................................................      5,057,327     14,628,734     11,537,807
Property and equipment, net.........................................         63,763        633,428        598,257
Goodwill and other intangible assets, net...........................       --            2,974,840      2,920,514
Investments.........................................................        150,000        275,000        275,000
Other assets........................................................          3,540        191,075        186,958
                                                                      -------------  -------------  -------------
Total assets........................................................  $   5,274,630  $  18,703,077  $  15,518,536
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................  $   2,452,161  $   9,296,497  $   2,153,011
  Accrued expenses..................................................        285,244        490,970        483,151
  Income taxes payable..............................................        519,308       --              417,662
  Deferred tax credit...............................................         11,086       --             --
  Line-of-credit....................................................       --             --            2,826,789
  Notes payable--current portion....................................       --               12,840         12,840
  Obligations under capital leases-current portion..................       --               66,294         54,319
  Unearned revenue..................................................         67,640        422,907        474,345
                                                                      -------------  -------------  -------------
Total current liabilities...........................................      3,335,439     10,289,508      6,422,117

Notes payable-long-term portion.....................................       --               49,952         47,105
Obligations under capital leases-long-term portion..................       --               25,462         22,453
Deferred tax credit.................................................       --              100,000        100,000
Stockholders' equity:
  Preferred Stock, $.001 par value; 2,000,000 shares authorized, no
    shares issued and outstanding...................................       --             --             --
  Common Stock, $.001 par value; 20,000,000 shares authorized,
    4,000,000 and 5,150,000 and 5,150,000 shares issued and
    outstanding at October 31, 1996 and 1997 and January 31, 1998,
    respectively....................................................          4,000          5,150          5,150
  Additional paid-in capital........................................        111,857      5,087,371      5,087,371
  Retained earnings.................................................      1,823,334      3,145,634      3,834,340
                                                                      -------------  -------------  -------------
Total stockholders' equity..........................................      1,939,191      8,238,155      8,926,861
                                                                      -------------  -------------  -------------
Total liabilities and stockholders' equity..........................  $   5,274,630  $  18,703,077  $  15,518,536
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See accompanying notes.

                           DUNN COMPUTER CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                         THREE MONTHS ENDED
                                                 YEARS ENDED OCTOBER 31,                    JANUARY 31,
                                        ------------------------------------------  ----------------------------
                                            1995          1996           1997           1997           1998
                                        ------------  -------------  -------------  -------------  -------------

                                                                                     (UNAUDITED)    (UNAUDITED)
Net revenues..........................  $  7,491,452  $  18,098,638  $  21,766,465  $   5,505,350  $  10,429,168
Costs of revenues.....................     6,046,480     14,102,442     17,549,655      4,199,577      7,989,879
                                        ------------  -------------  -------------  -------------  -------------
Gross profit..........................     1,444,972      3,996,196      4,216,810      1,305,773      2,439,289
Selling and marketing.................       154,110        475,471        842,281        181,507        551,881
General and administrative............       812,046      1,496,979      1,355,423        252,119        738,290
                                        ------------  -------------  -------------  -------------  -------------
Income from operations................       478,816      2,023,746      2,019,106        872,147      1,149,118
Other income (expense):
  Other income (expense)..............        34,512         49,343       --                7,668         (5,132)
  Interest income.....................       --            --              109,877       --             --
  Interest expense....................       (26,246)       (57,925)       (11,813)      --              (37,618)
                                        ------------  -------------  -------------  -------------  -------------
Net income before income taxes........       487,082      2,015,164      2,117,170        879,815      1,106,368
Provision for income taxes............       244,000        776,000        794,870        334,000        417,662
                                        ------------  -------------  -------------  -------------  -------------
Net income............................  $    243,082  $   1,239,164  $   1,322,300  $     545,815  $     688,706
                                        ------------  -------------  -------------  -------------  -------------
                                        ------------  -------------  -------------  -------------  -------------
Earnings per share....................  $       0.06  $        0.31  $        0.29  $        0.14  $        0.13
                                        ------------  -------------  -------------  -------------  -------------
                                        ------------  -------------  -------------  -------------  -------------
Earnings per share--
  assuming dilution...................  $       0.06  $        0.31  $        0.28  $        0.13  $        0.12
                                        ------------  -------------  -------------  -------------  -------------
                                        ------------  -------------  -------------  -------------  -------------

                            See accompanying notes.

                           DUNN COMPUTER CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                  COMMON STOCK        ADDITIONAL   RECEIVABLE
                                              ---------------------    PAID-IN        FROM        RETAINED
                                                SHARES     AMOUNT      CAPITAL     STOCKHOLDER    EARNINGS       TOTAL
                                              ----------  ---------  ------------  -----------  ------------  ------------
Balance at October 31, 1994.................   4,000,000  $   4,000  $    111,857   $(132,538)  $    341,088  $    324,407
Cash receipts from Stockholder..............      --         --           --           32,538        --             32,538
Net Income..................................      --         --           --           --            243,082       243,082
                                              ----------  ---------  ------------  -----------  ------------  ------------
Balance at October 31,1995..................   4,000,000      4,000       111,857    (100,000)       584,170       600,027
Cash receipts from stockholder..............      --         --           --          100,000        --            100,000
Net income..................................      --         --           --           --          1,239,164     1,239,164
                                              ----------  ---------  ------------  -----------  ------------  ------------
Balance at October 31, 1996.................   4,000,000      4,000       111,857      --          1,823,334     1,939,191
Issuance of common stock, net of offering
  expenses of $1,083,336....................   1,000,000      1,000     3,916,664      --            --          3,917,664
Issuance of stock related to acquisition of
  STMS......................................     150,000        150       974,850      --            --            975,000
Issuance of options related to STMS
  acquisition recorded at fair value........      --         --            84,000      --            --             84,000
Net income..................................      --         --           --           --          1,322,300     1,322,300
                                              ----------  ---------  ------------  -----------  ------------  ------------
Balance at October 31, 1997.................   5,150,000      5,150     5,087,371      --          3,145,634     8,238,155
Net income (unaudited)......................      --         --           --           --            688,706       688,706
                                              ----------  ---------  ------------  -----------  ------------  ------------
Balance at January 31, 1998 (unaudited).....   5,150,000  $   5,150  $  5,087,371   $  --       $  3,834,340  $  8,926,861
                                              ----------  ---------  ------------  -----------  ------------  ------------
                                              ----------  ---------  ------------  -----------  ------------  ------------

                            See accompanying notes.

                           DUNN COMPUTER CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   THREE MONTHS ENDED
                                                                  YEARS ENDED OCTOBER 31,             JANUARY 31,
                                                             ---------------------------------  ------------------------
                                                               1995        1996        1997        1997         1998
                                                             ---------  ----------  ----------  -----------  -----------

                                                                                                (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES
Net income.................................................  $ 243,082  $1,239,164  $1,322,300   $ 545,815    $ 688,706
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization of property and
    equipment..............................................     25,441      32,300      46,029       6,450       47,832
  Amortization of goodwill and other intangible assets.....     --          --          22,448      --           54,326
  Changes in operating assets and liabilities:
    Accounts receivable....................................   (734,660)   (951,553) (5,354,279)  1,782,772    1,338,732
    Inventory..............................................   (515,426)    211,763  (2,865,750)   (339,822)   1,605,183
    Prepaid expenses and other assets......................     (8,000)      9,460     (85,966)    (88,039)     (28,478)
    Accounts payable.......................................    652,864     471,636   3,920,267    (344,813)  (7,143,486)
    Accrued expenses.......................................    309,471    (193,084)     51,930      35,823       (7,819)
    Income taxes payable...................................    223,582     260,947    (519,308)   (136,150)     417,662
    Deferred tax credit....................................      9,399     (66,276)     88,914      (8,850)      --
    Unearned revenue.......................................     --          67,640    (110,734)    (67,640)      51,438
                                                             ---------  ----------  ----------  -----------  -----------
Net cash provided by (used in) operating activities........    205,753   1,081,997  (3,484,149)  1,385,546   (2,975,904)

INVESTING ACTIVITIES
Purchases of property and equipment........................    (15,617)    (21,040)    (93,389)     --          (12,661)
Acquisition of STMS, net of cash acquired..................     --          --        (928,550)     --           --
Purchase of investments....................................     --        (150,000)     --          --           --
                                                             ---------  ----------  ----------  -----------  -----------
Net cash used in investing activities......................    (15,617)   (171,040) (1,021,939)     --          (12,661)

FINANCING ACTIVITIES
Net proceeds from issuance of common stock.................     --          --       3,917,664      --           --
Proceeds of loans for purchase of certain asset............     --          --          64,226      --           --
Payments on notes payable..................................     --          --         (10,551)     --           (2,847)
Proceeds from bank line of credit..........................     --       2,122,245      --         200,000    2,826,789
Payments on bank line of credit............................   (194,809) (2,374,476)     --        (200,000)      --
Repayment from stockholder.................................     32,538     100,000      --          --           --
Payments on capital leases.................................     --          --         (20,949)     --          (14,984)
                                                             ---------  ----------  ----------  -----------  -----------
Net cash (used in) provided by financing activities........   (162,271)   (152,231)  3,950,390      --        2,808,958
Net increase (decrease) in cash and cash equivalents.......     27,865     758,726    (555,698)  1,385,546     (179,607)
Cash and cash equivalents at beginning of the period.......    111,073     138,938     897,664     897,664      341,966
                                                             ---------  ----------  ----------  -----------  -----------
Cash and cash equivalents at end of the period.............  $ 138,938  $  897,664  $  341,966   $2,283,210   $ 162,359
                                                             ---------  ----------  ----------  -----------  -----------
                                                             ---------  ----------  ----------  -----------  -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid..............................................  $  26,246  $   57,925  $   11,813   $  --        $  38,473
                                                             ---------  ----------  ----------  -----------  -----------
                                                             ---------  ----------  ----------  -----------  -----------
Income taxes paid..........................................  $  --      $  581,000  $1,323,308   $ 479,000    $  --
                                                             ---------  ----------  ----------  -----------  -----------
                                                             ---------  ----------  ----------  -----------  -----------

                            See accompanying notes.

                           DUNN COMPUTER CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

    Dunn Computer Corporation (the "Corporation") was incorporated on July 27, 1987 under the laws of the Commonwealth of Virginia.

    On January 3, 1997, Dunn Computer Corporation (the "Company"), a Delaware corporation, was formed as a holding company for the stock of Dunn Computer Corporation, the Virginia corporation. On January 6, 1997, the Board of Directors and stockholders of the Corporation approved and effected a 2,799.160251 for 1 stock exchange with the Company whereby the holders of the Corporation's Common Stock would receive 2,799.160251 shares of Common Stock in the Company for each share of Common Stock in the Corporation. All references in the accompanying consolidated financial statements as to the number of shares of Common Stock and per-share amounts have been restated to reflect the stock exchange. Also, the Company authorized 2,000,000 shares of Preferred Stock with rights and preferences to be determined by the Board of Directors at a later date.

    The Company is engaged in the business of providing build-to-order computer systems and related equipment to businesses and government agencies.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions eliminate upon consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

INVESTMENTS

    At October 31, 1996 and 1997, investments consisted of shares of common stock of a privately-held internet company, Worldwide Internet Solutions Network, Inc. ("WIZnet"), with a cost basis of approximately $150,000. The Company believes that this carrying amount represents the lower of cost or market. The Company is accounting for this investment using the cost method since the Company's investment represents less than 20% of the privately-held internet company's outstanding stock. The President and Chief Executive Officer of WIZnet is a member of the Company's Board of Directors.

    In connection with the acquisition of STMS, the Company also purchased a 47% interest in Glacier Corporation. This investment was recorded at its fair value of $125,000 on the purchase date. The Company is accounting for this investment using the equity method. The Company believes that the carrying amount represents the lower of cost or market at October 31, 1997. During the period from the

                           DUNN COMPUTER CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) acquisition date (September 12, 1997) to October 31, 1997, the Company's portion of net income (loss) related to the Glacier investment was immaterial to the financial statements.

INVENTORY

    Inventory is stated at the lower of cost or market as determined by the first-in first-out (FIFO) method. The Company periodically evaluates its inventory obsolescence reserve to ensure inventory is recorded at net realizable amounts.

GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangible assets (contracts), which resulted from the Company's acquisition of STMS, Inc. ("STMS") in September 1997, are being amortized on a straight-line basis over twenty and five years, respectively. At October 31, 1997, intangible assets were comprised of:

Goodwill........................................................  $2,397,287
Contracts.......................................................    600,000
Less accumulated amortization...................................    (22,447)
                                                                  ---------
                                                                  $2,974,840
                                                                  ---------
                                                                  ---------

IMPAIRMENT OF LONG-LIVED ASSETS

    Each year, management determines whether any property and equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 121, ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." The Company made no adjustments to the carrying values of the assets during the years ended October 31, 1995, 1996 and 1997.

STOCK COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" which is effective for the Company's fiscal 1997 consolidated financial statements. SFAS 123 allows companies to account for stock-based compensation under either the new provisions of SFAS 123 or the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," but requires pro forma disclosure in the footnotes to the consolidated financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB 25.

REVENUE RECOGNITION

    The Company generally recognizes revenues based on shipment of products. Revenues are earned principally pursuant to various contracts with agencies of the Federal government and commercial customers. The Company generally does not require collateral on such contracts. The length of the Company's contracts generally range from one to three years.

                           DUNN COMPUTER CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The products sold are generally covered by a warranty for periods ranging from two to three years. The Company accrues a warranty reserve for revenues recognized during the year to record estimated costs to provide warranty services.

    Unearned revenue relates to cash received from credit card sales as of year end for which the related inventory was shipped subsequent to year end.

    During the year ended October 31, 1995, the Company had revenues from two agencies of the Federal government which represented 73% and 12% of total revenues. During the year ended October 31, 1996, the Company had revenues from two agencies of the Federal government which represented 22% and 14% of total revenues. In addition, during 1996, the Company had revenues from one Federal government contractor and one commercial customer which represented 17% and 16% of total revenues, respectively. As of October 31, 1996, accounts receivable from agencies of the Federal government represented 92% of total accounts receivable. During the year ended October 31, 1997, the Company had revenues from one agency of the Federal government and one Federal government contractor which represented 21% and 11% of total revenues, respectively. As of October 31, 1997, accounts receivable from agencies of the Federal government represented 64% of total accounts receivable.

INCOME TAXES

    The Company provides for income taxes in accordance with the liability method.

FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, investments and accounts receivable. The cash is held by high credit quality financial institutions. For accounts receivable, the Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management's expectations. The concentration of credit risk is mitigated by the diverse customer base and the amount of receivables due by the Federal government. The carrying amount of the receivables approximates their fair value.

EARNINGS PER SHARE

    In 1997, the Financial Accounting Standards Board issued Statement No. 128, EARNINGS PER SHARE. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

RECENT PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", which is required to be adopted in the year ended October 31, 1998 consolidated financial statements. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional

                           DUNN COMPUTER CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) paid-in capital in the Statement of Stockholders' Equity. The Company will be required to restate earlier periods provided for comparative purposes, but doesn't believe that the adoption of SFAS 130 will be material to the Company's financial statements.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted in the year ended October 31, 1998 consolidated financial statements. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The disclosure for segment information on the consolidated financial statements is not expected to be material.

INTERIM FINANCIAL INFORMATION

    The unaudited consolidated balance sheet, statements of income, stockholders' equity and cash flows as of January 31, 1998 and for the three months ended January 31, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for any future period, including the year ended October 31, 1998.

3. PROPERTY AND EQUIPMENT

    Property and equipment, including leasehold improvements, are stated at cost. Property and equipment are depreciated and amortized using the straight-line method over the estimated useful lives of five years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

    Property and equipment consists of the following:

                                                                             OCTOBER 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
Computer and office equipment.........................................  $   69,626  $  505,920
Furniture and fixtures................................................      20,663      57,076
Leasehold improvements................................................      27,424      96,326
Other.................................................................      78,742     143,060
                                                                        ----------  ----------
                                                                           196,455     802,382
Less accumulated depreciation and amortization........................    (132,692)   (168,954)
                                                                        ----------  ----------
                                                                        $   63,763  $  633,428
                                                                        ----------  ----------
                                                                        ----------  ----------

4. ACQUISITION OF STMS, INC.

    On September 12, 1997, the Company acquired all of the outstanding stock of STMS, Inc., a Virginia corporation ("STMS"), for 150,000 shares of the Company's Common Stock, an option to purchase 25,000 shares of the Company's Common Stock, and $1,044,500 in cash used specifically to repay certain debt of STMS. The transaction was accounted for using the purchase method. The 150,000 shares of Common

                           DUNN COMPUTER CORPORATION

4. ACQUISITION OF STMS, INC. (CONTINUED)
Stock were valued at the market price of the Company's common stock or $975,000 on the date of transaction. The options to purchase 25,000 shares of Common Stock were issued to a stockholder/creditor of STMS and was valued at fair value of $84,000 using the Black-Scholes option-pricing model. The purchase price was allocated to the assets and liabilities acquired based on their estimated fair values. In conjunction with the acquisition, the Company recorded goodwill in the amount of $2,397,287 and other intangible assets (contracts) in the amount of $600,000. The operations of STMS are included in the consolidated financial statements of the Company as of and for the year ended October 31, 1997.

    The Company granted options to purchase an aggregate of 1,330,000 shares of the Company's Common Stock, at an exercise price equivalent to its fair market value at the date of grant, to the former stockholders of STMS in conjunction with their three-year employment agreements (see Note 7). The options vest over a three-year period.

    The selected pro forma information for the years ended October 31, 1995, 1996 and 1997 includes the operating results of STMS as if the Company acquired STMS on November 1, 1994.

                                                                                       YEARS ENDED OCTOBER 31,
                                                                                     ----------------------------
                                                                                         1996           1997
                                                                                     -------------  -------------

                                                                                             (UNAUDITED)
Pro Forma net revenues.............................................................  $  38,348,000  $  37,186,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Pro Forma net income (loss)........................................................  $   1,548,000  $    (101,000)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Pro Forma earnings per share.......................................................  $        0.37  $       (0.02)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Pro Forma earnings per share--assuming dilution....................................  $        0.37  $       (0.02)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Pro Forma weighted average shares outstanding......................................      4,150,000      4,681,507
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Pro Forma weighted average shares outstanding--assuming dilution...................      4,150,000      4,808,295
                                                                                     -------------  -------------
                                                                                     -------------  -------------

5. BANK LINES OF CREDIT AND NOTES PAYABLE

    In April 1996, the Company entered into a line of credit agreement with a bank whereby the Company could borrow up to $2,000,000. Outstanding borrowings bear interest at the prime rate. As of October 31, 1997, there were no outstanding borrowings under this line of credit facility. The Company pays a commitment fee equivalent to a certain percentage (approximately . 3/8%) of the unused borrowings under the line of credit facility. The line of credit is secured by all assets of the Company. Under the line of credit agreement, the Company is required to maintain a net worth of $1,250,000 as well as submit periodic financial statements. For the years ended October 31, 1996 and 1997, the Company is in compliance with these covenants. The line of credit agreement expires February 28, 1998.

    During July 1997, the Company obtained a certain asset in the amount of $64,227 through loan proceeds bearing interest annually at 7.9%. The Company is required to make monthly payments of $1,303 until July, 2004.

6. RELATED PARTY TRANSACTION

    Thomas Dunne, the Company's President, and his wife, Claudia Dunne, the Company's Vice President, acquired a building for the purpose of leasing office space to the Company. In connection with

                           DUNN COMPUTER CORPORATION

6. RELATED PARTY TRANSACTION (CONTINUED) the acquisition of the building, the Company guaranteed the building's $1 million mortgage. The term of the mortgage is 25 years. The Company subsequently executed a noncancelable operating lease with Mr. and Mrs. Dunne. The Company believes that the lease agreement is on terms no less favorable to the Company than could be obtained from unaffiliated third parties (see Note 7).

7. COMMITMENTS

OPERATING LEASES

    The Company leases office space under a noncancelable operating lease agreement with two stockholders (see Note 6). The lease agreement terminates in October 1999, but provides for a five year renewal at the Company's option. Additionally, the Company leases various office equipment under non-cancelable operating leases. Rent expense under these leases was $144,000, $154,000 and $175,000 for the years ended October 31, 1995, 1996, and 1997, respectively.

    Future minimum lease payments under noncancelable operating leases, including the lease assumed in the STMS purchase, at October 31, 1997 are as follows:

1998............................................................  $ 468,995
1999............................................................    454,982
2000............................................................    286,170
2001............................................................    285,709
2002............................................................    293,843
Thereafter......................................................    225,304
                                                                  ---------
Total                                                             $2,015,003
                                                                  ---------
                                                                  ---------

CAPITAL LEASES

    In connection with the acquisition of STMS, the Company assumed certain capital lease obligations. The capital leases are related to the use of certain computer equipment, and are included in fixed assets and depreciated accordingly. The total obligation under capital lease agreements at October 31, 1997 was $91,756, at an imputed interest rate of 8%. Future minimum lease payments are $66,294 and $25,462 for the years ending October 31, 1998 and 1999, respectively.

EMPLOYMENT AGREEMENTS

    During the year ended October 31, 1997, the Company executed employment agreements with certain key executives under which the Company is required to pay the following base salaries annually over the next three years:

1998............................................................................  $1,005,000
1999............................................................................  1,005,000
2000............................................................................    637,501
                                                                                  ---------
Total...........................................................................  $2,647,501
                                                                                  ---------
                                                                                  ---------

                           DUNN COMPUTER CORPORATION

8. STOCKHOLDERS' EQUITY

EQUITY TRANSACTIONS

    On April 21, 1997, the Company sold 1,000,000 shares of Common Stock in an initial public offering for net proceeds of $3,917,664. In connection with the offering, warrants were issued to the underwriter for 100,000 shares of Common Stock at an exercise price of $6.00 per share. Beginning April 21, 1998, the warrants are exercisable for a period of four years.

STOCK OPTION PLAN

    On January 6, 1997, the Company adopted the 1997 Stock Option Plan (the "Option Plan") which permits the Company to grant up to 600,000 options to officers, directors and employees who contribute materially to the success of the Company. In September 1997, the Company increased the number of options available for grant under the plan to 2,200,000. Stock options are generally granted at prices which the Company's Board of Directors believes approximates the fair market value of its Common Stock at the date of grant. The options vest over a stated period of time not to exceed four years. The contractual term of the options is ten years.

    Common stock option activity was as follows:

                                                                                    WEIGHTED-
                                                                                     AVERAGE
                                                                                    EXERCISE
                                                                       SHARES         PRICE
                                                                     ----------  ---------------
Outstanding at October 31, 1996....................................      --         $
Options granted....................................................   1,927,000          6.11
Options exercised..................................................      --            --
Options canceled or expired........................................      70,000          4.15
                                                                     ----------         -----
Outstanding at October 31, 1997....................................   1,857,000     $    6.18
                                                                     ----------         -----
Exercisable at October 31, 1997....................................      --         $  --
                                                                     ----------         -----
                                                                     ----------         -----

    As of October 31, 1997, there were 343,000 options available for future grants under the Option Plan.

    The following table summarizes information about fixed-price stock options outstanding at October 31, 1997:

                          OPTIONS OUTSTANDING
------------------------------------------------------------------------
                      NUMBER              AVERAGE           WEIGHTED-
   RANGE OF       OUTSTANDING AT         REMAINING           AVERAGE
   EXERCISE        OCTOBER 31,          CONTRACTUAL         EXERCISE
    PRICES             1997                LIFE               PRICE
--------------  ------------------  -------------------  ---------------
 $4.01--$6.00           275,000               4.20          $    4.44
 $6.01--$8.00         1,582,000               4.96               6.48
                     ----------                ---              -----
 $4.01--$8.00         1,857,000               4.67          $    6.18
                     ----------                ---              -----
                     ----------                ---              -----

                           DUNN COMPUTER CORPORATION

8. STOCKHOLDERS' EQUITY (CONTINUED)
    Had compensation expense related to the stock option plan been determined based on the fair value at the grant date for options granted during the years ended October 31, 1996 and 1997 consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been as follows:

                                                                     YEARS ENDED OCTOBER 31,
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
Net income--pro forma.............................................  $  1,239,164  $  1,098,900
                                                                    ------------  ------------
Earnings per share--pro forma.....................................  $       0.31  $       0.24
                                                                    ------------  ------------
                                                                    ------------  ------------
Earnings per share--assuming dilution--pro forma..................  $       0.31  $       0.23
                                                                    ------------  ------------
                                                                    ------------  ------------

    The effect of applying SFAS 123 on pro forma net income as stated above is not necessarily representative of the effects on reported net income for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing fair value model with the following weighted-average assumptions used for grants in 1997: dividend yield of 0%, expected volatility of 46%; risk-free interest rate of 5.75%; and expected life of the option term of 5 years. The weighted average fair values of the options granted in 1997 with a stock price equal to the exercise price is $6.18.

9. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    Components of the Company's net deferred tax asset (credit) balance are as follows:

                                                                             OCTOBER 31,
                                                                       -----------------------
                                                                          1996        1997
                                                                       ----------  -----------
Deferred tax assets:
  Accrued expenses...................................................  $   50,037  $    24,800
  Net operating loss carryforwards...................................      --          454,000
  Asset reserves.....................................................      14,000       14,000
                                                                       ----------  -----------
Total deferred assets................................................      64,037      492,800
Deferred tax credit:
  Acquisition of intangible assets...................................      --         (100,000)
  Change from cash to accrual method for tax purposes................     (75,123)     (38,800)
Valuation allowance..................................................      --         (454,000)
                                                                       ----------  -----------
  Net deferred tax asset (credit)....................................  $  (11,086) $  (100,000)
                                                                       ----------  -----------
                                                                       ----------  -----------

    As of October 31, 1997, the Company had approximately $1,100,000 in net operating loss carryforwards primarily related to STMS, which expire at varying dates through 2012. These carryforwards may be significantly limited under
Section 382 of the Internal Revenue Service Code and the SRLY rules. The Company has fully reserved the net deferred tax assets because realizability of such assets is uncertain.

                           DUNN COMPUTER CORPORATION

9. INCOME TAXES (CONTINUED)
    The components of the provision for income taxes are as follows:

                                                                                    YEARS ENDED OCTOBER 31,
                                                                              ------------------------------------
                                                                                 1995        1996         1997
                                                                              ----------  -----------  -----------
Current tax expense:
Federal.....................................................................  $  188,242   $ 709,195    $ 671,070
State.......................................................................      35,340     133,081      125,900
                                                                              ----------  -----------  -----------
                                                                                 223,582     842,276      796,970
Deferred tax expense:
Federal.....................................................................      17,355     (55,800)      (1,800)
State.......................................................................       3,063     (10,476)        (300)
                                                                              ----------  -----------  -----------
                                                                                  20,418     (66,276)      (2,100)
                                                                              ----------  -----------  -----------
Total provision for income taxes............................................  $  244,000   $ 776,000    $ 794,870
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

    The reconciliation of income tax from the statutory rate of 34% is:

                                                                                    YEARS ENDED OCTOBER 31,
                                                                              -----------------------------------
                                                                                 1995        1996        1997
                                                                              ----------  ----------  -----------
Tax at statutory rates......................................................  $  165,608  $  685,156  $   719,838
Non-deductible expenses.....................................................      58,675       9,610        8,291
State income tax net of federal benefit.....................................      19,717      81,234       66,741
                                                                              ----------  ----------  -----------
                                                                              $  244,000  $  776,000  $   794,870
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

10. RETIREMENT PLANS

401(K) PLAN

    Effective April 1, 1995, the Company adopted a 401(k) Plan (the "Plan"). Employees are eligible to participate after completing six months of service and attaining age 18. Employees can defer up to 15 percent of compensation. Employee contributions are subject to Internal Revenue Service limitations. All employees who contribute to the Plan are eligible to share in discretionary Company matching contribution. During the years ended October 31, 1995, 1996 and 1997, the Company contributed $4,469, $3,300 and $11,855, respectively, to the Plan.

DEFINED BENEFIT PLAN

    During the fiscal year ended October 31, 1995, the Company implemented a defined benefit plan (the "Pension Plan") covering substantially all salaried employees. The Pension Plan benefits are based on years of service and the employee's compensation. The Company's funding policy is to annually contribute amounts sufficient to meet minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. The assets of the Pension Plan are invested in money markets and corporate debt and equity instruments. The Company contributed, in the aggregate, approximately $135,000, for the Pension Plan years ending October 31, 1995 and 1996, which amount met the minimum funding requirements under ERISA. Dunn has accrued, but not yet paid, $51,450, which amount represents its minimum funding requirements under ERISA for fiscal 1997.

                           DUNN COMPUTER CORPORATION

10. RETIREMENT PLANS (CONTINUED)
    On January 6, 1997, the Company amended the Pension Plan to change the benefits to be paid out after retirement from 100% to 40% of its initial liability. This will result in a reduction of the projected benefit obligation by $150,000.

    The following table sets forth the Pension Plan's funded status as reported on activity, and amounts recognized in the Company's consolidated financial statements:

                                                                                                OCTOBER 31,
                                                                                          ------------------------
                                                                                             1996         1997
                                                                                          -----------  -----------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of ($238,619) and ($171,593)
    at October 31, 1996 and 1997, respectively..........................................  $  (320,973) $  (321,599)
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Projected benefit obligation............................................................     (320,973)    (321,559)
Pension Plan assets at fair value.......................................................      168,336      147,041
                                                                                          -----------  -----------
Funded status--projected benefit obligation in excess of fair value of Pension Plan assets................................................................................  $  (152,637) $  (174,518)
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                                                                                       YEARS ENDED OCTOBER 31,
                                                                                   -------------------------------
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
Net periodic pension cost:
Service cost.....................................................................  $  54,945  $  59,066  $  44,140
Interest cost....................................................................     12,810     17,892     19,355
Actual return on assets..........................................................     --        (33,982)    21,295
Net amortization and deferral....................................................      6,832     38,127    (33,340)
                                                                                   ---------  ---------  ---------
Total net periodic pension cost..................................................  $  74,587  $  81,103  $  51,450
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Key assumptions used in the actuarial valuation were:

                                                                                                        OCTOBER 31,
                                                                                                    --------------------
                                                                                                      1996       1997
                                                                                                    ---------  ---------
Weighted average discount note....................................................................       7.5%       7.5%
Rate of return on assets:
  Pre-retirement..................................................................................       8.0%       8.0%
  Post-retirement.................................................................................       8.0%       8.0%

                           DUNN COMPUTER CORPORATION

11. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                                           THREE MONTHS ENDED
                                                     YEARS ENDED OCTOBER 31,                  JANUARY 31,
                                             ----------------------------------------  --------------------------
                                                 1995          1996          1997          1997          1998
                                             ------------  ------------  ------------  ------------  ------------
Numerator:
  Net income...............................  $    243,082  $  1,239,164  $  1,322,300  $    545,815  $    688,706
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Denominator:
  Denominator for basic earnings per
    share--weighted-average shares.........     4,000,000     4,000,000     4,552,055     4,000,000     5,150,000
  Effect of dilutive securities:
      Employee stock options...............            --            --       124,906        50,150       539,535
      Warrants.............................            --            --         1,887            --        25,373
                                             ------------  ------------  ------------  ------------  ------------
  Dilutive potential common shares.........            --            --       126,793        50,150       564,908
      Denominator for diluted earnings per
        share--adjusted weighted-average
        shares and assumed conversions.....     4,000,000     4,000,000     4,678,848     4,050,150     5,714,908
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Basic earnings per share...................         $0.06         $0.31         $0.29         $0.14         $0.13
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------
Diluted earnings per share.................         $0.06         $0.31         $0.28         $0.13         $0.12
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

12. SUBSEQUENT EVENT

    On December 10, 1997, the Company increased the amount available under the current line-of-credit arrangement with a bank from $2,000,000 to $4,000,000.

          REPORT OF DAVIS, SITA & COMPANY, P.A., INDEPENDENT AUDITORS

The Board of Directors
STMS, Inc.

    We have audited the accompanying balance sheets of STMS, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of STMS, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Davis, Sita & Company, P.A.

Greenbelt, Maryland
August 25, 1997,
except for Note 9, as to which
the date is September 12, 1997

                                   STMS, INC.

                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1995          1996
                                                                                        ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents...........................................................  $    178,167  $    188,495
  Trade accounts receivable, net of $21,744 and $22,363 at December 31, 1995 and 1996,
    respectively......................................................................     2,192,497     6,349,779
  Inventory...........................................................................       698,091       263,108
  Loans to stockholders...............................................................        89,274       158,402
  Prepaid expenses and other current assets...........................................         7,232        76,115
  Deposits............................................................................        22,363        17,444
                                                                                        ------------  ------------
Total current assets..................................................................     3,187,624     7,053,343
Property and equipment:
  Equipment...........................................................................       201,751       423,464
  Furniture and fixtures..............................................................        83,019        94,869
  Equipment under capital leases......................................................        46,695        61,928
  Leasehold improvements..............................................................        60,007        82,665
                                                                                        ------------  ------------
Less accumulated depreciation and amortization........................................      (108,922)     (190,731)
                                                                                        ------------  ------------
                                                                                             282,550       472,195
Capitalized software development costs, net of accumulated amortization of $4,588 and
  $22,941, at December 31, 1995 and 1996, respectively................................       148,369       101,438
                                                                                        ------------  ------------
Total assets..........................................................................  $  3,618,543  $  7,626,976
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses...............................................  $  2,281,644  $  6,190,597
  Current portion of notes payable....................................................       971,030        54,895
  Current portion of capital lease obligations........................................        16,761        22,020
  Deferred revenue....................................................................       323,222       382,176
                                                                                        ------------  ------------
Total current liabilities.............................................................     3,592,657     6,649,688
  Notes payable, less current portion.................................................        58,465         4,569
  Capital lease obligations, less current portion.....................................         5,395        19,012
  Deferred revenue....................................................................       246,521       --
Commitments
Redeemable convertible Preferred Stock, 18% cumulative, $1,000 par value; 1,235 shares
  authorized, issued and outstanding at December 31, 1996.............................       --          1,235,000
Stockholders' deficit:
  Class A Common Stock, no par value; 10,000,000 shares authorized, 8,065,600 shares
    issued and outstanding............................................................         1,000         1,000
  Class B Common Stock, $1 par value; 100 shares authorized, issued and outstanding at
    December 31, 1996.................................................................       --                100
  Additional paid-in capital..........................................................       --              9,900
  Accumulated deficit.................................................................      (285,495)     (292,293)
                                                                                        ------------  ------------
Total stockholders' deficit...........................................................      (284,495)     (281,293)
                                                                                        ------------  ------------
Total liabilities and stockholders' deficit...........................................  $  3,618,543  $  7,626,976
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            See accompanying notes.

                                   STMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                    ----------------------------
                                                                                        1995           1996
                                                                                    -------------  -------------
Net revenues......................................................................  $  10,371,065  $  20,249,828
Costs of revenues.................................................................      8,354,253     16,716,376
                                                                                    -------------  -------------
Gross profit......................................................................      2,016,812      3,533,452
                                                                                    -------------  -------------
General and administrative........................................................      1,361,340      1,280,997
Selling and marketing.............................................................        716,046      2,026,287
                                                                                    -------------  -------------
Income (loss) from operations.....................................................        (60,574)       226,168
Interest expense..................................................................        235,665        232,966
                                                                                    -------------  -------------
Net loss..........................................................................  $    (296,239) $      (6,798)
                                                                                    -------------  -------------
                                                                                    -------------  -------------

                            See accompanying notes.

                                   STMS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                              CLASS A           CLASS B
                                                         -----------------  ---------------
                                                           COMMON STOCK      COMMON STOCK     ADDITIONAL
                                                         -----------------  ---------------    PAID-IN     ACCUMULATED
                                                          SHARES    AMOUNT  SHARES   AMOUNT    CAPITAL       DEFICIT       TOTAL
                                                         ---------  ------  ------   ------   ----------   -----------   ---------
Balance at December 31, 1994...........................  8,065,600  $1,000   --       $--       $--         $  10,744    $  11,744
  Net loss.............................................     --        --     --       --         --          (296,239)    (296,239)
                                                         ---------  ------  ------   ------   ----------   -----------   ---------
Balance at December 31, 1995...........................  8,065,600   1,000   --       --         --          (285,495)    (284,495)
  Issuance of common stock.............................     --        --     100       100       9,900         --           10,000
  Net loss.............................................     --        --     --       --         --            (6,798)      (6,798)
                                                         ---------  ------  ------   ------   ----------   -----------   ---------
Balance at December 31, 1996...........................  8,065,600  $1,000   100      $100      $9,900      $(292,293)   $(281,293)
                                                         ---------  ------  ------   ------   ----------   -----------   ---------
                                                         ---------  ------  ------   ------   ----------   -----------   ---------

                            See accompanying notes.

                                   STMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                        -------------------------
                                                                                            1995         1996
                                                                                        ------------  -----------
OPERATING ACTIVITIES
Net loss..............................................................................  $   (296,239) $    (6,798)
Adjustments to reconcile net loss to net cash provided by operations:
  Depreciation and amortization.......................................................        33,570      100,162
  Write-off of capitalized software development costs.................................       --            99,412

Changes in operating assets and liabilities:
  Trade accounts receivable...........................................................       298,087   (4,157,282)
  Inventory...........................................................................      (549,672)     434,983
  Deposits............................................................................          (250)       4,919
  Prepaid expenses and other current assets...........................................         9,633      (68,883)
  Accounts payable and accrued expenses...............................................       462,288    3,908,953
  Deferred revenue....................................................................       486,478     (187,567)
                                                                                        ------------  -----------
Net cash provided by operating activities.............................................       443,895      127,899

INVESTING ACTIVITIES
Advances to stockholders..............................................................       --           (69,128)
Purchase of property and equipment....................................................       (77,891)    (271,454)
Capitalized software development costs................................................      (152,957)     (70,834)
                                                                                        ------------  -----------
Net cash used in investing activities.................................................      (230,848)    (411,416)

FINANCING ACTIVITIES
Proceeds from issuance of Common Stock................................................       --            10,000
Proceeds from borrowing on notes payable, net of payments.............................       (70,650)     283,845
                                                                                        ------------  -----------
Net cash (used in) provided by financing activities...................................       (70,650)     293,845
                                                                                        ------------  -----------
Net increase in cash..................................................................       142,397       10,328
Cash at beginning of year.............................................................        35,770      178,167
                                                                                        ------------  -----------
Cash at end of year...................................................................  $    178,167  $   188,495
                                                                                        ------------  -----------
                                                                                        ------------  -----------
Supplemental disclosures:
Interest paid.........................................................................  $    235,665  $   209,495
                                                                                        ------------  -----------
                                                                                        ------------  -----------
Significant non-cash transactions:
Notes payable exchanged for convertible Preferred Stock...............................  $  1,235,000  $   --
                                                                                        ------------  -----------
                                                                                        ------------  -----------

                            See accompanying notes.

                                   STMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    STMS, Inc. (the "Corporation") was incorporated under the laws of the Commonwealth of Virginia on November 1, 1990. The Corporation is in the business of selling and installing networked micro computer systems. The Corporation offers hardware, software, training, on-going support and related consulting to its customers and provides comprehensive hardware, software and network maintenance services. The Corporation is headquartered in Sterling, Virginia, but offers its products and services on a national basis.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

INVENTORY

    Inventory consists of computers, computer software, accessories and other related items. The inventory is stated at the lower of cost or market as determined by the first-in, first-out method. Administrative, storage and material handling costs have been added to inventory in the amount of $22,934 and $8,651 as of December 31, 1995 and 1996, respectively.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

    The Corporation accumulates the costs associated with the development of new software which it plans to offer for sale. Costs to establish the technological feasibility of the developing product are considered to be research and development costs and accordingly, are charged to current year operations when incurred. Once technological feasibility has been established, cost incurred to produce a master, including coding and testing, are capitalized. When the product is ready for general release to the public, the capitalization of costs ends. The Corporation's policy is to amortize capitalized software costs by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product (three year period) including the period being reported on. During 1996, the Corporation amortized the costs of software development over a three year period on the straight-line basis. Software development costs are reflected on the financial statements at the lower of the unamortized costs or the net realizable value. During 1996, the Corporation also discontinued one product and accordingly, wrote off the accumulated costs of $99,412.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Property and equipment are depreciated using the straight-line method over the estimated lives of five to seven years and leasehold improvements are amortized over the lesser of the related lease term or the useful life of 20 years.

IMPAIRMENT OF LONG-LIVED ASSETS

    In the event that facts and circumstances indicate that long-lived assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down is required. If a write-down is required, the Corporation would prepare a discounted cash flow analysis to determine the amount of the write-down.

                                   STMS, INC.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Corporation to significant concentrations of credit risk primarily consist of cash equivalents and trade accounts receivable. The Corporation periodically performs credit evaluations of its customers' financial condition and generally requires no collateral. At December 31, 1996, the Corporation maintained cash balances at $88,495 in excess of the Federal insurance limits. From time to time during the year cash balances exceeded the Federal insurance limit of $100,000.

DEFERRED REVENUE

    The Corporation offers computer hardware, software and network maintenance services to customers. The services are paid in advance and are packaged in various arrangements including hours, period of coverage and availability. The maintenance contracts can extend up to three years. The Corporation records the maintenance contract revenue when service is provided. At year end, the unearned portion of each contract is allocated between current and long-term based on the time remaining on the contract and assuming a straight-line amortization. At the end of the contract, any unused portion is considered to be revenue in the year the contract ends.

REVENUE RECOGNITION

    The Corporation generally recognizes revenues based on shipment of products. Revenues are earned pursuant to various contracts with agencies of the Federal government and commercial customers. The Corporation generally does not require collateral on such contracts. The length of the Corporation's contracts are generally range for one year.

STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation" which is effective for any complete set of financial statements for any period presented subsequent to December 15, 1995. SFAS No. 123 allows companies to account for stock-based compensation under either the new provisions of SFAS No. 123 or the provisions of APB No. 25, but disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Corporation intends to continue accounting for stock based compensation in accordance with the provision of APB No. 25. As such, the implementation of SFAS No. 123 will not materially impact the financial position or results of operations of the Company.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INCOME TAXES

    The Corporation provides for income taxes in accordance with the liability method.

                                   STMS, INC.

2. INCOME TAXES (CONTINUED)
    The Corporation incurred net operating losses of $296,239 in the year ended December 31, 1995 and $6,798 in the year ended December 31, 1996. A net operating loss results in an income tax benefit due to reductions in either prior or future income taxes.

                                                                                                   DECEMBER 31,
                                                                                               ---------------------
                                                                                                  1995       1996
                                                                                               ----------  ---------
Deferred tax assets:
Net operating loss carryforwards.............................................................  $  109,625  $   1,211
                                                                                               ----------  ---------
Total deferred assets........................................................................     109,625      1,211
Deferred tax credit:
Valuation allowance..........................................................................    (109,625)    (1,211)
                                                                                               ----------  ---------
Net deferred tax asset.......................................................................  $   --      $  --
                                                                                               ----------  ---------
                                                                                               ----------  ---------

    Prior to December 31, 1994, the Corporation elected to be treated as an S Corporation for income tax purposes. S Corporations are generally not taxable at the corporate level, but instead, income is taxable to the stockholders. Accordingly, as of December 31, 1994, there was no provision for an income tax liability. Effective January 1995, the Corporation voluntarily terminated its S Corporation status, and as such, became subject to corporate income taxes as of that date.

3. TRANSACTIONS WITH RELATED PARTIES

    As of December 31, 1996, the Corporation had loaned $133,507 to certain officer/stockholders. The loans are unsecured. Payments on these loans are due on demand. Effective January 1, 1996, interest is being charged at 6% per annum.

    The Corporation purchases inventory from Primary Telecommunications, Inc., a company which is owned by a principal stockholder of STMS, Inc. Purchases during 1996 amounted to $341,427. At December 31, 1996, the Corporation owed $160,426 to Primary Telecommunications, Inc.

4. NOTES PAYABLE

    At December 31, 1995, notes payable consisted of the following loans from Barry D. and Jacqueline L. Bergman:

Term loans......................................................  $ 144,495
Credit line loan................................................    885,000
                                                                  ---------
                                                                  $1,029,495
                                                                  ---------
                                                                  ---------

                                   STMS, INC.

4. NOTES PAYABLE (CONTINUED)
    As of December 31, 1996, notes payable consisted of a term loan from Barry
D. Bergman and Jacqueline L. Bergman dated July 11, 1994, in the amount of $125,000, secured by the personal guarantees of the stockholders, payable in monthly installments of $4,645 which includes interest at 12% per annum.

    Annual principal curtails are as follows:

1997...............................................................  $  54,895
1998...............................................................      4,569
                                                                     ---------
                                                                     $  59,464
                                                                     ---------
                                                                     ---------

5. CAPITAL LEASE OBLIGATIONS

    Capital lease obligations at December 31, 1996 are as follows:

1997...............................................................  $  28,917
1998...............................................................     23,845
                                                                     ---------
                                                                        52,762
Amounts representing interest......................................    (11,730)
                                                                     ---------
                                                                     $  41,032
                                                                     ---------
                                                                     ---------

    Amortization of assets recorded under capital lease obligations is included in depreciation and amortization expense.

6. OPERATING LEASES

    The Corporation is currently obligated under a lease for its office space which expires in April 1999. However, under the provisions of a termination option in the lease, the Corporation has terminated its lease effective during June 1997. The Corporation has entered into a new lease for 19,195 square feet of office and warehouse space in Reston, Virginia to be effective upon the vacating of its current space.

    The Corporation is obligated under non-cancelable, long-term leases for office space with the following minimum annual lease payments as of December 31, 1996:

1997............................................................  $ 151,160
1998............................................................    266,906
1999............................................................    274,913
2000............................................................    283,160
2001............................................................    291,655
                                                                  ---------
                                                                  $1,267,794
                                                                  ---------
                                                                  ---------

    Rent expense under operating leases were $90,719 and $90,055 for the years ended December 31, 1995 and 1996, respectively.

                                   STMS, INC.

7. CAPITAL STOCK

REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In December 1996 the Corporation authorized and issued 1,235 shares of $1,000 par value Preferred Stock. The stock provides for cumulative dividends at 18%, payable monthly. The stock is held by a single stockholder who has the option to convert the Preferred Stock into a senior debt instrument (promissory note payable) on demand. At the stockholder's option, the stock will convert into a one year note with interest only payable at 18% per annum until maturity.

COMMON STOCK

    On October 1, 1995, the Corporation amended its articles of incorporation to provide for the authorization of new issues of Common Stock as follows:

CLASS A

    10,000,000 shares of no par Common Stock were authorized. Each share of the previously authorized and issued common stock was exchanged for 6,930 shares of the new Class A Common Stock. All Common Stock issued prior to October 1, 1995, was retired.

CLASS B

    100 shares of Class B no par Common Stock were authorized. The holders of Class B Common Stock are limited to a maximum of 10% of the total votes of the Corporation. Class B stock can be converted to Class A stock upon the occurrence of the Company achieving certain stated levels of outside financing, as defined in the amendment to articles of incorporation.

INCENTIVE STOCK OPTION PLAN

    In January 1996, the Corporation adopted an Incentive Stock Option Plan ("the Plan") in order to advance the interests of the Corporation by providing eligible employees with an opportunity to acquire a proprietary interest in the Corporation. The Corporation has reserved 500,000 shares of its Class A Common Stock for this purpose. Options are granted at the fair market value of the Corporation's Common Stock on the date of grant. The term of the stock options granted under the Plan may not exceed 10 years. The stock options granted as of December 31, 1996, vest over a 4 year period.

    Additional information with respect to stock option activity is summarized as follows:

                                                                                                      WEIGHTED-AVERAGE
                                                                                           SHARES      EXERCISE PRICE
                                                                                         -----------  -----------------
Outstanding at beginning of period.....................................................      --              --
Options granted........................................................................       9,500       $    0.13
Options exercised......................................................................      --              --
Outstanding at end of period...........................................................       9,500       $    0.13
                                                                                              -----           -----
Options exercisable at end of period                                                         --              --
                                                                                              -----           -----

    At December 31, 1996, there were 490,500 options available for future grants under the Plan. The Corporation applies APB No. 25 in accounting for the incentive stock option plan, and, accordingly, recognizes compensation expense for the difference between the deemed fair market value of the

                                   STMS, INC.

7. CAPITAL STOCK (CONTINUED)
underlying Common Stock and the grant price of the option at the date of grant. During the year ended December 31, 1996, the Corporation did not grant any options at exercise prices which were less than the fair market value of the Common Stock at the grant date.

    The Corporation has adopted the disclosure provisions only of SFAS No. 123. The effect of applying SFAS No. 123 for the year ended December 31, 1996 on pro forma net loss is not necessarily representative of the effects on reported net loss for future years due to, among other things, (1) the vesting period of the stock options and the (2) fair value of additional stock options in future years.

    Had compensation expense for the Corporation's stock options been determined based upon the fair value at the grant date for awards under the Plan consistent with the underlying methodology prescribed under SFAS No. 123, the Corporation's net loss for the year ended December 31, 1996 would have been approximately $7,110. The fair value of each options grant is estimated on the date of grant using the Minimum Value option pricing model with the following weighted-average assumptions for 1996: average risk-free interest rate of 6%, dividend yield 0%, and expected life of option four years, and a five year contractual life.

8. 401(K) PLAN

    The Corporation sponsors a 401(k) plan which covers substantially all employees who have provided at least six months service and attained the age of twenty-one. Participants may contribute up to 15% of their annual compensation. Participants are immediately vested in their voluntary contributions plus their earnings thereon. The Corporation may make discretionary contributions at the option of the Board of Directors.

9. SUBSEQUENT EVENTS

SIGNIFICANT CHANGE IN OWNERSHIP

    On September 12, 1997, all of the outstanding common stock of STMS, Inc. was purchased by Dunn Computer Corporation through an exchange of stock in which the shareholders of STMS, Inc. received 150,000 shares of Dunn Computer Corporation in exchange for all shares of STMS, Inc.

CONVERSION OF PREFERRED STOCK

    As of September 12, 1997, the holder of the preferred stock described in
Note 6 exercised the option which allowed him to convert the preferred stock into a one year promissory note. Subsequently the note was paid in full.

                                   STMS, INC.

                                 BALANCE SHEET

                                                                                                        JUNE 30,
                                                                                                          1997
                                                                                                      ------------
ASSETS
Current assets:
  Cash and cash equivalents.........................................................................  $    104,008
  Trade accounts receivable, net of allowance for doubtful accounts of $22,190                           3,300,116
  Inventory.........................................................................................       426,902
  Prepaid expenses and other current assets.........................................................        43,062
  Loans to stockholders.............................................................................       148,197
                                                                                                      ------------
Total current assets................................................................................     4,022,285
Property and equipment, net.........................................................................       474,264
Capitalized software development costs, net.........................................................       165,832
                                                                                                      ------------
Total assets........................................................................................  $  4,662,381
                                                                                                      ------------
                                                                                                      ------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..................................................................................  $  3,832,692
  Accrued expenses..................................................................................       185,766
  Current portion of note payable...................................................................     1,253,525
  Current portion of capital lease obligations......................................................        16,037
  Deferred revenue..................................................................................       492,269
                                                                                                      ------------
Total current liabilities...........................................................................     5,780,289
Capital lease obligations, less current portion.....................................................         8,082
Note payable, less current portion..................................................................        29,146

Commitments.........................................................................................       --

Stockholders' deficit:
  Common Stock......................................................................................         1,100
  Additional paid-in capital........................................................................       --
  Accumulated deficit...............................................................................    (1,156,236)
                                                                                                      ------------
Total stockholders' deficit.........................................................................    (1,155,136)
                                                                                                      ------------
Total liabilities and stockholders' deficit.........................................................  $  4,662,381
                                                                                                      ------------
                                                                                                      ------------

                            See accompanying notes.

                                   STMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                     SIX MONTHS      SIX MONTHS
                                                                                   ENDED JUNE 30,  ENDED JUNE 30,
                                                                                        1996            1997
                                                                                   --------------  --------------
Net revenues.....................................................................   $  5,957,622    $  7,812,531
Costs of revenues................................................................      4,932,821       5,721,002
                                                                                   --------------  --------------
Gross profit.....................................................................      1,024,801       2,091,529
General and administrative.......................................................        353,990       1,034,507
Selling and marketing............................................................        689,256       1,772,964
                                                                                   --------------  --------------
Loss from operations.............................................................        (18,445)       (715,942)
Other income (expense)...........................................................            133         (21,372)
Interest expense.................................................................       (119,200)       (118,003)
                                                                                   --------------  --------------
Net loss.........................................................................   $   (137,512)   $   (855,317)
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                             See accompanying note.

                                   STMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                     SIX MONTHS      SIX MONTHS
                                                                                   ENDED JUNE 30,  ENDED JUNE 30,
                                                                                        1996            1997
                                                                                   --------------  --------------
OPERATING ACTIVITIES
Net loss.........................................................................   $   (137,512)   $   (855,317)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
    Depreciation and amortization................................................         30,297          60,427
  Changes in operating assets and liabilities:
    Trade accounts receivable....................................................        440,528       3,049,663
    Inventory....................................................................        444,410        (163,794)
    Loans to stockholders........................................................        (10,553)         10,205
    Prepaid expenses and other current assets....................................         (5,850)         50,497
    Accounts payable.............................................................       (823,096)     (2,357,905)
    Accrued expenses.............................................................         77,376         185,766
    Deferred revenue.............................................................        (70,694)        110,093
                                                                                   --------------  --------------
Net cash (used in) provided by operating activities..............................        (55,094)         89,635

INVESTING ACTIVITIES
Purchases of property and equipment..............................................         (8,542)        (62,496)
Capitalized software development costs...........................................        (17,463)        (64,394)
                                                                                   --------------  --------------
Net cash used in investing activities............................................        (26,005)       (126,890)

FINANCING ACTIVITIES
Proceeds from long-term debt.....................................................         42,974          24,577
Payments on capital lease obligations............................................         (8,291)        (16,913)
Payments on long-term debt.......................................................        (86,030)        (54,896)
Distributions to stockholders....................................................        (37,400)        --
                                                                                   --------------  --------------
Net cash used in financing activities............................................        (88,747)        (47,232)
Net decrease in cash and cash equivalents........................................       (169,846)        (84,487)
Cash and cash equivalents at beginning of the period.............................        178,167         188,495
                                                                                   --------------  --------------
Cash and cash equivalents at end of the period...................................   $      8,321    $    104,008
                                                                                   --------------  --------------
                                                                                   --------------  --------------
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid....................................................................   $    119,200    $    123,069
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                            See accompanying notes.

                                   STMS, INC.

                          NOTE TO FINANCIAL STATEMENTS

NOTE A:

INTERIM FINANCIAL INFORMATION

    The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for any future period, including the year ended December 31, 1997. For further information, refer to the audited financial statements and footnotes thereto included elsewhere herein.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors

    We have audited the accompanying balance sheet of Dunn Computer Corporation (a Virginia Corporation) as of February 26, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Dunn Computer Corporation as of February 26, 1998 in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Vienna, Virginia
February 26, 1998

                           DUNN COMPUTER CORPORATION

                                 BALANCE SHEET

                               FEBRUARY 26, 1998

ASSETS
  Cash.............................................................................   $       1
                                                                                     -----------
                                                                                     -----------

LIABILITIES AND STOCKHOLDER'S EQUITY
  Preferred stock; $.001 par; 2,000,000 shares authorized;
    no shares issued and outstanding...............................................   $  --
  Common stock; $.001 par; 20,000,000 shares authorized; one share issued and
    outstanding....................................................................      --
  Additional paid-in capital.......................................................           1
                                                                                     -----------
                                                                                      $       1
                                                                                     -----------
                                                                                     -----------

                             See accompanying note.

                           DUNN COMPUTER CORPORATION

                          NOTE TO FINANCIAL STATEMENT

                               FEBRUARY 26, 1998

1. ORGANIZATION

    Dunn Computer Corporation was incorporated in the Commonwealth of Virginia on February 26, 1998 to become a holding company for Dunn Computer Corporation, a Delaware Corporation, and International Data Products Corp., a Maryland corporation, as provided in the Acquisition Agreement.

             REPORT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Boards of Directors
International Data Products, Corp. and Puerto Rico Industrial Manufacturing Operations, Corp.:

    We have audited the accompanying combined balance sheets of International Data Products, Corp. and combined company as of September 30, 1996 and 1997, and the related combined statements of income and retained earnings and cash flows for each of the years in the three-year period ended September 30, 1997. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of International Data Products, Corp. and combined company as of September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1997 in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

McLean, Virginia
November 7, 1997

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                            COMBINED BALANCE SHEETS

                                                                              SEPTEMBER 30,         DECEMBER 31,
                                                                       ---------------------------  -------------
  ASSETS                                                                   1996           1997          1997
---------------------------------------------------------------------  -------------  ------------  -------------
                                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents..........................................  $     314,677     1,013,198        891,493
  Accounts receivable--trade (net of allowance of $127,733 as of
    September 30, 1996 and $131,821 as of September 30, 1997)              6,635,990     5,724,022     14,595,651
  Employee and stockholder advances..................................        109,883       119,390        118,587
  Inventory, net.....................................................     15,339,842    15,991,331     18,652,198
  Income taxes receivable............................................       --             401,775        401,775
  Deferred income taxes..............................................          9,557       443,415        443,415
  Prepaid expenses...................................................      1,368,640       790,160      1,631,934
  Other current assets...............................................        210,486       327,150        103,335
                                                                       -------------  ------------  -------------
Total current assets.................................................     23,989,075    24,810,441     36,838,388
Fixed assets, net of accumulated depreciation and amortization.......      1,640,423     2,252,851      2,325,143
Deferred income taxes................................................       --              17,631         17,631
Investment in joint venture, at cost.................................         31,200        31,200         31,200
Other assets.........................................................         77,570       199,732        193,027
                                                                       -------------  ------------  -------------
  Total assets.......................................................  $  25,738,268    27,311,855     39,405,389
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit.....................................................  $   6,585,689     5,634,687     11,340,942
  Accounts payable--trade............................................     11,654,404    12,810,200     17,495,811
  Accrued expenses...................................................        745,797     1,446,074      2,839,493
  Income taxes payable...............................................        180,372        58,456        112,174
  Notes payable--current portion.....................................        425,554       368,792        420,467
  Notes payable--related parties.....................................      1,604,462     1,498,397      1,579,973
  Other liabilities..................................................        152,553        58,950         69,429
                                                                       -------------  ------------  -------------
Total current liabilities............................................     21,348,831    21,875,556     33,858,289
Long-term liabilities:
  Notes payable, net of current portion..............................        224,926       164,308        160,860
  Deferred income taxes..............................................         10,538       --            --
  Deferred rent......................................................        226,222       163,165        143,606
                                                                       -------------  ------------  -------------
Total liabilities....................................................     21,810,517    22,203,029     34,162,755
                                                                       -------------  ------------  -------------
Commitments and contingencies
Stockholders' equity:
  International Data Products, Corp. common stock, no par value,
    5,000 shares authorized, 100 shares issued and outstanding.......         40,000        40,000         40,000
  Puerto Rico Industrial Manufacturing Operations Corp. common stock, no par value, 10,000 shares authorized, 7,000 shares issued and
    outstanding......................................................        132,000       132,000        132,000
  Retained earnings..................................................      3,755,751     4,936,826      5,070,634
                                                                       -------------  ------------  -------------
Total stockholders' equity...........................................      3,927,751     5,108,826      5,242,634
                                                                       -------------  ------------  -------------
Total liabilities and stockholders' equity...........................  $  25,738,268    27,311,855     39,405,389
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------

            See accompanying notes to combined financial statements.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                                          THREE MONTHS ENDED
                                                   YEARS ENDED SEPTEMBER 30,          --------------------------
                                           -----------------------------------------  DECEMBER 31,  DECEMBER 31,
                                               1995           1996          1997          1996          1997
                                           -------------  ------------  ------------  ------------  ------------
                                                                                      (UNAUDITED)   (UNAUDITED)
Sales....................................  $  80,432,480    84,291,838    71,920,739   35,999,417    25,200,523
Cost of sales............................     69,024,772    71,889,685    58,995,644   30,838,159    21,100,060
                                           -------------  ------------  ------------  ------------  ------------

Gross profit.............................     11,407,708    12,402,153    12,925,095    5,161,258     4,100,463

Operating expenses.......................      8,709,038    11,232,702    11,598,705    3,650,900     3,694,449
                                           -------------  ------------  ------------  ------------  ------------

Income from operations...................      2,698,670     1,169,451     1,326,390    1,510,358       406,014

Other income (expenses):
  Bid protest settlement.................       --             750,000       --
  Interest income........................         36,736       120,369        31,359        1,442         1,504
  Interest expense.......................       (524,329)     (884,818)     (593,012)    (222,876)     (224,536)
  Miscellaneous, net.....................          4,411         5,742        (1,109)      37,169         4,544
                                           -------------  ------------  ------------  ------------  ------------

Income before income taxes...............      2,215,488     1,160,744       763,628    1,326,093       187,526

Income tax expense (benefit).............        278,305       (17,708)     (417,447)     289,915        53,718
                                           -------------  ------------  ------------  ------------  ------------

Net income...............................      1,937,183     1,178,452     1,181,075    1,036,178       133,808

Retained earnings, beginning of year.....        640,116     2,577,299     3,755,751    3,755,751     4,936,826
                                           -------------  ------------  ------------  ------------  ------------

Retained earnings, end of year...........  $   2,577,299     3,755,751     4,936,826    4,791,929     5,070,634
                                           -------------  ------------  ------------  ------------  ------------
                                           -------------  ------------  ------------  ------------  ------------

            See accompanying notes to combined financial statements.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                                         THREE MONTHS ENDED
                                                                  YEARS ENDED SEPTEMBER 30,          --------------------------
                                                           ----------------------------------------  DECEMBER 31,  DECEMBER 31,
                                                               1995          1996          1997          1996          1997
                                                           ------------  ------------  ------------  ------------  ------------
                                                                                                     (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income.............................................  $  1,937,183     1,178,452     1,181,075    1,036,178       133,808
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Depreciation and amortization......................       259,356       411,979       573,228      120,980       205,968
      Deferred income taxes..............................       (21,602)     (363,121)     (462,026)     (10,538)       --
      Loss on disposal of fixed assets...................         3,167         3,963       --            --            --
      (Increase) decrease in:
        Accounts receivable -- trade, net................    (8,083,405)    9,167,428       911,968   (7,376,401)   (8,871,629)
        Employee and stockholder advances................      (139,101)      102,282        (9,507)      20,249           803
        Inventory, net...................................    (4,253,509)   (6,374,158)     (651,489)   3,972,991    (2,660,867)
        Prepaid expenses and other assets................       (90,802)     (731,624)      339,654    1,419,743      (611,254)
        Income taxes receivable..........................        76,000       --           (401,775)      --            --
      Increase (decrease) in:
        Accounts payable -- trade........................     5,465,918    (3,151,190)    1,155,796    1,218,782     4,685,611
        Accrued expenses.................................       105,756       148,761       700,277      (52,593)    1,393,419
        Other liabilities................................      (141,337)      184,064      (156,660)    (139,043)       (9,080)
        Income taxes payable.............................       317,641      (137,269)     (121,916)     419,509        53,718
                                                           ------------  ------------  ------------  ------------  ------------
Net cash provided by (used in) operating activities......    (4,564,735)      439,567     3,058,625      629,857    (5,679,503)
                                                           ------------  ------------  ------------  ------------  ------------
Cash flows from investing activities:
  Acquisitions of fixed assets...........................      (664,085)     (882,550)   (1,186,157)    (434,769)     (278,260)
  Proceeds from sale of fixed assets.....................        32,378        15,723       --            --            --
                                                           ------------  ------------  ------------  ------------  ------------
Net cash used in investing activities....................      (631,707)     (866,827)   (1,186,157)    (434,769)     (278,260)
                                                           ------------  ------------  ------------  ------------  ------------
Cash flows from financing activities:
  Net (repayments) borrowings on line of credit..........       524,098    (1,336,363)     (951,002)      39,425     5,706,255
  Proceeds from notes payable............................     4,677,424     2,789,644       320,758      118,286       309,466
  Principal payments on notes payable....................      (179,977)     (811,781)     (543,703)     (67,488)     (179,663)
                                                           ------------  ------------  ------------  ------------  ------------
Net cash (used in) provided by financing activities......     5,021,545       641,500    (1,173,947)      90,223     5,836,058
                                                           ------------  ------------  ------------  ------------  ------------
Net increase (decrease) in cash and cash equivalents.....      (174,897)      214,240       698,521      285,311      (121,705)
Cash and cash equivalents, beginning of year.............       275,334       100,437       314,677      314,677     1,013,198
                                                           ------------  ------------  ------------  ------------  ------------
Cash and cash equivalents, end of year...................  $    100,437       314,677     1,013,198      599,988       891,493
                                                           ------------  ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------  ------------

Supplemental Cash Flow Information:

    The Company paid income taxes of approximately $26,000, $224,000 and $713,000, and paid interest of approximately $365,000, $629,000 and $496,000, during the years ended September 30, 1995, 1996, and 1997, respectively.

            See accompanying notes to combined financial statements.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1995, 1996, AND 1997

(1) BASIS OF PRESENTATION AND RELATED MATTERS

ORGANIZATION

    The International Data Products, Corp. combined financial statements include the accounts of International Data Products, Corp. ("IDP") and Puerto Rico Industrial Manufacturing Operations, Corp. ("PRIMO"). IDP and PRIMO are under common family ownership control. All material intercompany accounts and transactions have been eliminated in combination. IDP and PRIMO combined is hereinafter referred to as the "Company".

    IDP was incorporated in Maryland on February 27, 1984. The Company sells computer equipment and provides computer training and maintenance service primarily to agencies and suppliers of the federal government. For each of the three years ended September 30, 1995, 1996 and 1997, approximately 1 percent, 8 percent and 6 percent, respectively, of the Company's revenue was from federal contracts that were awarded under section 8(a) of the Small Business Act.

    Puerto Rico Industrial Manufacturing Operations, Corp. is incorporated under the laws of the Commonwealth of Puerto Rico. PRIMO manufactures computers and peripheral equipment for IDP. Substantially all of PRIMO's sales are to IDP, which have been eliminated in the accompanying combined financial statements.

    The Company operates in a competitive environment subject to technological change and the emergence of new technologies, although the Company believes that its products and services are, or would be, upgradable to new technologies.

CASH AND CASH EQUIVALENTS

    The Company maintains demand deposits with several financial institutions. At times, deposits exceed federally insured limits, but management does not consider this a significant concentration of credit risk. Cash equivalents consist of highly liquid investments with original maturities of 90 days or less. The fair market value of such instruments approximates cost.

INVENTORY

    Inventory consists of parts and material and is stated at the lower of cost, using weighted average cost method, or market. The Company has established reserves for obsolete and excess inventory at $0 and $796,404 as of September 30, 1996 and 1997, respectively.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated using the straight-line method based on estimated useful lives of three to seven years. Maintenance and repair costs are charged to expense as incurred. Leasehold improvements are capitalized and amortized over the lesser of the life of the improvement or the remaining term of the lease.

REVENUE RECOGNITION

    The Company recognizes revenues from hardware and software sales at time of receipt by the customer. Service revenues are recognized over the contractual period as the service is provided.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       SEPTEMBER 30, 1995, 1996, AND 1997

(1) BASIS OF PRESENTATION AND RELATED MATTERS (CONTINUED)
ADVERTISING

    The Company expenses the production costs of advertising the first time the advertising is published, except for direct response advertising, which is capitalized and amortized over its expected period of future benefit (generally three months) based on the ratio of current direct response revenue to estimated total direct response revenue. Direct response advertising consists primarily of magazine advertisements which include item order numbers unique to the advertising campaign.

    At September 30, 1996, approximately $246,000 of advertising costs were reported as prepaid expenses. There were no advertising costs reported as prepaid expenses at September 30, 1997. For the years ended September 30, 1995, 1996 and 1997, total advertising expense was approximately $252,000, $255,000, and $535,000, respectively.

WARRANTY EXPENSE

    The Company reserves for estimated future warranty costs that may be required to satisfy contractual requirements. Such provisions are accrued as the related revenue is recognized. The typical warranty period ranges from one to three years.

INCOME TAXES

    The Company applies the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts and income tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The income tax provisions for IDP and PRIMO are prepared separately and combined for financial reporting purposes.

    PRIMO has been granted a tax exemption, with certain normal reservations, from Puerto Rico income (90%), property (90%), and municipal license taxes (60%) on its manufacturing operations under the Puerto Rico Tax Incentives Act of 1987, Act No. 8, as amended. This tax exemption is for a period of 20 years ending on September 12, 2014.

CHANGE IN REPORTING PERIODS

    PRIMO's reporting periods, as previously audited, were the year ended December 31, 1995 and the nine months ended September 30, 1996. For purposes of presenting the combined financial statements of the Company, PRIMO's financial statements were conformed to reflect each of the years ended September 30, 1995 and 1996, respectively.

USE OF ESTIMATES

    The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported assets

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       SEPTEMBER 30, 1995, 1996, AND 1997

(1) BASIS OF PRESENTATION AND RELATED MATTERS (CONTINUED) and liabilities and disclosures of contingent assets and liabilities. Actual results may differ from those estimates.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The unaudited combined balance sheet, statements of income and retained earnings and cash flows as of December 31, 1997 and for the three months ended December 31, 1996 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions of Regulation S-X. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for any future period, including the year ending September 30, 1998.

(2) ACCOUNTS RECEIVABLE

    Accounts receivable, which are substantially all billed or billable, at September 30, 1996 and 1997 consist of the following:

                                                                         1996         1997
                                                                     ------------  ----------
U.S. Government and agencies.......................................  $  3,934,632   5,236,309
Commercial.........................................................       270,201     327,535
JTP Joint Venture (note 3).........................................     2,431,157     160,178
                                                                     ------------  ----------
                                                                     $  6,635,990   5,724,022
                                                                     ------------  ----------
                                                                     ------------  ----------

    Management of the Company believes that substantially all of the outstanding accounts receivable will be collected within one year.

    Revenues from several U.S. government agencies totaled approximately $72,820,000, $69,111,000 and $57,871,000, for the years ended September 30,
1995, 1996 and 1997, respectively, including approximately $22,298,000, $22,117,000 and $15,282,000 from the JTP Joint Venture in 1995, 1996 and 1997, respectively (see note 3).

(3) INVESTMENT IN JOINT VENTURE

    In November 1993, IDP formed a joint venture entity, Justice Technology Partners Joint Venture ("JTP") with two other companies for the purpose of obtaining and performing under a certain contract. JTP has a contract with a federal government agency involving the sale and maintenance of computer equipment. IDP provides the computer equipment to the joint venture and records sales at cost plus its estimated share of the joint venture profits.

    IDP has a 24 percent interest in JTP and the initial investment of $31,200 is recorded at cost. IDP's equity in the estimated earnings of the joint venture is included in accounts receivable.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       SEPTEMBER 30, 1995, 1996, AND 1997

(3) INVESTMENT IN JOINT VENTURE (CONTINUED)
    Summarized financial information for this unconsolidated joint venture entity, as of and for the years ended December 31, 1995 and 1996, is as follows:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1995       1996
                                                                           ---------  ---------

                                                                              (IN THOUSANDS)
Contract revenue.........................................................  $  44,574     43,417
Net income...............................................................      7,902      5,992
Total current assets.....................................................      3,437     12,252
Total assets.............................................................      3,487     12,293
Total liabilities........................................................      3,006      9,979
                                                                           ---------  ---------
                                                                           ---------  ---------

    Distributions received in excess of profit recognized, amounting to approximately $59,000 is included as a reduction of accounts receivable at September 30, 1996; and profits recognized in excess of distributions received, amounting to approximately $116,000 is included in accounts receivable at September 30, 1997.

(4) FIXED ASSETS

    Fixed assets as of September 30, 1996 and 1997 consist of the following:

                                                                        1996         1997
                                                                    ------------  -----------
Furniture and equipment...........................................  $  1,499,006    2,385,410
Transportation equipment..........................................       425,404      445,353
Leasehold improvements............................................       230,105      357,123
Testing lab and equipment.........................................       195,152      340,072
Production equipment..............................................       159,931      143,585
                                                                    ------------  -----------
Total.............................................................     2,509,598    3,671,543

Less accumulated depreciation and amortization....................      (869,175)  (1,418,692)
                                                                    ------------  -----------
Fixed assets, net.................................................  $  1,640,423    2,252,851
                                                                    ------------  -----------
                                                                    ------------  -----------

(5) INDEBTEDNESS

    Notes payable consists of the following:

                                                                          SEPTEMBER 30,
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
Secured demand bank loan, interest at 10.25%......................  $    374,760       291,689
Secured automobile loans, interest ranging from 3.7% to 11.5%.....       275,720       241,411
                                                                    ------------  ------------
Total notes payable...............................................       650,480       533,100
Less current portion..............................................       425,554       368,792
                                                                    ------------  ------------
Notes payable, noncurrent.........................................  $    224,926       164,308
                                                                    ------------  ------------
                                                                    ------------  ------------

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       SEPTEMBER 30, 1995, 1996, AND 1997

(5) INDEBTEDNESS (CONTINUED)
    Principal payments on the long-term debt for each of the fiscal years from 1998 to 2002 and thereafter are due as follows:

YEAR ENDING SEPTEMBER 30,
----------------------------------------------------------------------------------
1998..............................................................................  $  368,792
1999..............................................................................      65,723
2000..............................................................................      49,292
2001..............................................................................      42,598
2002..............................................................................       6,695
                                                                                    ----------
                                                                                    $  533,100
                                                                                    ----------
                                                                                    ----------

    Other notes payable consist of automobile loans and a demand bank loan. The automobile loans are secured by the respective automobile, and the demand loan is secured by the Company's accounts at the respective bank. The notes mature at intervals between November 1997 and September 2001. Interest rates on the notes range from 3.7 percent to 11.5 percent.

    Notes payable to related parties are payable to certain stockholders and their relatives, and employees. All notes payable to related parties are classified as current liabilities as they are callable by the holder at any time. Notes payable to related parties bear interest at rates ranging from 8 to 11 percent. The total amounts outstanding on these related party notes payable were approximately $1,604,000 and $1,498,000 at September 30, 1996 and 1997, respectively.

    The Company has a line of credit facility of $15,000,000, of which $5,000,000 is secured by the Company's inventory and $10,000,000 is secured by accounts receivable. The outstanding balance on this line of credit at September 30, 1996 and 1997 was approximately $6,586,000 and $5,635,000, respectively. The interest rates applicable to this line of credit as of September 30, 1996 and 1997 were 8.25 percent and 8.5 percent, respectively. Subsequent to year-end, the amounts available under this credit facility were increased to $25,000,000 with an additional temporary overline of $7,000,000 available through January 31, 1998. There is no formal expiration date on this facility although it is subject to annual re-evaluation by the financial institution.

(6) INCOME TAXES

    For combined financial reporting purposes, income (loss) before income taxes for the years ended September 30, 1995, 1996 and 1997 include the following components:

                                                           1995         1996        1997
                                                       ------------  ----------  -----------
Income (loss) before income taxes:
  Domestic (IDP).....................................  $    355,436    (222,933)  (1,769,240)
  Foreign (PRIMO)....................................     1,860,052   1,383,677    2,532,868
                                                       ------------  ----------  -----------
                                                       $  2,215,488   1,160,744      763,628
                                                       ------------  ----------  -----------
                                                       ------------  ----------  -----------

    As discussed in Note 2, PRIMO has been granted a 90 percent exemption, with certain reservations, for income taxes on its manufacturing operations under the Tax Incentives Act of Puerto Rico of 1987, Act No. 8, as amended. This exemption is for a period of twenty years and ends in September 2014. Further,

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       SEPTEMBER 30, 1995, 1996, AND 1997

(6) INCOME TAXES (CONTINUED)
PRIMO has no temporary differences that would create deferred tax assets or liabilities as of September 30, 1996 or 1997.

    The components of income tax expense (benefit) for the Company for the years ended September 30, 1995, 1996 and 1997 are as follows:

                                                               1995        1996        1997
                                                            ----------  ----------  ----------
Current:
  Federal.................................................  $  197,116     232,015     (60,439)
  State...................................................      43,637      51,363     (13,380)
  Foreign (PRIMO).........................................      59,154      62,035     118,398
                                                            ----------  ----------  ----------
                                                               299,907     345,413      44,579
                                                            ----------  ----------  ----------
Deferred:
  Federal.................................................     (17,687)   (297,303)   (356,045)
  State...................................................      (3,915)    (65,818)   (105,981)
                                                            ----------  ----------  ----------
                                                               (21,602)   (363,121)   (462,026)
                                                            ----------  ----------  ----------
                                                            $  278,305     (17,708)   (417,447)
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

    Income tax expense (benefit) amounted to $278,305 for 1995, an effective rate of 13 percent; ($17,708) for 1996, an effective rate of (2) percent; and ($417,447) for 1997, an effective rate of (55) percent. The actual expense (benefit) differs from the "expected expense (benefit)" for those years, computed by applying the U.S. federal corporate tax rate of 34 percent in 1995, 1996 and 1997 to earnings (loss) before income tax expense, as follows:

                                                                                       1995        1996        1997
                                                                                    ----------  ----------  ----------
Computed "expected" tax expense (benefit).........................................  $  753,266     394,653     259,634
Increase (decrease) in income taxes resulting from:
  Foreign income not subject to U.S. federal taxes, net of foreign taxes..........    (573,264)   (408,416)   (742,756)
  State and local income tax expense (benefit), net of federal benefit............      24,881     (15,605)    (78,710)
  Increase in valuation allowance.................................................      --          --         122,690
  Nondeductible meals and entertainment expenses..................................      31,645      27,199      17,581
  Other, net......................................................................      41,777     (15,539)      4,114
                                                                                    ----------  ----------  ----------
                                                                                    $  278,305     (17,708)   (417,447)
                                                                                    ----------  ----------  ----------
                                                                                    ----------  ----------  ----------

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       SEPTEMBER 30, 1995, 1996, AND 1997

(6) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 1996 and 1997 are presented below:

                                                                           1996        1997
                                                                        ----------  ----------
Deferred tax assets:
  Inventory obsolescence reserve......................................  $   --         267,870
  Warranty reserve....................................................      --          76,799
  Accrued interest on related party notes.............................      67,207     116,331
  Deferred rent.......................................................      90,266      85,779
  Section 263(A) inventory adjustment.................................      26,682      45,020
  Accrued vacation....................................................      42,319      43,977
  Allowance for doubtful accounts.....................................      49,330      50,908
  Other...............................................................      --          30,242
                                                                        ----------  ----------
Total gross deferred tax assets.......................................     275,804     716,926
Less: valuation allowance.............................................      --        (122,690)
                                                                        ----------  ----------
Net deferred tax assets...............................................      --         594,236
                                                                        ----------  ----------
Deferred tax liabilities:
  Income from JTP joint venture.......................................    (266,247)   (133,190)
  Other...............................................................     (10,538)     --
                                                                        ----------  ----------
Total deferred tax liabilities........................................    (276,785)   (133,190)
                                                                        ----------  ----------
Net deferred tax asset (liability)....................................  $     (981)    461,046
                                                                        ----------  ----------
                                                                        ----------  ----------

    The net deferred tax asset (liability) is reflected in the accompanying balance sheets as:

                                                                             1996       1997
                                                                           ---------  ---------
Current deferred tax assets..............................................  $   9,557    443,415
Noncurrent deferred tax assets...........................................     --         17,631
Noncurrent deferred tax liabilities......................................    (10,538)    --
                                                                           ---------  ---------
Net deferred tax asset (liability).......................................  $    (981)   461,046
                                                                           ---------  ---------
                                                                           ---------  ---------

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible. Management considers scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies that can be implemented by IDP in making this assessment. Management has established a valuation allowance of $122,690 in 1997 to reduce the deferred tax asset to a level where based upon the level of historical taxable income, scheduled reversal of deferred tax liabilities, and projections of future taxable income over the periods in which the temporary differences become deductible based on available tax planning strategies, management presently believes that it is more likely than not that IDP will realize the benefits of these deductible differences.

            INTERNATIONAL DATA PRODUCTS, CORP. AND COMBINED COMPANY

                       SEPTEMBER 30, 1995, 1996, AND 1997

(7) COMMITMENTS AND CONTINGENCIES

LEASES

    The Company is obligated under various noncancelable operating leases for office/warehouse space and office equipment. The future minimum lease obligations under these noncancelable operating leases as of September 30, 1997 are approximately as follows:

YEAR ENDING SEPTEMBER 30,
--------------------------------------------------------------------------------
1998............................................................................  $    625,283
1999............................................................................       661,680
2000............................................................................       292,397
2001............................................................................        38,568
2002 and thereafter.............................................................       --
                                                                                  ------------
                                                                                  $  1,617,928
                                                                                  ------------
                                                                                  ------------

    Rent expense under these operating leases amounted to approximately $453,000, $556,000, and $538,000 for the periods ended September 30, 1995, 1996, and 1997, respectively. Rent payments are being expensed on a straight-line basis over the life of the lease, with the difference recorded as deferred rent.

BID PROTEST SETTLEMENT

    During the year ended September 30, 1996, IDP settled a contract award dispute with a third party and recorded a $750,000 gain on settlement. Costs relating to the bid protest were expensed in the period incurred and recorded as operating expenses.

(8) RETIREMENT PLAN

    IDP maintains a tax-deferred savings plan under Section 401(k) of the Internal Revenue Code which is offered to all employees who have attained the age of 21. The plan provides for contributions by employees as well as matching and discretionary contributions by IDP. IDP made contributions of approximately $150,000, $210,000, and $261,000 to the plan during the years ended September 30, 1995, 1996, and 1997.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                           --------------------------

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Dunn Summary Consolidated Financial Data.......           6
Risk Factors...................................           7
The Reorganization and the IDP Acquisition.....          12
Use of Proceeds................................          13
Price Range of Dunn's Common Stock.............          13
Dividend Policy................................          13
Capitalization.................................          14
Dilution.......................................          15
Dunn Selected Consolidated Financial Data......          16
IDP Selected Combined Financial Data...........          17
Summary Unaudited Pro Forma Combined Financial
  Data.........................................          18
Management's Discussion and Analysis of
  Financial Condition and
  Results of Operations........................          22
Business.......................................          29
Management.....................................          39
Principal Stockholders.........................          43
Certain Transactions...........................          45
Description of Securities......................          46
Shares Eligible for Future Sale................          48
Underwriting...................................          50
Legal Matters..................................          51
Experts........................................          51
Additional Information.........................          51
Financial Statements...........................         F-1

                           --------------------------

    UNTIL [           ], 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,500,000 SHARES

                                 DUNN COMPUTER
                                  CORPORATION

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                              FERRIS, BAKER WATTS
                                  Incorporated

                              [           ], 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the Offering described in this Registration Statement, all of which shall be paid by the Company. All of such amounts (except the SEC Registration Fee, the Nasdaq Filing Fee and the NASD Filing Fee) are estimated.

SEC Registration Fee..............................................  $   *
NASD Filing Fee...................................................      *
Nasdaq Filing Fee.................................................      *
Blue Sky Fees and Expenses........................................      *
Printing and Engraving Costs......................................      *
Legal Fees and Expenses...........................................      *
Accounting Fees and Expenses......................................      *
Transfer Agent and Registrar Fees and Expenses....................      *
Miscellaneous.....................................................      *
                                                                    ---------
    Total.........................................................  $   *
                                                                    ---------
                                                                    ---------

------------------------

*   To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    VIRGINIA STOCK CORPORATION ACT

    Section 697 A of the Virginia Stock Corporation Act ("VSCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (1) he conducted himself in good faith, (2) he believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and, in all other cases, that his conduct was at least not opposed to its best interests, and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 697 C of the VSCA provides that the termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the standard of conduct set forth in Section 697 A.

    Section 697 D of the VSCA provides that a corporation may not indemnify a director under Section 697 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 697 of the VSCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

    Section 698 of the VSCA states that, unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

    Section 701 of the VSCA provides that a corporation may not indemnify a director under Section 697 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in
Section 697. Such determination is to be made (1) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (2) if such a quorum is not obtainable, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding, (3) by special legal counsel selected as set forth in the statute, or (4) by the shareholders (without the vote of shares owned by or voted under the control of directors who are at the time parties to the proceeding).

    Section 699 of the VSCA provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if (1) the director furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct described in Section 697, (2) the director furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Determinations and authorizations of payments under
Section 699 are to be made in the manner specified in Section 701 of the VSCA.

    Under Section 700.1 of the VSCA, an individual who is made a party to a proceeding because he is or was a director of a corporation may apply to a court for an order directing the corporation to make advances or reimbursement for expenses or to provide indemnification. The court shall order the corporation to make advances and/or reimbursement for expenses or to provide indemnification if it determines that the director is entitled to such advances, reimbursement or indemnification and shall also order the corporation to pay the director's reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may (1) order indemnification of the director to the extent of his reasonable expenses if it determines that, considering all the relevant circumstances, the director is entitled to indemnification even though he was adjudged liable to the corporation and (2) also order the corporation to pay the director's reasonable expenses incurred to obtain the order of indemnification.

    Section 702 of VSCA states that, unless limited by a corporation's articles of incorporation, (1) an officer of the corporation is entitled to mandatory indemnification under Section 698 of the VSCA, and is entitled to apply for court-ordered indemnification under Section 700 of the VSCA, to the same extent as a director, and (2) the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director.

    Section 703 of the VSCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against him or incurred by him in that capacity, or arising from his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Sections 697 or 698 of the VSCA.

    Section 704 of the VSCA states that a corporation shall have power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by its articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against (1) his willful misconduct, or (2) a knowing violation of the criminal law. Unless the articles of incorporation, or any such bylaw or resolution expressly provide otherwise, any determination as to the right to any further indemnity shall be made in accordance with Section 701 B of the VSCA. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such person.

    CERTIFICATE OF INCORPORATION

    Article 11 of the Company's Articles of Incorporation provides that the Company shall, to the fullest extent permitted by the law of Virginia, indemnify an individual who is or was a director or officer of the Company and who was, is, or is threatened to be made, a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a "proceeding"), against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees) incurred with respect to such a proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of criminal law.

    Article 11 also provides that unless a determination has been made that indemnification is not permissible, the Company shall make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification.

    Article 11 also provides that the determination that indemnification is permissible, the authorization of such indemnification (if applicable), and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law. Special legal counsel selected to make determinations under such Article 11 may be counsel for the Company. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him or her ineligible for indemnification.

    For the purposes of Article 11, every reference to a director or officer includes, without limitation, (1) every individual who is a director or officer of the Company, (2) an individual who, while a director or officer, is or was serving at the Company's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (3) an individual who formerly was a director or officer of the Company or who, while a director or officer, occupied at the request of the Company any of the other positions referred to in clause (2) of this sentence, and (4) the estate, personal representative, heirs, executors and administrators of a director or officer of the Company or other person referred to herein. Service as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Company is deemed service at the request of the Company. A director or officer is deemed to be serving an employee benefit plan at the Company's request if such person's duties to the Company also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.

    INDEMNIFICATION AGREEMENTS

    The Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

    UNDERWRITING AGREEMENT

    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with this Offering, including liabilities under the Act.

INSURANCE

    Dunn has purchased directors and officers liability insurance in the amount of $1.0 million.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The following information relates to securities of Dunn Delaware issued or sold within the past three years which were exempt from registration under the Securities Act pursuant to Section 4(2) thereof:

    During the past three years, the Company sold securities in the transactions described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The issuance of these securities were considered to be exempt from registration under Section 4(2) of the Act, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificate for the securities issued in such transaction. The purchaser of the securities in such transactions had adequate access to information about the Registrant.

    In September, 1997 Dunn Delaware issued 150,000 shares of common stock to the shareholders of STMS, a Virginia-based IT services company, as consideration valued at $975,000 for all of the outstanding shares of common stock of STMS. In addition, two selling stockholders received an option to purchase an additional 25,000 shares of Dunn common stock at an exercise price of $6.125 per share, exercisable at any time prior to September 12, 2000.

    In connection with Dunn's initial public offering in April 1997, Dunn sold to the underwriter a warrant to purchase up to 100,000 shares of Dunn's common stock, exercisable at $6.00 per share for a period of four years commencing April 21, 2002.

    In connection with a consulting agreement with JDK Associates, Inc., Dunn granted an option to purchase up to 100,000 shares of Dunn, which vests over a period of one year, exercisable at $6.50 per share.

    As of the date of this Prospectus under Dunn's 1997 Stock Option Plan, Dunn has granted 1,832,000 options to purchase shares of Dunn.

    In the Merger, all of the shares, options and warrants of Dunn will be exchanged on a one-for-one basis for shares of the Company (subject to adjustments in the event of stock splits, stock dividends, recapitalizations and other adjustments) pursuant to a separate registration statement on Form S-4.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

    (a) Exhibits.

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      *1.1   Form of Underwriting Agreement.

      *2.1   Acquisition Agreement, dated March 9, 1998, by and among the Company, International Data Products, Corp.
             and Puerto Rico Industrial Manufacturing, Corp.

      *2.2   Agreement of Merger, dated March [  ], 1998 between Dunn Computer Merger Subsidiary, Inc. and the
             Company.

       2.3   Stock Purchase Agreement, dated September 12, 1997, by and among STMS Acquisition Corp., Dunn Computer
             Corporation, STMS, Inc., John Signorello, Timothy McNamee, Steve Salmon and certain other stockholders of Dunn Computer Corporation. (Filed as Exhibit 2.1 to Dunn Computer Corporation's Current Report on
             Form 8-K, dated September 12, 1997, filed September 27, 1997 (File No. 0-22263) and hereby incorporated by reference).

      *3.1   Certificate of Incorporation of the Company, dated February 26, 1998.

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      *3.2   By-laws of the Company, dated February 26, 1998.

       3.3   Certificate of Incorporation and amendments thereto of Dunn Computer Corporation (Filed as Exhibit 3.1 to Dunn Computer Corporation's Registration Statement on Form SB-2, dated January 13, 1997 (File No.
             333-19635) and hereby incorporated by reference).

       3.4   By-Laws and amendments thereto of Dunn Computer Corporation (Filed as Exhibit 3.3 to Dunn Computer
             Corporation's Registration Statement, on Form SB-2, dated January 13, 1997 (File No. 333-19635) and hereby incorporated by reference).

       4.1   Form of Underwriters Warrants (Filed as Exhibit 4.2 to Dunn Computer Corporation's Registration
             Statement on Form SB-2, dated January 13, 1997 (File No. 333-19635) and hereby incorporated by reference).

       4.2   Loan and Security Agreement, dated as of May 28, 1996 by and between Dunn Computer Corporation and
             SIGNET BANK and Amendment Nos 1, 2 and 3 thereto (Filed as Exhibit 4.2 to Dunn Computer Corporation's
             Form 10-KSB, for the fiscal year ended October 31, 1997 (File No. 0-22263) and hereby incorporated by reference).

      *5.1   Opinion of Jones, Day, Reavis & Pogue.

      10.1   GSA Schedule (Filed as Exhibit 10.2 to Dunn Computer Corporation's Registration Statement on Form SB-2,
             Amendment 1, dated March 14, 1997 (File No. 333-19635) and hereby incorporated by reference).

      10.2   Agreement, dated November 21, 1995, by and between GCH Systems, Inc. and Dunn Computer Corporation regarding Lockheed (Filed as Exhibit 10.4 to Dunn Computer Corporation's Registration Statement on Form
             SB-2, Amendment 1, dated March 14, 1997 (File No. 333-19635) and hereby incorporated by reference).

      10.3   Agreement, dated March 25, 1997, by and between Dunn Computer Corporation and the Social Security
             Administration (Filed as Exhibit 10.5 to Dunn Computer Corporation's Registration Statement on Form
             SB-2, Amendment 2, dated April 4, 1997 (File No. 333-19635) and hereby incorporated by reference).

      10.4   Agreement, dated June 12, 1995, by and between Dunn Computer Corporation and the Administrative Office
             of the U.S. Courts (Filed as Exhibit 10.6 to Dunn Computer Corporation's Registration Statement on Form
             SB-2, Amendment 2, dated April 4, 1997 (File No. 333-19635) and hereby incorporated by reference).

      10.5   Agreement, dated September 29, 1994, by and between Dunn Computer Corporation and the Health Care
             Finance Administration (Filed as Exhibit 10.7 to Dunn Computer Corporation's Registration Statement on
             Form SB-2, Amendment 2, dated April 4, 1997 (File No. 333-19635) and hereby incorporated by reference).

      10.6   Agreement effective September 8, 1997, by and between Virginia Contracting Authority and Dunn Computer
             Corporation (Filed as Exhibit 10.6 to Dunn Computer Corporation's Form 10-KSB, dated January 30, 1998
             (File No. 0-22263) and hereby incorporated by reference).

      10.7   Employment Agreement by and between Dunn Computer Corporation and John D. Vazzana (Filed as Exhibit 99.1
             to Dunn Computer Corporation's Registration Statement on Form SB-2, Amendment 2, dated April 4, 1997
             (File No. 333-19635) and hereby incorporated by reference).

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.8   Employment Agreement by and between Dunn Computer Corporation and Thomas P. Dunne (Filed as Exhibit 99.2
             to Dunn Computer Corporation's Registration Statement on Form SB-2, Amendment 2, dated April 4, 1997
             (File No. 333-19635) and hereby incorporated by reference).

      10.9   Deed of Lease, dated October 31, 1994, between C&T Partnership and Dunn Computer Corporation and addendums thereto (Filed as Exhibit 10.9 to Dunn Computer Corporation's Form 10-KSB, dated January 30 ,
             1998 (File No. 0-22263) and hereby incorporated by reference).

      10.10  Deed of Lease, dated February 7, 1997, between APA Properties No. 6 L.P. and STMS, Inc. and First
             Amendment thereto, dated July 23, 1997 (Filed as Exhibit 10.10 to Dunn Computer Corporation's Form
             10-KSB, dated January 30, 1998 (File No. 0-22263) and hereby incorporated by reference).

      10.11  1997 Stock Option Plan (Filed as Exhibit 10.11 to Dunn Computer Corporation's Form 10-KSB, dated January
             30, 1998 (File No. 0-22263) and hereby incorporated by reference).

     *10.12  General Service Administration Schedule for International Data Products, Corp.

     *10.13  Agreement, dated May 5, 1997, by and between International Data Products, Corp. and the U.S. Air Force,
             the Desktop V Contract.

     *10.14  Agreement, dated September 15, 1995, by and between International Data Products, Corp. and FEDSIM.

     *10.15  Agreement, dated January 6, 1998, by and between International Data Products, Corp. and the Department
             of the Navy.

     *10.16  Deed of Lease, dated January 31, 1995, between Northtech Business Park and International Data Products,
             Corp. and addendums thereto.

     *10.17  Deed of Lease, dated July 15, 1994, between Puerto Rico Industrial Development Company and Puerto Rico
             Industrial Manufacturing Operations, Corp. and addendums thereto.

     *10.18  Agreement, dated July 11, 1995, by and between International Data Products, Corp. and the Social
             Security Administration.

     *10.19  Supply Agreement, dated September 23, 1997, by and between International Data Products, Corp. and Intel
             Corporation.

     *10.20  Supply Agreement, dated November 1, 1997, by and between International Data Products, Corp. and
             Microsoft Corporation.

     *10.21  Supply Agreement, dated August 7, 1996, by and between International Data Products, Corp. and Tech Data
             Corporation.

     *10.22  Supply Agreement, dated January 14, 1998, by and between International Data Products, Corp. and Clevo
             Corporation.

     *10.23  Employment Agreement by and between the Company and D. Oscar Fuster.

     *10.24  Employment Agreement by and between the Company and George D. Fuster.

     *21.1   List of Subsidiaries.

      23.1   Consents of Ernst & Young LLP, Independent Auditors.

      23.2   Consent of KPMG Peat Marwick LLP, Independent Auditors.

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      23.3   Consent of Davis, Sita & Company, P.A., Independent Auditors

     *23.4   Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

      24.1   Power of Attorney (set forth on page II-8 of this Registration Statement).

     *27.1   Financial Data Schedule.

------------------------

*   To be filed by amendment.

    (b) Financial Statement Schedule.

       Schedule II - Valuation and Account Reserve.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned hereby undertakes that:

        (i) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4) or 497(h), under the Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.

        (ii) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF STERLING, COMMONWEALTH OF
VIRGINIA ON MARCH   , 1998.

                                DUNN COMPUTER CORPORATION

                                BY:             /S/ THOMAS P. DUNNE
                                     -----------------------------------------
                                                  Thomas P. Dunne
                                                     PRESIDENT

    KNOW ALL MEN BY THESE PRESENTS, that each of the directors and officers of the Company whose signatures are set forth below hereby (1) constitute and appoints Thomas P. Dunne and John D. Vazzana, jointly and severally, as his or her agent and attorney-in-fact with full power of substitution and resubstitution to (a) sign and file on his or her behalf and in his or her name, place and stead in any and all capabilities any and all (i) amendments, including post-effective amendments, in this Registration Statement and any and all exhibits thereto, (ii) any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and (iii) other documents to be filed with the Securities and Exchange Commission with respect to the securities covered by this Registration Statement and (b) do and perform any and all other lawful acts and deeds whatsoever that may be necessary or required in the premises and (2) ratifies and approves any and all lawful actions that may be taken pursuant hereto by either or both of the above-named agents and attorneys-in-fact or their substitutes.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                                        CAPACITY IN
          SIGNATURE                    WHICH SIGNED                 DATE
------------------------------  ---------------------------  -------------------

                                Chairman, Chief Executive
     /s/ THOMAS P. DUNNE          Officer and President
------------------------------    (Principal Executive         March 10, 1998
       Thomas P. Dunne            Officer)

                                Executive Vice President,
     /s/ JOHN D. VAZZANA          Chief Financial Officer
------------------------------    and Director (Principal      March 10, 1998
       John D. Vazzana            Financial and Accounting
                                  Officer)

     /s/ CLAUDIA N. DUNNE       Vice President and Director
------------------------------                                 March 10, 1998
       Claudia N. Dunne

  /s/ VADM E. A. BURKHALTER,    Director
       JR., USN (RET.)
------------------------------                                 March 10, 1998
 VADM E. A. Burkhalter, Jr.,
          USN (Ret.)

      /s/ DANIEL SINNOTT        Director
------------------------------                                 March 10, 1998
        Daniel Sinnott